Exhibit 10.19

NET LEASE AGREEMENT (OFFICE)
2900 Kilgore Road
Rancho Cordova, California
between
Panattoni-Catlin Venture XXVI,
a California general partnership
and
Endosonics Corporation,
a Delaware corporation
January 10, 1996

See also 1st Amendment dated 4/30/97

2nd Amendment dated 5/8/97

3rd Amendment dated 8/23/99

4th Amendment dated 10/11/2000

& Lease Assumption Agent dated 7/5/2001

Section	Description	Page(s)
1.	PURCHASE TRANSACTION	3
2.	BUILDING IMPROVEMENTS	3
3.	PREMISES	6
4.	ACCEPTANCE OF PREMISES	6
5.	DEFINITIONS	6
6.	POSSESSION	7
7.	RENT	7
8.	SECURITY DEPOSIT	8
9.	OPERATING EXPENSES	9
10.	TAXES	11
11.	UTILITIES	12
12.	USE	13
13.	COMPLIANCE WITH THE LAW	13
14.	ALTERATIONS AND ADDITIONS	15
15.	REPAIRS AND MAINTENANCE	15
16.	WASTE	17
17.	LIENS	17
18.	ASSIGNMENT AND SUBLETTING	17
19.	INDEMNITY	19
20.	DAMAGE TO PREMISES OR BUILDING	19
21.	TENANT’S INSURANCE /WAIVER OF SUBROGATION	19
22.	WAIVER	22
23.	ENTRY BY LANDLORD	22
24.	CASUALTY DAMAGE	23
25.	CONDEMNATION	24
26.	TENANT’S DEFAULT	25
27.	REMEDIES FOR TENANT’S DEFAULT	26
28.	SURRENDER OF PREMISES	27
29.	DEFAULT BY LANDLORD	28
30.	PARKING	28
31.	ESTOPPEL CERTIFICATE	28
32.	SALE OF PREMISES	29
33.	SUBORDINATION, ATTORNMENT	29
34.	AUTHORITY OF PARTIES	29
35.	BROKER	30
36.	HOLDING OVER	30
37.	RULES AND REGULATIONS	30
38.	FIRST AND FINAL RIGHT OF REFUSAL / OPTION TO EXPAND	30
39.	OPTION TO EXTEND	32
40.	OPTION TO PURCHASE	34
41.	TERMINATION RIGHTS	34
42.	CONTEMPLATED EXPANSION	35
43.	NOTICES	35
44.	GENERAL PROVISIONS	35

- i -

NET LEASE AGREEMENT (OFFICE)
2900 Kilgore Road
Rancho Cordova, California
Basic Lease Information

Defined Terms:	Information:
Lease Date:	January 10, 1996

Landlord:	Panattoni-Catlin Venture XXVI, a California general partnership 3620 Fair Oaks Boulevard, Suite 150 Sacramento, California 95864

Tenant:	Endosonics Corporation 6616 Owens Drive Pleasanton, California 94588

Premises:	The Premises referred to in this Lease are located at 2900 Kilgore Road, Rancho Cordova, California (“Building”), and consists of approximately 43,000 rentable square feet (43,000 usable square feet) as shown in Exhibit A, which is 58.90% (“Tenant’s Proportionate Share”) of the rentable square feet of the Building. The Building referred to in this Lease consists of approximately 73,000 rentable square feet and 73,000 usable square feet. The rentable and usable square footage set forth herein is subject to adjustment pursuant to Section 2g.

Term:	The term shall be ten (10) years from the Commencement Date (as hereinafter defined) .

Base Rent:	Thirty Six Thousand Five Hundred Ninety Three and No/100ths Dollars ($36,593.00) per month based on forty three thousand (43,000) rentable square feet at $.851 per square foot per month payable in advance on the first day of each month, subject to adjustment pursuant to Section 7 and until increased as provided in Section 7 hereof.

Use:	General office use, research, development and light manufacturing of medical equipment and any other lawful permitted use with Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed.

Security Deposit:	Tenant shall deliver to Landlord the amount of Ten Thousand and No/100ths Dollars ($10,000.00) on the Lease Date, and an additional Ten Thousand and No/100ths Dollars ($10,000.00) on the date that is thirty (30) days following the Lease Date, for a total Security Deposit of Twenty Thousand and No/100ths Dollars ($20,000.00)

Broker for Tenant:	Cornish & Carey Commercial 1601 Response Road, Suite 140 Sacramento, California 95815

Broker for Landlord:	Cornish & Carey Commercial 1601 Response Road, Suite 140 Sacramento, California 95815

NET LEASE AGREEMENT
(OFFICE)
     This Lease is made and entered into by the Landlord and Tenant referred to in the Basic Lease Information. The Basic Lease Information attached to this Lease as page 1 is hereby incorporated Into this Lease by this reference.
     1. PURCHASE TRANSACTION: [INTENTIONALLY DELETED]
     2. BUILDING IMPROVEMENTS:
          a. Preliminary Plans: Within ten (10) days following the Lease Date, Landlord shall prepare and deliver to Tenant draft preliminary plans and specifications (“Preliminary Plans”) setting forth the description of (i) the shell of the Building, (ii) the materials to be used in the construction of the Building, (iii) the electrical, mechanical and HVAC systems to be used within the Building, (iv) a general landscaping plan for the Project, and (v) the space plan of the Premises and the improvements to be constructed therein. The improvements described in subsection (v) are referred to as the “Tenant Improvements.” Attached hereto as Exhibit B are specifications and standards (“Building Specifications”) which shall be more particularly set forth in the Preliminary Plans. Tenant shall approve or disapprove of the Preliminary Plans within ten (10) days following Tenant’s receipt of such documents by providing Landlord with written notice (“Objection Notice”) of such determination within such time period. The failure of Tenant to provide such notice shall be deemed Tenant’s approval of the Preliminary Plans. In the event that Tenant disapproves of the Preliminary Plans as provided herein, Landlord and Tenant shall use their good faith efforts and due diligence to resolve the matters set forth in the Objection Notice to the reasonable satisfaction of Landlord and Tenant; provided, however, if Landlord and Tenant have not resolved such matters within twenty (20) days following Landlord’s receipt of the Objection Notice, such disputed matter shall be submitted to an engineer or architect, reasonably acceptable to Landlord and Tenant, who shall render a determination of such matter within five (5) days following such appointment, which determination shall be binding upon Landlord and Tenant. Notwithstanding the foregoing, to the extent that Tenant requests any modifications to the Tenant Improvements, which modifications result in an increase in the cost to construct and/or install the Tenant Improvements, such increase expense shall be the responsibility of Tenant and Tenant shall have the right to elect, in writing, delivered to Landlord, to (i) have Landlord offset such excess expense against the Allowance (as hereinafter defined), (ii) pay such excess directly to Landlord, which amount shall be due prior to the commencement of construction of the Tenant Improvements, or (iii) amortize such excess cost over the Term, at a rate of nine percent (9.00%) per annum, and pay such amount on a monetary basis concurrent with the payment of Base Rent. If Tenant fails to make such election prior to the commencement of construction of the Tenant Improvements, Tenant shall be deemed to have elected Subsection (i) above. Upon Landlord and Tenant reaching agreement upon the Preliminary Plans, such document shall be referred to as the “Approved Preliminary Plans.”
          b. Final Plans: Within sixty (60) days following the Lease Date, Landlord shall prepare and deliver to Tenant final plans and specifications (“Final Plans”) substantially in conformity with the Approved Preliminary Plans. Within ten (10) days after delivery of the Final Plans, Tenant shall give written notice of any changes necessary to bring the Final Plans into substantial conformity with the Approved Preliminary Plans; Tenant shall not object to any logical refinement of the Approved Preliminary Plans or any change necessitated by applicable governmental laws or regulations. Failure of Tenant to deliver to Landlord written notice of such changes within the ten (10) day period shall be deemed approval of the Final Plans. Upon approval of the Final Plans, both parties shall endorse their approval on the Final Plans as may be necessary for filing such documents with the appropriate governmental entity for approval, which shall be the responsibility of Landlord. Upon obtaining the appropriate approvals of the Final Plan from the applicable governmental entity, such document shall be referred to as the “Approved Final Plans.”
          c. Construction: Promptly upon obtaining the Approved Final Plans, Landlord shall commence construction of the building shell and improvements described therein, including the Tenant Improvements, which are collectively referred to as the “Building Improvements,” and diligently prosecute such construction to completion. Landlord shall hire Voit Construction (DeWeese Construction), and/or any other contractor reasonably acceptable to Tenant, to act as the general contractor to construct the Building Improvements. Landlord, using Landlord’s good faith efforts and due diligence, shall cause the Premises to be Ready for Occupancy (as hereinafter defined), excepting Punch List Items (as hereinafter defined), on or before the expiration of two hundred one (201) days following the Lease Date (“Completion Deadline”), provided that Landlord shall use its reasonable efforts to cause the Premises, to be Ready for Occupancy by June 10, 1996.
          d. Completion and Delivery: The Premises shall be ready for occupancy (“Ready for Occupancy”) when (i) construction of the Building Improvements is substantially completed in accordance with the Approved Final Plans, (ii) Landlord has obtained for the Premises any permits (temporary or final) that are legally required for Tenant’s occupancy, but not the operation of Tenant’s business, (iii) any and all parking areas to be constructed by Landlord, as set forth in the Approved Final Plans, relating to the Premises have been completed, (iv) any and all landscaping, sidewalks and other outdoor common area improvements in the Approved Final Plans have been completed, (v) any Tenant identification signs (monument or otherwise) described in the Approved Final Plans to be constructed by Landlord for Tenant have been completed, (vi) any all utility hook-ups necessary for the use of the Building are in place and are fully operational, and (vii) Tenant shall have received a fully executed and notarized nondisturbance and attornment agreement, in a form reasonably satisfactory to Tenant, from any lender of Landlord then having a lien on the Premises. Landlord shall deliver to Tenant a written statement certifying (a) that the Premises are Ready for Occupancy; and (b) the date of such completion. Landlord shall use its good faith efforts to give Tenant thirty (30) days prior written notice (“Pre-Occupancy Notice”) of the date when the Premises will be Ready for Occupancy.
          e. Early Entry: Tenant may, following its receipt of the Pre-Occupancy Notice, at Tenant’s sole risk, enter the Premises and install trade fixtures, equipment and other tenant improvements in the Premises; provided, however, that (i) Tenant’s early entry shall not unreasonably interfere with construction of the Building Improvements; (ii) all provisions of this Lease, excepting Sections 7, 9, 10 and 11, shall apply during such entrance; and (iii) Tenant shall pay utility charges reasonably allocated by Landlord to Tenant, based on Landlord’s reasonable estimate of Tenant’s use thereof arising from such pre-Commencement Date activities.
          f. Completion Deadline: In the event that Landlord has not caused the Premises to be Ready for Occupancy on or before the Completion Deadline, this Lease shall remain effective and in addition to any Rent free possession of the Premises provided in Section 7, the following shall apply:
               (1) If the Premises becomes Ready for Occupancy during the first seven (7) days following the Completion Deadline, Tenant shall accrue one (1) day Rent free possession of the Premises for every day that the Premises is not Ready for Occupancy following the Completion Deadline, or

               (2) If the Premises becomes Ready for Occupancy at any time between the eighth (8th) and twenty-first (21st) day following the Completion Deadline, Tenant shall accrue two (2) days Rent free possession of the Premises for every day that the Premises is not Ready for Occupancy following the Completion Deadline through the twenty-first (21st) day following the Completion Deadline, or
               (3) If the Premises becomes Ready for Occupancy at anytime after the twenty-first (2lst) day following the Completion Deadline, Tenant shall accrue three (3) days Rent free possession of the Premises for every day that the Premises is not Ready for Occupancy following the Completion Deadline.
     In the event that the Premises is not Ready for Occupancy within one hundred twenty (120) days following the Completion Deadline, for a period of ten (10) days thereafter, Tenant shall have the right to terminate this Lease by providing Landlord with written notice of such election, in which case this Lease shall terminate, and the parties shall have no further obligations hereunder, except (i) for those obligations of Landlord and Tenant hereunder which expressly survive the expiration or early termination of this Lease; (ii) that Landlord shall return to Tenant at the time such notice is received or given by Landlord, the Security Deposit (subject to Section 8), any prepaid Rent or other amounts prepaid by Tenant to Landlord hereunder; and (iii) Landlord shall promptly reimburse Tenant any amount of the Allowance to which Tenant is entitled pursuant to Section 2(h) which has not already been paid to Tenant by Landlord. The failure of Tenant to deliver such notice within such time period shall be deemed a waiver of such right to terminate. The Completion Deadline shall be automatically extended for any delays beyond the reasonable control of Landlord, such as acts of God, fire, earthquake, acts of a public enemy, riot, insurrection, unavailability of materials, governmental restrictions on the sale of materials or supplies or on the transportation of such materials or supplies, strike directly affecting construction or transportation of materials or supplies, shortages of materials or labor resulting from government controls, or weather conditions (collectively, “Force Majeure Event”). Landlord shall provide Tenant with written notice of the occurrence of any Force Majeure Event, which notice specifies the action or inaction which Landlord contends constitutes such Force Majeure Event. If Tenant has not objected to such Force Majeure Event, in writing, within five (5) business days following Tenant’s receipt of such written notice from Landlord, the Force Majeure Event, as set forth in such notice, shall be deemed to have occurred. If Tenant objects to such Force Majeure Event, and such objection is not resolved within ten (10) days following Landlord’s receipt of such objection, the disputed matter shall be submitted to binding arbitration in accordance with the commercial rules of the American Arbitration Association (“Arbitration”).
          g. Measurement of Premises and Building: Within fifteen (15) days following the Premises becoming Ready for Occupancy, Landlord shall cause the Premises and the Building to be measured by Landlord’s engineer, or a third party engineer reasonably acceptable to Landlord and Tenant, to determine the Usable Area (as hereinafter defined) thereof, which determination shall be binding upon Landlord and Tenant. In the event that the Usable Area of the Premises and/or Building is different than that set forth in the Basic Lease Information, Landlord and Tenant shall execute a written amendment to modify the Usable Area and Rentable Area of the Premises and/or the Building, as applicable, and Tenant’s Proportionate Share. Landlord anticipates, but is not certain, that there will not be Building Common Areas (as hereinafter defined) within the Building, resulting in no difference between the Rentable Area and Usable Area (as such terms are hereinafter defined) for the Premises.
          h. Allowance: Landlord shall provide Tenant with a tenant improvement allowance (“Allowance”) in the amount of forty Six Thousand Five Hundred and No/100ths Dollars ($46,500.00)

which may be used by Tenant, as deemed appropriate by Tenant to pay any expenses incurred by Tenant as a result of entering into this Lease; provided, however, in the event that this Lease terminates prior to the Commencement Date, if such termination is a result of (i) a default by Tenant or Tenant has elected to terminate this Lease in accordance with its expressed rights set forth herein, Tenant shall immediately reimburse Landlord for the portion of the Allowance, if any, which has been released to Tenant, or (ii) a default by Landlord or Landlord has elected to terminate this Lease in accordance with its expressed rights set forth herein, Tenant shall be entitled to retain the Allowance distributed to Tenant as of the date of such termination. Payments of the Allowance shall be made by Landlord any time after the Lease Date within ten (10) business days following Landlord’s receipt of satisfactory evidence from Tenant of such expenses; provided that Landlord shall have no obligation for such payment if Tenant is in default hereunder.
          i. Construction: As of the Commencement Date, Landlord represents and warrants that the Building, Premises, Building Common Areas and Project Common Areas, to the extent that such were constructed by or caused to be constructed by Landlord, are in compliance with all applicable laws, statutes and ordinances, which includes ADA (as hereinafter defined), and shall be in good working order and repair.
     3. PREMISES: This Lease shall be effective as of the date of execution hereof by Landlord and Tenant. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord upon the terms and conditions contained herein the Premises.
     4. ACCEPTANCE OF PREMISES: Subject to Section 2(i) and excepting Punch List Items (as hereinafter-defined), if any, Tenant’s taking possession of the Premises shall constitute Tenant’s acknowledgment that the Premises are in good condition and that the Building Improvements are constructed in accordance with the provisions of this Lease and that Tenant agrees to accept the same in its condition existing as of the date of such entry and subject to all applicable municipal, county, state and federal statutes, laws, ordinances, including zoning ordinances, and regulations governing and relating to the use, occupancy or possession of the Premises, excepting latent defects. Within thirty (30) days after the Tenant takes possession of the Premises, Tenant shall deliver to Landlord a list of items (“Punch List Items”) that Tenant reasonably deems that Landlord complete or correct in order for the Premises to be reasonably acceptable. Following Landlord’s receipt of the Punch List Items, Landlord shall complete and/or correct such items set forth on the Punch List Items using its good faith efforts and due diligence within thirty (30) days following Landlord’s receipt of such document. If Tenant does not deliver the Punch List Items to Landlord within such time period, Tenant shall be deemed to have accepted the condition of the Premises. Landlord shall use its reasonable efforts to not unreasonably interfere with Tenant’s use of the Premises as a result of such repair work.
     5. DEFINITIONS:
          a. “Building” shall refer to the entire structure in which the Premises are located, the term “Lot” shall refer to the Assessor’s tax parcel on which the Building is situated, and the term “Project” shall refer to the project as shown on Exhibit A. This Lease confers no rights either with regard to the subsurface of the land below the ground level of the Building or with regard to airspace above the roof of the Building.
          b. “Building Common Areas” shall mean the areas on individual floors devoted to corridors, fire vestibules, lobbies, electric and telephone closets, rest rooms, mechanical rooms, janitor closets and other similar facilities for the benefit of all lessees public lobbies, loading docks, and other similar facilities for the benefit of all lessees, but excluding public stairs, pipe shafts, and the enclosing walls thereof.

          c. “Project Common Areas” shall refer to all areas and facilities outside the Premises and within the Project that are provided and designated by Landlord from time to time for the general nonexclusive use of Landlord, Tenant, and of other lessees in the Project and their respective employees, suppliers, shippers, customers, and invitees. Landlord hereby grants to Tenant, during the term of this Lease, the nonexclusive right to use, in common with others entitled to such use, the Project Common Areas as they exist from time to time, subject to any rules, regulations, and restrictions governing the use of the Project as from time to time made or amended by Landlord. Provided that Landlord, using its reasonable efforts does not unreasonably interfere with Tenant’s use of the Premises, Landlord reserves the right at any time and from time to time, to: (i) make alterations in or additions to the Project and to the Project Common Areas; and (ii) temporarily close any of the Project Common Areas for maintenance purposes.
          d. “Rentable Area” shall mean:
               (1) as to a floor leased entirely by Tenant, all areas within outside permanent Building walls, measured to the inside surface of the dominant portion of the permanent outer Building walls, including restroom, janitorial, telephone and electrical closets, mechanical areas, excluding any major vertical penetrations of the floor, balconies, arcades and covered entrances, plus Tenant’s pro rata share of Building Common Areas.
               (2) as to a floor only a portion of which is leased by Tenant, the aggregate of the Usable Area of the portion of that floor occupied by Tenant, plus Tenant’s pro rata share of Building Common Areas on the floor leased in part by Tenant and Tenant’s pro rata share of Building Common Areas.
          e. “Usable Area” shall mean all floor area in the Tenant’s space, measured from the inside surface of the interior walls of the Premises, but excluding any balconies, arcades and covered entrances.
     6. POSSESSION: Subject to and upon the terms and conditions set forth herein, the Term shall be for the period specified in the Base Lease Information, commencing upon the date on which the Premises is Ready for Occupancy (“Commencement Date”). Within thirty (30) days after the Commencement Date, Landlord and Tenant shall execute an amendment to this Lease, setting forth the Commencement Date and the expiration date of the Term.
     7. RENT:
          a. Tenant agrees to pay Landlord, without prior notice, demand, deduction or offset, a Base Rent in the amount set forth in the Basic Lease Information as adjusted from time to time in the manner set forth in this Section. In addition to the Base Rent, for the purpose of this Lease, “Rent” also includes Tenant’s Proportionate Share of Operating Expenses, Taxes, and Utilities, and any other amounts owing from Tenant to Landlord pursuant to the terms of this Lease. The Rent shall be payable in advance on or before the first day of each month throughout the term of the Lease, except that if Tenant exercises Tenant’s option to eliminate any “free” Base Rent only, the first month’s Base Rent shall be paid upon the execution of this Lease; otherwise, the first payment of Base Rent due hereunder shall be paid on the first day of the first month in which Base Rent is actually due. Base Rent for any period during the term hereof which is for less than one month shall be a prorated portion of the monthly installment based upon a 30-day month.

          b. The Base Rent shall be increased during the Term of this Lease as follows:

Months During Term
(From Commencement Date)	Base Rent
01 through 06	Free

07 through 18	$36,593.00 ($.851 per rentable square foot)

19 through 50	$39,603.00 ($.921 per rentable square foot)

51 through 90	$41,237.00 ($.959 per rentable square foot)

91 through 120	$43,774.00 ($1.018 per rentable square foot)
     Notwithstanding the foregoing Base Rent schedule, prior to the Commencement Date, or at any time within the “free” Base Rent period, Tenant shall have the right to elect, by providing Landlord with written notice, to eliminate the “free” Base Rent for the first six (6) months of the Term (or the remaining portion of the “free” Base Rent Period), in which case the Base Rent for the first (1st) month through the eighteenth (18th) month of the Term shall be the amount of Twenty Three Thousand Eight Hundred Twenty Seven and No/100ths Dollars ($23,827.00) (or, if such election is made during such “free” Base Rent period, an appropriately prorated portion of such “free” Base Rent). Additionally, Tenant shall be entitled to credit against Base Rent owing in the seventh (7th) month following the Commencement Date, one-half (1/2) of the Security Deposit, and the remaining one-half (1/2) of the Security Deposit during the eighth (8th) month following the Commencement Date, following which Tenant’s Security Deposit shall be equal to zero.
     8. SECURITY DEPOSIT: Tenant shall deposit the Security Deposit with Landlord at the times and in the amounts specified in the Basic Lease Information, as security for the full and faithful performance by Tenant of the provisions of this Lease. If Tenant is in default, beyond any applicable cure period, Landlord may use the Security Deposit, or any portion of it, to cure the default or to compensate Landlord for all damages which Landlord may suffer by reason of Tenant’s default. Tenant shall immediately on demand pay to Landlord a sum equal to the portion of the Security Deposit expended or applied by Landlord as provided in this Section so as to maintain the Security Deposit in the sum specified. Tenant’s failure to forthwith remit to Landlord an amount in cash sufficient to restore the Security Deposit to the original sum deposited within thirty (30) days after receipt of such demand from Landlord shall constitute an event of default under the terms of this Lease. Within thirty (30) days after the expiration or termination of this Lease, Landlord shall return the Security Deposit to Tenant, less such amounts as are reasonably necessary to remedy Tenant’s default, to repair damages to the Premises caused by Tenant, or to clean the Premises upon such termination, as soon as practicable thereafter. Landlord’s obligations with respect to the Security Deposit are those of a debtor and not a trustee. Landlord may maintain the Security Deposit with Landlord’s general and other funds. Landlord shall not be required to pay Tenant interest on the Security Deposit. Tenant shall not mortgage, assign, transfer or encumber the Security Deposit without the prior written consent of Landlord. If Landlord sells its interest in the Premises, Landlord may deliver the Security Deposit to the purchaser of Landlord’s interest and thereupon be relieved of any further liability or obligation with respect to the Security Deposit.

     9. OPERATING EXPENSES:
          a. As additional Rent, Tenant shall pay Tenant’s Proportionate Share of all Operating Expenses. The term “Operating Expenses” means the total amounts paid or payable by Landlord or others on behalf of Landlord during the Term in connection with the ownership, maintenance, repair, and operation of the Premises, the Building and the Project in a quality, first class condition, and includes, but is not limited to, the amount paid for all hot and cold water; the amount paid for Project lighting; the amount paid for utilities and not paid separately by tenants in the Building; the amount paid for all labor and/or wages and other employment related payments, including cost to Landlord of workmen’s compensation and disability insurance, payroll taxes, welfare, and fringe benefits made to janitors, employees, building managers, contractors, and subcontractors of the Landlord involved in the operation, maintenance and repair of the Building to the extent such persons were involved in such activities; the cost of maintenance and repair (but not replacement) of the roof, landscaping, sidewalks, driveways, parking lots, fences and other exterior Project Common Areas and interior Building Common Areas; the amount paid for maintaining and repairing plumbing, alarm and security systems, heating, air conditioning and ventilation systems, including the cost of preventative maintenance contracts; modifications to the Building occasioned by any rules, regulations, or laws effective subsequent to the Commencement Date (subject to the limitations set forth in Section 9d); permits, licenses, and certificates necessary to operate and manage the Building; managerial fees (not to exceed three and one-half percent (3.5%) of the amount of Base Rent) and, as allowed by Section 9d below, managerial, administrative, and telephone expenses related to the Building; the total charges of any independent contractors employed in the care and operation, maintenance, cleaning, and repair of the Building and the Project landscaping; the amount paid for all supplies, tools, equipment, and necessities which are occasioned by everyday wear and tear; the costs of window and exterior wall cleaning; inspection and consulting services; the amount paid for premiums for all insurance obtained by Landlord or required by Landlord’s mortgagees (provided that in no event shall Tenant be required to pay any portion of annual earthquake insurance premiums in excess of $.03 per $100.00 of replacement cost); any expenses which are designated as capital expenditures by generally accepted accounting procedures (“GAAP”), provided that if such expenditure is (i) less than Two Thousand and No/l00ths Dollars ($2,000.00), such amount shall be included in Operating Expenses for the year such expense is incurred or (ii) more than Two Thousand and No/l00ths Dollars ($2,000.00), such amount shall be amortized over the useful life, as determined by GAAP, of such capital expenditure, and such amortization shall be included in Operating Expenses for each year of such useful life falling within the Term of the Lease (to the extent that the useful life of a capital expenditure exceeds the expiration of the Term, Tenant shall have no obligation to pay Landlord such amount following such expiration); and, subject to Section 9d below, compliance with applicable, laws, statutes and ordinances effecting the Project. Landlord, or an affiliate of Landlord, may act as the manager of the Building provided that the cost of such service is competitive with comparable services rendered by third party management companies. Unless otherwise set forth in this Lease, the listing of Operating Expense items shall not create an obligation on Landlord to provide such corresponding services.
          b. In determining the amount of Operating Expenses for any year, if during any period within such year less than ninety-five percent (95%) of the Project’s Rentable Area shall have been occupied by tenants, then with respect to such period, the Operating Expenses shall be proportionately increased to an amount equal to the Operating Expenses that would have been incurred had the occupancy of the Building been ninety-five percent (95%) throughout such portion of the year.

          c. Tenant acknowledges that Landlord shall have no obligation whatsoever to provide guard service or other security measures for the benefit of the Premises or Project. Should Landlord elect to provide security protection for the Project, the cost of guards and other protection services shall be included within the definition of Operating Expenses.
          d. Operating Expenses shall not, however, include interest on debt, capital retirement of debt, depreciation; subject to Section 9a, expenses properly chargeable to capital account, except for capital expenditures as required by applicable laws, statutes and ordinances, the compliance with which is not required as of the Lease Date, expenses directly chargeable by the Landlord to any tenant or tenants; legal fees, brokerage commissions, advertising costs and other related expenses incurred in connection with the leasing of the Building; repairs, alterations, additions, improvements, or replacements made to correct any defect in design, materials or workmanship of the Building or Property constructed by Landlord, its agents or contractors or to comply with any existing requirements of any governmental authority in effect as of the Commencement Date; damage and repairs attributable to condemnation, fire, flood or earthquake; damage and repairs covered under any warranty or insurance policy, to the extent Landlord receives such funds, carried by Landlord in connection with the Building or Property; damage and repairs necessitated by the gross negligence or willful misconduct of Landlord, its employees, contractors, or agents; executive salaries of Landlord; salaries of service personnel to the extent that such service personnel performs services not connected with the management, operation, repair or maintenance of the Building or Project Common Areas; Landlord’s general overhead expenses not related to the Building; payments of principal or interest on any mortgage or other encumbrance including ground lease payments and points, commissions and legal fees associated with financing; legal fees, accountant fees and other expenses incurred in connection with disputes with third parties, Tenant or any other tenants or occupants of the Building or associated with the enforcement of any leases; provided that if such action (i) confers a general benefit on all tenants of the Project, (ii) are not recovered by Landlord from the opposing party, (iii) Landlord has acted prudently and used sound business judgment in pursuing such opposing party, and (iv) Landlord has obtained the prior consent of Tenant, which consent shall not be unreasonably withheld, such expenses shall be included within Operating Expenses; costs (including permit, license and inspection fees) incurred in renovating or otherwise improving, decorating, painting or altering space for other occupants or vacant space in the Building; costs incurred due to violation by Landlord of the terms and conditions of the Lease; charitable or political contributions; any costs or expenses related to the testing for, removal, remediation, transportation or storage of Hazardous Materials from the Premises, Building or Project, except with respect to Hazardous Materials released or disposed upon the surface of the Project (as opposed to migrating subsurface Hazardous Materials) by third parties, other than Landlord, Landlord’s Parties (as hereinafter defined), or any other tenant of the Project, during the Term of this Lease (provided that nothing herein shall be deemed to, in any way, modify, limit or terminate Tenant’s obligations pursuant to Section 13); interests, penalties or other costs arising out of Landlord’s failure to make timely payments of its obligations; and costs incurred in advertising and promotional activities for the Building. Landlord shall not collect in excess of one hundred percent (100%) of Operating Expenses, or any item of cost more than once. Any Operating Expense charged to Landlord by any of its affiliates for goods or services provided to the Building shall not exceed the prevailing costs thereof that would be charged to Landlord by not affiliated parties.
          e. Tenant’s Proportionate Share of the Operating Expense shall be paid as follows: Landlord shall estimate from time to time, in good faith, the anticipated Operating Expenses, and shall compute Tenant’s Proportionate Share thereof. One-twelfth (1/12) of such amount due shall be paid by Tenant to

Landlord as additional Rent on the first day of each month. Landlord may revise the same from time to time, in good faith, and require Tenant to pay one-twelfth (1/12) of such revised annual amount as additional Rent hereunder as of the first of each month. Not later than March 1 of each calendar year, including the year following the year in which this Lease terminates, Landlord shall furnish to Tenant with a true and correct accounting of actual costs with respect to the items set forth above, and within thirty (30) days following Landlord’s delivery of such accounting, Tenant shall pay to Landlord the amount of any underpayment. Notwithstanding the failure by Landlord to timely provide such accounting by such date, such failure shall not constitute a waiver by Landlord of its right to collect Tenant’s share of any underpayment. Landlord shall credit the amount of any overpayment of Tenant toward the next estimated monthly installment(s) falling due, or where the term of the Lease has expired, promptly refund the amount of overpayment to Tenant within thirty (30) days’ following the termination of this Lease.
          f. Notwithstanding any other provision of this Lease to the contrary, in no event shall Tenant’s Proportionate Share of Operating Expenses and Taxes for the first six (6) months following the Commencement Date exceed Four Thousand Two Hundred Eighty and No/l00ths Dollars ($4,280.00) per month. During such six (6) month period, Tenant shall remain responsible for the Tenant’s Proportionate Share of the Utilities (as hereinafter defined).
          g. Provided that Tenant is not in default under the provisions of this Lease, Tenant shall have the right after reasonable written notice and at reasonable times to inspect Landlord’s accounting records at Landlord’s accounting office. If after such inspection any dispute arises as to the amount of any portion of the Operating Expenses owed by Tenant hereunder and Tenant and Landlord are unable to resolve such dispute within fifteen (15) days following the completion of Tenant’s inspection, an accountant, who shall be reasonably acceptable to Tenant and Landlord, shall prepare a certificate as to the proper amount of the expenditure, which certification shall be final and conclusive. Tenant agrees to pay the cost of such certification unless it is determined that Landlord’s original statement overstated Operating Expense by more than five percent (5.00%), in which case Landlord shall pay for such audit.
     10. TAXES:
          a. Tenant shall pay as additional Rent, Tenant’s Proportionate Share of all Taxes. The term “Taxes” shall include all real property taxes, bonds and assessments levied against the Project and the various estates therein and the underlying land, all taxes, assessments and reassessments of every kind and nature whatsoever levied or assessed in lieu of or in substitution of any existing or additional real or personal property taxes and assessments on the Project, any increase in taxes or assessments resulting from a re-evaluation of the Project resulting from the sale, conveyance, assignment, ground lease or other transfer thereof, service payments in lieu of such taxes, excises, transit charges and fees, housing, park and child care assessments, development and other assessments, reassessments, levies, fees or charges, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind which are assessed, levied, charged, confirmed, or imposed by any public authority upon the Project, its operations or the Rent provided for in this Lease, or amounts necessary to be expended because of governmental orders, whether general or special, ordinary or extraordinary, unforeseen as well as foreseen, of any kind and nature for public improvements, services, benefits, or any other purposes which are assessed, levied, confirmed, imposed or become a lien upon the Premises, Building or Project or become payable during the Term. If at any time during the Term under the laws of the United States Government or the State of California, or any political subdivision thereof, a tax or excise on Rent herein reserved, or any other tax however described, is levied or assessed by any such political body against Landlord on account of such Rent, or a portion thereof, Tenant shall pay One Hundred Percent (100%) of any such tax or excise as additional Rent hereunder. Notwithstanding the foregoing, in no event shall Tenant’s Proportionate Share of Taxes during the Term increase, as a result of a sale or transfer resulting in a reassessment of the Project, by more than three percent (3.00%) per annum, on a cumulative basis, above Tenant’s Proportionate Share of Taxes for the first calendar year following the Commencement Date. For the purpose of determining Taxes for the first calendar year of the Term, the occupancy of the Rentable Area of the Building shall be adjusted to ninety-five percent (95.00%) (any vacant space shall be assumed to have Tenant Improvements equal to Twenty and No/l00ths Dollars ($20.00) per rentable square foot) throughout such calendar year. The following shall not constitute Taxes for the purposes of this Lease, and nothing contained herein shall be deemed to require Tenant to pay any of the following: (i) any franchise, succession or transfer taxes; (ii) interest on taxes or penalties resulting from Landlord’s failure to pay taxes; (iii) any taxes which are essentially payments to a governmental agency with the right to make improvements to the Building; (iv) any Taxes which are due and payable in installments but which Landlord has voluntarily prepaid (which does not include making such prepayment to satisfy conditions to obtain entitlements or approvals from a governmental entity) in advance of the time such amount is due, to the extent of such prepayment only; or (v) any Taxes which relate to excessive tenant improvements installed by Landlord for the benefit of other tenants of the Project (the term “excessive” shall mean tenant improvements in excess of Twenty Two and 50/100ths Dollars ($22.50) per rentable square foot, increased by four percent (4.00%) for every calendar year following calendar year 1996. To the best of Landlord’s actual current knowledge, the Project is not subject to any special assessment of Taxes not of record as of the Lease Date.
          b. Taxes shall be paid as follows: Landlord shall determine or estimate, from time to time, Tenant’s share of the Taxes. One-twelfth (1/12) of the amount due or estimated by Landlord to be due shall be paid by Tenant to Landlord on the first day of each month. As soon as reasonably possible after Landlord has received the tax bill for the year, Landlord shall furnish Tenant with a true and correct tax statement, and within thirty (30) days of Landlord’s delivery of such statement, Tenant shall pay to Landlord the amount of any underpayment. Notwithstanding the failure of Landlord to timely provide such statement by such date, such failure shall not constitute a waiver of Landlord of its right to collect Tenant’s share of any underpayment. Landlord shall credit the amount of any overpayment of Tenant toward the next estimated monthly installment (s) falling due or, where the term of the Lease has expired, promptly refund the amount of overpayment to Tenant.
          c. Tenant shall pay before delinquent all taxes assessed against and upon equipment, furniture, fixtures, and other personal property of Tenant. If any taxes on Tenant’s personal property are levied against Landlord or Landlord’s property, or if the assessed value of the Building and other improvements, is increased by the inclusion of a value placed on Tenant’s personal property, and if Landlord pays the taxes on any of these items, Tenant, on demand, shall immediately reimburse Landlord for the sum of the taxes levied against Landlord, or the proportion of the taxes resulting from the increase in Landlord’s assessment. Landlord shall have the right to pay these taxes regardless of the validity of the levy.
     11. UTILITIES:
          a. Tenant shall be solely responsible for paying the cost of all utilities, including, but not limited to, sewer use and connection fees, water, gas, electricity, telephone, and other utilities (the “Utilities”) provided to the Premises and billed or metered separately to Tenant. Landlord shall have the right to separately meter, at the expense of Landlord, the Premises, in which case, to the extent Utilities are separately metered to Tenant, such expense shall not be included in Operating Expenses. If the Utilities are not separately billed to Tenant, Tenant shall pay to Landlord within fifteen (15) days after receiving a bill from Landlord the Tenant’s Proportionate Share of the cost of Utilities. In determining Tenant’s Proportionate Share of the cost of Utilities attributable to Tenant’s use during any period of time, if during any period within such year less than ninety-five percent (95%) of the Project’s rentable area shall have been occupied by tenants, then with respect to such period, any portion of the Utilities which vary with the occupancy percentage of the Building and/or Project, if any, shall be proportionately increased to an amount equal to the Utilities that would have been incurred had the occupancy of the Building been ninety-five percent (95%) throughout such portion of the year. Extraordinary use of Utilities shall include, but not be limited to, use beyond normal business hours of 7:00 a.m. to 6:00 p.m., Monday through Friday; 7:00 a.m. to 12:00 on Saturdays, excluding any national holidays, and uses beyond those uses set forth in this Lease. Tenant shall have the right, upon reasonable advance written notice to Landlord, to request heating and air conditioning during other than normal business hours, and maintenance and cleaning services in addition to those set forth in this Lease. Tenant shall reimburse Landlord for the actual costs of any such after hour additional heating, air conditioning, maintenance and cleaning services within fifteen (15) days following Tenant’s receipt of written notice from Landlord.
          b. Failure by Landlord to furnish any Utilities, or any cessation thereof, which result from causes beyond the control of Landlord, shall not render Landlord liable in any respect for damages to either person or property, nor be construed as an eviction of Tenant, nor cause an abatement of rent, or relieve Tenant from fulfillment of any covenant or agreement hereof. If any of the machinery utilized in supplying services and Utilities breaks down, or ceases to function properly, Landlord shall use reasonable diligence to repair the same promptly. Tenant shall have no right to terminate this Lease, and shall have no claim for rebate of rent or damages on account of any interruptions in service or in Utilities occasioned thereby or resulting therefrom.
     12. USE: Tenant shall use the Premises for the uses set forth in the Basic Lease Information and shall not use the Premises for any other purposes. Tenant shall be solely responsible for obtaining any necessary governmental approvals of such use. Tenant warrants that it shall not make any use of the Premises which may cause contamination of the soil, the subsoil or groundwater. Tenant shall not do, bring, or keep anything in or about the Premises that will cause a cancellation of any insurance covering the Premises. If the rate of any insurance carried by Landlord is increased as a result of Tenant’s use, Tenant shall pay to Landlord within thirty (30) days before the date Landlord is obligated to pay a premium on the insurance, or within thirty (30) days after Landlord delivers to Tenant a certified statement from Landlord’s insurance carrier stating that the rate increase was caused solely by an activity of Tenant on the Premises as permitted in this Lease, whichever date is later, a sum equal to the difference between the original premium and the increased premium. Landlord reserves the right to prescribe the weight and position of all safes, fixtures and heavy installations that Tenant desires to place in the Premises so as to distribute properly the weight, or to require plans prepared by a qualified structural engineer for such heavy objects, which shall be prepared at Tenant’s sole cost and expense.
     13. COMPLIANCE WITH THE LAW: Neither, Tenant nor its agents, employees or contractors shall not use the Premises in any manner which will in any way conflict with any law, statute, zoning restriction, ordinance or governmental law or rule, regulation, or requirement of any duly constituted public authorities now in force or which may hereafter be enacted or promulgated including, but not limited to, any and all federal, state and local laws, ordinances, regulations, orders and directives pertaining to any substance defined as “hazardous wastes”, “hazardous substances”, “hazardous materials”, “toxic substances” or words to that affect, including but not limited to petroleum based products, under any applicable current or future federal or state laws or regulations (collectively, “Hazardous Materials”), or subject Landlord to any liability for injury to any person or property by reason of any business operation being conducted in or about the Premises. Following the Commencement Date, and subject to Section 2(i), Tenant shall, at its sole cost and expense, promptly comply with all laws, statutes, ordinances, and governmental rules, regulations, which includes, but is not limited to, the Americans with Disability Act (“ADA”) of 1990 (42 U.S.C. 12101 et. seq. ), and any amendment thereto or regulations promulgated thereunder, or requirements of any board or fire insurance underwriters or other similar bodies, now or hereafter constituted, relating to or affecting the condition, use, or occupancy of the Premises, to the extent such laws relate to Tenant’s particular use of the Premises (as opposed to general office use) or are implicated by Tenant’s making of Alterations. Otherwise, Landlord shall be responsible for the compliance with all applicable laws, statutes and ordinances affecting the Project which expense shall be within the definition of Operating Expenses, as more particularly described in Section 9 hereof. The final judgment of any court of competent jurisdiction or the admission of Tenant in any action against Tenant, whether Landlord be a party thereto or not, that Tenant has violated any law, statute, ordinance, or governmental rule, regulation, or requirement, shall be conclusive of that fact as between Landlord and Tenant.
     Neither Tenant, nor any assignee, sublessee or occupier of any portion of the Premises, shall permit the introduction, placement, use, generation, manufacture, storage, disposal or transportation in or around the Premises of any hazardous, poisonous or toxic substance, material or waste of any kind that may be hazardous to health and/or the environment, including, without limitation, substances from time to time identified as such by federal and/or state laws and regulations, without the prior written consent of Landlord; provided, however, Tenant shall be entitled to possess and maintain, in compliance with all applicable laws, statutes and ordinances, within the Premises reasonable amounts of such Hazardous Materials which are customarily used in connection with Tenant’s permissible use of the Premises as set forth in this Lease, and Tenant agrees to indemnify, defend and hold Landlord harmless from any and all costs incurred (whether by Landlord or otherwise) in cleaning, decontaminating or otherwise correcting the effects of any such introduction, placement, use, storage or disposal in or about the Premises, as well as all costs of complying with all applicable laws, rules, regulations or requirements applicable thereto, including payment of any fines or penalties levied on account thereof or arising therefrom, and the cost of discharging any lien on the Premises securing such cost of correction.
     Landlord shall not permit any of its employees, agents or contractors (collectively, “Landlord’s Parties”) to cause any Hazardous Materials to be used, generated, stored or disposed of, on or about the Premises, the Building or the Property.
     Landlord shall indemnify, defend by counsel acceptable to Tenant, protect and will hold Tenant and the Tenant Parties harmless from and against all liabilities, losses, costs and expenses, demands, causes of action, claims or judgments arising out of the presence of, use, generation, storage or disposal of Hazardous Materials at the Project (i) prior to the Lease Date, (ii) by Landlord or any of the Landlord’s Parties, or (iii) resulting from groundwater contamination from adjacent properties.
     To the extent that Landlord tests for, removes, remediates, transports and/or stores any Hazardous Materials released or disposed upon the surface of the Project (as opposed to migrating Subsurface Hazardous Materials) by third parties, other than

Landlord, Landlord’s Parties, or any other tenant of the Project, during the Term of this Lease, such expense shall be within the definition of Operating Expenses. The provisions of this Section 13 shall survive the expiration of this Lease.
     14. ALTERATIONS AND ADDITIONS: Tenant shall not make or suffer to be made any alterations, additions, or improvements (collectively, “Alterations”) to or of the Premises, or any part thereof, without first obtaining the written consent of Landlord, which shall not be unreasonably withheld. Any Alterations to the Premises, including, but not limited to, wall covering, paneling, and built-in cabinet work, but excepting movable furniture and trade fixtures, shall on the expiration of the Term become a part of the realty and belong to Landlord, and shall be surrendered with the Premises. However, Landlord can, at the time consent is requested by Tenant, require Tenant remove such Alterations that Tenant intends to make to the Premises. If Landlord so elects, Tenant, at its own cost, shall repair any damage caused by the removal of the Alterations. Before Landlord’s consent to such Alterations will be given, Tenant shall submit detailed specifications, floor plans and necessary permits (if applicable) to Landlord for review. In no event shall any Alterations affect the structure of the Building or its facade. As a condition to its consent, Landlord may request adequate assurance that all contractors who will perform such work have in force workman’s compensation and such other employee and public liability insurance as Landlord deems necessary. In the event Landlord consents to the making of any Alterations to the Premises by Tenant, the same shall be made by Tenant at Tenant’s sole cost and expense, comply with all applicable laws, statutes and ordinances, be completed to the satisfaction of Landlord, and any architect, contractor or person selected by Tenant to make the same must first be approved in writing by Landlord. If Tenant makes any Alterations to the Premises, the Alterations shall not be commenced until five (5) business days after Landlord has received notice from Tenant stating the date the installation of the alterations is to commence so that Landlord can post and record an appropriate notice of nonresponsibility. Notwithstanding the foregoing, without the prior consent of Landlord, but with the prior notice to Landlord, Tenant shall be entitled to make Alterations within the Premises, provided that (i) the cost of the constructing such Alterations does not exceed Ten Thousand and No/l00ths Dollars ($10,000.00) per project in the aggregate, (ii) does not affect the structure or mechanical systems of the Building, and (iii) Tenant otherwise complies with the provisions of this Section. Tenant shall indemnify, defend and hold the Landlord, the Building and the Premises free and harmless from any liability, loss, damage, cost, reasonable attorneys’ fees and other expenses incurred on account of such construction, or claims by any person performing work or furnishing materials or supplies for Tenant or any persons claiming under Tenant.
     15. REPAIRS AND MAINTENANCE: Except as specified in the following paragraph, Tenant shall, at Tenant’s sole cost and expense, maintain the Premises in first class condition, clean and safe condition and repair, which includes maintaining janitorial service for the Premises for the Term, and any extension thereto. Without limiting the generality of the foregoing, Tenant shall be solely responsible for maintaining, and repairing (but not replacing) all fixtures, electrical lighting, ceilings and flooring coverings, windows, doors, plate glass, skylights, and interior walls within the Premises. To the extent that replacement of such items are required, Landlord may cause such replacement to occur, in which case such expense would be an Operating Expense, subject to the limitations set forth in Section 9. With respect to Utilities servicing the Premises, Tenant shall be responsible for the maintenance and repair of any such facilities servicing the Premises, including all such facilities that are within the walls or floor. In addition, subject to the provisions of Section 21j, Tenant shall be responsible for all repairs made necessary by Tenant, its employees, agents, contractors or invitees. Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises except as specifically set forth in this Lease. Under no circumstances shall Tenant make any repairs to the Building or to the mechanical, electrical or heating, ventilating or air conditioning systems of the Premises or the Building, unless such repairs are previously approved in writing by Landlord. However, in no event shall Tenant’s obligations to repair under this subsection extend to (i) damage and repairs covered under any insurance policy carried by Landlord, to the extent such policies actually fund such repairs, in connection with the Building; (ii) damage caused by any defects in the design, construction or materials of the Building, including the Premises, installed therein by Landlord; (iii) damage caused by the gross negligence or willful misconduct of Landlord or Landlord’s Parties; (iv) conditions covered under any warranties of Landlord’s contractors pursuant to which such contractors perform such repair, and (v) reasonable wear and tear, (vi) damages to the Premises and/or Building required to be repaired by Landlord pursuant to this Lease, (vii) repairs required by to be made by Landlord pursuant to this Lease, (viii) damage caused by fire, flood or earthquake, or by acts of governmental authorities, or (ix) repairs made and charged as an Operating Expense (except as expressly provided in this Section 15).
     Landlord shall be responsible, at Landlord’s sole cost and expense, for repairing any latent defects and making all structural repairs to the Building, which includes latent defects relating to the installation and water tightness of the windows within the Building. Landlord shall maintain the roof, side-walls, and foundations of the Building in good, clean and safe condition and repair. Landlord shall also maintain all landscaping, driveways, parking lots, fences, signs, sidewalks and other exterior Project Common Areas and interior Building Common Areas of the Project. Landlord shall be responsible for maintenance and repair of all plumbing, heating, electrical, air conditioning and ventilation systems. Landlord shall obtain and maintain, at Landlord’s expense without right of reimbursement from Tenant, (i) a ten (10) year warranty (or similar protection providing the same level of repair assurance) on the roof of the Building, (ii) a ten (10) year warranty (or similar protection providing the same level of repair assurance) on the HVAC system servicing the Building, and (iii) a four (4) year warranty (or similar protection providing the same level of repair assurance) on the windows within the Building. Landlord shall use its reasonable efforts and due diligence to enforce such warranties when required. Except as otherwise provided in this Lease, Landlord shall have no liability to Tenant, nor shall Tenant’s obligations under this Lease be reduced or abated in any manner whatsoever by reason of any inconvenience, annoyance, interruption or injury to business arising from Landlord making any repairs or changes which Landlord is required or permitted by this Lease or by any other tenants’ lease or required by law to make in or to any portion of the Building or the Premises. Landlord shall use reasonable efforts to minimize any interference with Tenant’s business at the Premises. If Tenant fails to maintain the Premises in good order, condition and repair, Landlord may give Tenant thirty (30) days written notice to do such acts as are reasonably required to so maintain the Premises. If Tenant fails to promptly commence such work within such time period and diligently prosecute it to completion, then Landlord shall have the right to do such acts and expend such funds at the expense of Tenant as are reasonably required to perform such work. Any amount so expended by Landlord shall be paid by Tenant promptly after demand with interest at the “Reference Rate” (formerly, “Prime Rate”) then being charged by the San Francisco main office of Bank of America NT & SA plus two percent (2%) per annum, from the date of such work, but not to exceed the maximum amount then allowed by law. Landlord shall have no liability to Tenant for any damage, inconvenience, or interference with the use of the Premises by Tenant as the result of performing any such work. In the event of an emergency whereby Landlord has an obligation to repair the condition causing such emergency pursuant to this Lease, provided that Landlord has not responded to such emergency for a period of forty-eight (48) hours following Landlord’s receipt of written notice from Tenant, which is captioned “Emergency Notice”, Tenant shall have the right to undertake temporary repairs of such nature as would be Landlord’s responsibility. Any such temporary repairs shall comply with all applicable laws, statutes and ordinances and, shall not exceed the level of repairs required to temporarily remediate such emergency condition. In the event that Tenant performs such emergency repairs, Landlord shall reimburse Tenant’s actual costs incurred within fifteen (15) days following Landlord’s receipt of written notice from Tenant, which notice shall include invoices for such repair work.
     16. WASTE: Tenant shall not use the Premises in any manner that will constitute waste, nuisance, or unreasonable annoyance to owners or occupants of adjacent properties or to other tenants of the Building.
     17. LIENS: Tenant shall keep the Premises and the Project free from any liens arising out of any work performed, materials furnished, or obligations incurred by Tenant.
     18. ASSIGNMENT AND SUBLETTING: Tenant shall not assign, transfer, mortgage, pledge, hypothecate, or encumber this Lease or any interest therein, nor sublet the Premises or any part thereof, or any right or privilege appurtenant thereto or permit the use or occupancy by any other party without the written consent of the Landlord first had and obtained, which consent shall not be unreasonably withheld. Any attempted assignment, transfer, mortgage, encumbrance, or subletting without such consent shall be void and shall constitute a breach of this Lease without the need for notice to Tenant. Tenant shall give Landlord written notice of Tenant’s desire to assign or sublet all or some portion of the Premises and the date on which Tenant wishes to make such assignment or sublease; at least thirty (30) days prior to such date. Such written notice shall set forth the name of the proposed assignee or sublessee, the nature of the business to be carried on in the Premises, the space to be assigned or sublet, the material terms and provisions of the proposed sublease or assignment, and such financial information as Landlord may reasonably request. Landlord shall then have a period of thirty (30) days following receipt of such notice and accompanying information within which to notify Tenant of its decision with respect to the proposed sublease or assignment. The withholding of Landlord’s consent to the assignment or subletting will be deemed to have been reasonable where based upon Landlord’s good faith determination of: (i) the financial irresponsibility of assignee or sublessee; (ii) the lack of suitability of assignee’s or sublessee’s intended use of the Premises; or (iii) the intended unlawful use of the Premises by sublessee or assignee; provided, however, that the foregoing enumeration shall not be exclusive. Landlord shall, within such thirty (30) day period, notify Tenant in writing that Landlord elects either (i) in the case of a proposed assignment only, to terminate this Lease as of the date so specified by Tenant, in which event Tenant will be relieved of all further obligations hereunder and the Security Deposit (subject to Section 8) and any other prepaid sums by Tenant shall be returned to Tenant pro rata, if applicable, pursuant to the provisions of this Lease, (ii) reasonably withhold its consent to such proposed assignment or sublease, or (iii) to permit Tenant to make such assignment or sublease subject to the following:
          a. Any such assignment, sublease or the like must be pursuant to a written agreement in a form acceptable to Landlord in its reasonable discretion and must provide that such assignee, sublessee, or other transferee agrees not to violate the terms and conditions of this Lease. No sublease or assignment by Tenant shall relieve Tenant of any liability hereunder. Any sublease must provide that Tenant (Sublessor) has the right to reenter the Premises upon termination of such sublease. No sublessee or assignee shall further assign or sublet all or any part of the Premises.
          b. One-half (1/2) of any sums or other economic consideration received by Tenant as a result of such subletting,

which exceed in the aggregate the total sums which Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to that portion of the Premises subject to such sublease), plus the cost of (i) reasonable broker’s commissions paid by Tenant with regard to the transfer; (ii) the cost of improvements approved by Landlord pursuant to Section 13 made to the subleased premises by Tenant at Tenant’s expense for the purpose of subleasing; and (iii) reasonable legal fees paid by Tenant with regard to the transfer, shall be payable to Landlord as additional Rent under this Lease without affecting or reducing any other obligation of Tenant hereunder.
          c. No assignment or sublease shall be valid and no assignee or subtenant shall take possession of the Premises until an executed counterpart of such assignment or sublease has been delivered to Landlord. In the event Tenant assigns or sublets all or more than thirty percent (30.00%) of the Premises as permitted by this Lease, except in the event of an assignment or subletting to a Tenant affiliate, all options to purchase the Premises, to renew this Lease at the end of the original term, or to lease additional space in the Project, which options, if any, are defined and explained herein or in an addendum to this Lease, shall terminate.
          d. Any sale or other transfer of the majority of the voting stock of Tenant if Tenant is a corporation, or a majority of the partnership interest in Tenant if Tenant is a partnership shall be an assignment for the purposes of this Section 18; provided, however, in such event, Landlord’s consent to an assignment resulting from such sale or other transfer shall not be required if, following such transfer, the net worth of Tenant is not materially less than that as of the Lease Date (fifty percent (50.00%) or more decrease), and if such net worth as of the date of such proposed assignment is materially less than that as of the Lease Date, Landlord’s consent shall not be required if the transferee of such majority of the voting stock or majority of partnership interest (i) assumes and agrees to perform the obligations of Tenant hereunder arising following such assignment pursuant to documentation reasonably acceptable to Landlord, or (ii) guarantees the obligations of Tenant set forth in this Lease pursuant to documentation reasonably acceptable to Landlord. The sale of Tenant’s stock, which does not involve a shifting of the majority of the voting stock of Tenant, on a publicly traded exchange shall be inapplicable to the provisions of this Section 18.
          e. Tenant may assign this Lease or sublet the Premises or any portion thereof, without Landlord’s consent, to (i) any corporation which controls, is controlled by or is under common control with Tenant, (ii) any corporation resulting from the merger or consolidation of Tenant, provided that, to the extent that Endosonics Corporation no longer exists or its net worth is materially less than that as of the Lease Date (fifty percent (50.00%) or more decrease), the resulting entity must have a net worth equal to or greater than Tenant as of the Lease Date; or (iii) any person or entity acquires all of the assets of Tenant as an ongoing concern of the business being conducted at the Premises; provided that (a) the assignee or sublessee assumes, in full, the obligations of Tenant under this Lease, (b) except if Tenant no longer exists as provided in Subsection (11), Tenant remains fully liable under this Lease, (c) the permissible use of the Premises under this Lease remains unchanged, and (iv) Landlord receives not less than twenty (20) days’ prior written notice of such assignment or subletting.
          f. If Tenant requests Landlord to consent to a proposed assignment or subletting, Tenant shall pay Landlord, whether or not consent is ultimately given, Landlord’s reasonable costs, including attorneys’ fees (which attorneys’ fees shall not exceed Five Hundred and No/100ths Dollars ($500.00) for each proposed assignment or subletting) incurred in connection with evaluating such request and/or documenting such sublease or assignment.

     19. INDEMNITY: Tenant shall indemnify, defend, protect and hold Landlord, any partner, co-venturer, officer, director, employee, agent, or representative of Landlord (collectively, “Landlord Group”) harmless against and from all claims, damages and liabilities, arising from Tenant’s use of the Premises or the conduct of Tenant’s business or from any activity, work, or other thing done, permitted or suffered by Tenant in or about the Building, and shall further indemnify and hold the Landlord Group harmless against and from any and all claims, damages and liabilities, directly arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease, or arising from any act or negligence of the Tenant or any officer, agent, employee, guest, or invitee of Tenant, and from all and against all costs, reasonable attorneys’ fees, expenses, and liabilities incurred in or about any such claim or any action or proceeding brought thereon, and, in any case, action, or proceeding brought against Landlord by reason of any such claim. Notwithstanding anything to the contrary herein, nothing herein shall be deemed to require Tenant to indemnify, defend, protect and hold the Landlord Group harmless from any claims, damages or liabilities resulting from the gross negligence or willful misconduct of Landlord or any members of the Landlord Group. Tenant, as a material part of the consideration to Landlord under this Lease, hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises, except that Tenant shall not assume any risk for damage resulting from the gross negligence or wrongful act of Landlord or its authorized representatives.
          Subject to the preceding paragraph, Landlord shall indemnify, defend, protect and hold Tenant and any officer, director, employee, agent or representative of Tenant, harmless from any claims, damages or liabilities resulting from the gross negligence or willful of misconduct of Landlord or any member of the Landlord Group and from all and against all costs, reasonable attorney fees, expenses, and liabilities incurred in or about such claim or any action or proceeding brought thereon. The obligations of Landlord and Tenant pursuant to this Section 19, shall survive the expiration or earlier termination of this Lease.
          Landlord shall not be liable for injury or damage which may be sustained by the person or property of Tenant, its employees, invitees or customers, or any other person in or about the Premises, caused by or resulting from fire, steam, electricity, gas, water or rain which may leak or flow from or into any part of the Premises, or from the breakage, leakage, obstruction or other defects from pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, whether such damage or injury results from conditions arising upon the Premises or upon other portions of the Building or from other sources, except to the extent such damage or injury results from the gross negligence or willful misconduct of Landlord, its contractors or the Landlord Group. Landlord shall not be liable for any damages arising from any act or omission from any other tenant of the Building.
     20. DAMAGE TO PREMISES OR BUILDING: All injury to the Premises or the Building caused by moving the property of Tenant or its employees, agents, guests or invitees into, in or out of the Building and all breakage done by Tenant or the agents, servants, employees, and visitors of Tenant shall be repaired as determined by the Landlord at the expense of the Tenant to the extent not covered and paid by insurance maintained by Landlord.
     21. TENANT’S INSURANCE/WAIVER OF SUBROGATION:
          a. All insurance required to be carried by Tenant and Landlord shall be issued by responsible insurance companies which are rated by Best Insurance Reports as A:VII or better and licensed or authorized to do business in the State of California. Each policy maintained by Tenant shall name Landlord, and at Landlord’s request, any mortgagee of Landlord, as an additional insured, as their respective interests may appear. Each policy maintained by Tenant shall contain (i) a separation of insureds condition, (ii) a provision that such policy and the coverage evidenced thereby shall be primary and non-contributing with respect to any policies carried by Landlord and that any coverage carried by Landlord shall be excess insurance for Landlord’s interest only (with respect to Tenant’s policies only), and (iii) a waiver by the insurer of any right of subrogation against Landlord, its agents, employees and representatives, which arises or might arise by reason of any payment under such policy or by reason of any act or omission of Landlord, its agents, employees or representatives. A copy of each paid up policy (authenticated by the insurer) or certificate of the insurer evidencing the existence and amount of each insurance policy required hereunder shall be delivered to Landlord before the date Tenant is given possession of the Premises, and thereafter, within thirty (30) days after any demand by Landlord therefor. No such policy maintained by Tenant or Landlord shall be cancelable, materially changed or reduced in coverage except after thirty (30) days’ written notice to the other party. Tenant shall furnish Landlord with renewals or “binders” of any such policy at least ten (10) days prior to the expiration thereof. Tenant shall have the right to provide such insurance coverage pursuant to blanket policies obtained by the Tenant, provided such blanket policies expressly afford coverage to the Premises, Landlord, Landlord’s mortgagee and Tenant as required by this Lease.
          b. Beginning on the date Tenant is given access to the Premises for any purpose and continuing until expiration of the Term of the Lease, Tenant shall procure, pay for and maintain in effect policies of property insurance covering (i) any alterations, additions or improvements as may be made by Tenant pursuant to the provisions of Section 12 hereof, and (ii) trade fixtures, merchandise and other personal property from time to time, in, on or about the Premises, in an amount not less than one hundred percent (100%) of their actual replacement cost from time to time, providing protection against all risks of physical loss or damage. The proceeds of such insurance shall be used for the repair or replacement of the property so insured. Upon termination of this Lease following a casualty as set forth herein, the proceeds under (i) shall be paid to Landlord, and the proceeds under (ii) above shall be paid to Tenant.
          c. Beginning on the date Tenant is given access to the Premises for any purpose and continuing until expiration of the term of the Lease, Tenant shall procure, pay for and maintain in effect workers’ compensation and employer’s liability insurance and commercial general liability insurance which includes coverage for personal injury, contractual liability and Tenant’s independent contractors. The commercial general liability should be procured and maintained with not less than Two Million Five Hundred Thousand and No/100ths Dollars ($2,500,000.00) per occurrence combined single limit for bodily injury, personal injury or property damage liability. If such insurance covers more than one location, and general aggregate limit shall apply on a per location basis.
          d. Beginning on the date Tenant is given access to the Premises for any purpose and continuing until expiration of the term of the Lease, Tenant shall pay for and maintain in effect business income insurance on an “all risk” basis which, will provide recovery for a minimum of twelve (12) months of Tenant’s continuing Rent obligation to Landlord.
          e. Not more than twice during the Term, in Landlord’s reasonable judgment, good business practice or change in conditions indicate a need for additional or different types of insurance, Tenant shall upon request of Landlord obtain such insurance at its own expense.
          f. Tenant agrees to obtain certificates of insurance evidencing commercial general liability insurance, including completed operations and XCU coverage, and workers’ compensation insurance and employer’s liability insurance from any contractors or subcontractors engaged in repairs or maintenance to the

Premises during the term of the Lease. Such liability insurance must be for minimum limits of One Million Dollars ($1,000,000.00) per occurrence combined single limit for bodily injury including death and property damage liability.
          g. Landlord shall maintain a policy of comprehensive general liability insurance (including a blanket “contractual” liability endorsement) against liability for personal injury, bodily injury, death and damage to property occurring in or about, or resulting from an occurrence in or about, the Property with combined single limit coverage of not less than the amount of Two Million Five Hundred Thousand and No/100ths Dollars ($2,500,000.00). Landlord shall provide Tenant (i) with reasonable satisfactory evidence of the existence of such coverage, in the form copy of the policies in question or a certificate of the insurer, certifying that such policy has been issued, promptly following the Lease Date, and (ii) shall provide at least ten (10) days prior written notice before the expiration of such coverage.
          h. To the extent that Landlord maintains policies of insurance regarding Landlord’s ownership of the Building, Tenant shall have the right to review the amount of deductibles payable by Landlord thereunder to determine if such amounts are commercially reasonable as compared to similar buildings to the Building in the Rancho Cordova-California Highway 50 corridor area, and given the requirements of Landlord’s lender. If, following such review, Tenant disputes such amount, Tenant shall provide Landlord with written notice thereof, with supporting documentation evidencing the basis for such conclusion. If such disputed matter is not resolved within thirty (30) days following Landlord’s receipt of such notice, such disputed matter shall be submitted to Arbitration.
          i. Landlord shall secure and maintain policies of insurance for the Building in an “all risk” policy, if available, or if not, on a “special form” basis, in an amount equal to the full replacement value, including the Tenant Improvements, but excluding all subsequent alterations, additions and improvements to the Premises made by Tenant, with loss payable to Landlord and to the holders of any deeds of trust, mortgages or ground leases on the Building. Landlord shall not be obligated to obtain insurance for Tenant’s trade fixtures, equipment, furnishing, and machinery within the Premises. Such policy shall provide protection against fire and extended coverage perils and such additional perils as Landlord deems suitable, and with deductibles as are commercially reasonable, provided that in no event shall a deductible for earthquake insurance be more than twenty percent (20.00%) of the replacement cost of the Building. Tenant agrees that earthquake insurance is not required to be obtained by Landlord pursuant to this Lease. Tenant shall reimburse Landlord, as an Operating Expense, for Tenant’s Proportionate Share of any applicable deductible portion of earthquake insurance (if earthquake insurance is maintained only), provided that if the amount owing by Tenant, with respect thereto, exceeds an amount equal to one (1) month of the then payable Base Rent, then Tenant shall pay Landlord, as a lump sum, an amount equal to the then payable Base Rent only, and the remaining sum shall be amortized over the remaining Term of the Lease and paid by Tenant to Landlord as additional rent at the same time and, in the same manner as Base Rent is due hereunder. If the annual cost to Landlord for insurance exceeds the standard rates because of the nature of Tenant’s operations permitted under this Lease, Tenant shall, within ten (10) business days of receipt of appropriate invoices and supporting documentation, reimburse Landlord for such increase in costs, which amount shall be deemed Rent hereunder. Tenant shall not be named as an additional insured under any policy of insurance maintained by Landlord.
          j. Landlord and Tenant each hereby waive all rights of recovery against the other and against the officers, employees, agents, and representatives of the other, on account of loss by or damage to the waiving party of its property or the property of others under its control, to the extent that such loss or damage is insured against and payment is made under any “all risk” insurance policy which either may have in force at the time of the loss or damage. Tenant shall, upon obtaining the policies of insurance required under this Lease, give notice to its insurance carrier or carriers that the foregoing mutual waiver of subrogation as contained in this Lease.
     22. WAIVER: No delay or omission in the exercise of any right or remedy of Landlord or Tenant on any default by Tenant or Landlord shall impair such a right or remedy or be construed as a waiver. The subsequent acceptance of Rent by Landlord after breach by Tenant of any covenant or term of this Lease shall not be deemed a waiver of such breach, other than a waiver of timely payment for the particular Rent involved, and shall not prevent Landlord from maintaining an unlawful detainer or other action based on such breach. No act or conduct of Landlord, including without limitation the acceptance of the keys to the Premises, shall constitute an acceptance of the surrender of the Premises by Tenant before the expiration of the term. Prior to the scheduled expiration of the term of the Lease, only a notice from Landlord to Tenant shall constitute acceptance of the surrender of the Premises and accomplish an early termination of the Lease. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant. Any waiver by Landlord or Tenant of any default must be in writing and shall not be a waiver of any other default concerning the same or any other provision of the Lease. The review, approval, or inspection by Landlord of any item to be reviewed, approved, or inspected by Landlord under the terms of this Lease shall not constitute the assumption of any responsibility by Landlord for the accuracy or sufficiency of any such item or the quality or suitability of such item for its intended use.
     23. ENTRY BY LANDLORD: Landlord reserves, and shall at any and all reasonable times with reasonable written notice, at least twenty-four (24) hours in advance (except in the case of emergencies), have the right to enter the Premises to inspect the same, to supply any service to be provided by Landlord to Tenant hereunder, to show the Premises to prospective purchasers or tenants (during the last nine (9) months of the Term only and only if Tenant has not exercised Tenant’s right to extend in accordance with Section 39 of this Lease), to post notices of non-responsibility, and to maintain and repair the Premises and any portion of the Building that Landlord may deem necessary or desirable, without abatement of Rent, and may for that purpose erect scaffolding and other necessary structures, where reasonably required by the character of the work to be performed, always providing that the entrance to the Premises shall not be blocked thereby and further providing that the business of the Tenant shall not be interfered with unreasonably. With regard to any entrance into the Premises pursuant to this Section, Landlord agrees to use its good faith efforts to not unreasonably interfere with Tenant’s business operations at the Premises. Tenant hereby waives any claims for damages or for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises, excluding Tenant’s vaults, safes and files, and Landlord shall have the right to use any and all means which Landlord may deem proper to open said doors in the event of an emergency (as determined by Landlord or its employees or representatives acting in good faith), in order to obtain entry to the Premises without liability to Landlord. Any entry to the Premises obtained by Landlord by any of said means or otherwise shall not under any circumstances be construed or be deemed to be a forcible or unlawful entry into, or a detainer of the Premises, or an eviction of Tenant from the Premises or any portion thereof.

     24. CASUALTY DAMAGE: During the term hereof, if the Premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give prompt written notice thereof to Landlord. In case the Building shall be so damaged by fire or other casualty, that substantial alteration or reconstruction of the Building shall be required (whether or not the Premises shall have been damaged by such fire or other casualty), (i) if such damage cannot be repaired within two hundred ten (210) days, following the commencement of such construction, as verified by written statement from Landlord’s architect (“Reconstruction Estimate”) delivered to Tenant, (ii) if any mortgagee under a mortgage or deed of trust covering the Building requires that the insurance proceeds payable as a result of said fire or other casualty be used to retire or reduce such mortgage debt, or (iii) if such damage is not covered by insurance carried by Landlord, or required to be carried by Landlord pursuant to this Lease, Landlord may, at its option, terminate this Lease and the term and estate hereby granted by notifying Tenant in writing of such termination within forty-five (45) days after the date of such damage, in which event the Rent shall be abated as of the date of such damage. Similarly, if the Reconstruction Estimate specifies that such damage cannot be repaired within such two hundred ten (210) day period, Tenant may, at its option, terminate this Lease by notifying Landlord in writing of such termination within thirty (30) days following Tenant’s receipt of the Reconstruction Estimate, in which event the Rent shall be abated as of the date of such damage. If the damage does not require substantial alteration or reconstruction or if Landlord does not thus elect to terminate this Lease, Landlord shall, within sixty (60) days after the later of (i) date of such damage, or (ii) the date of the determination of the Arbitration if instituted by Tenant pursuant to this Section, commence to repair and restore the Building and shall proceed with reasonable diligence to restore the Building (except that Landlord shall not be responsible for delays outside its control) to substantially the same condition in which it was immediately prior to the happening of the casualty, except that Landlord shall not be required to rebuild, repair or replace any part of Tenant’s furniture and furnishings or fixtures and equipment removable by Tenant under the provisions of this Lease, but such work shall not exceed the scope of the work done by Landlord in originally constructing the Building. Tenant shall not be entitled to any compensation or damages from Landlord, and Landlord shall not be liable, for any loss of the use of the whole or any part of the Premises, the Building, Tenant’s personal property, or any inconvenience or annoyance occasioned by such loss of use, damage, repair, reconstruction or restoration, except that, subject to the provisions of the next sentence, Landlord shall allow Tenant a diminution of Rent on a square footage basis during the time and to the extent the Premises are unfit or unavailable for occupancy. Prior to Landlord’s commencement of reconstruction of repair of the Building, Tenant shall have the right, by providing written notice to Landlord, to contest Landlord’s conclusion that such reconstruction or repair shall take less than two hundred ten (210) days to complete. If Landlord and Tenant have not resolved such contested matter within five (5) days following Landlord’s receipt of such notice from Tenant, such contested matter shall be submitted to Arbitration for determination. If as a result of the Arbitration it is determined that such reconstruction or repair cannot be completed within two hundred ten (210) days, for a period of fifteen (15) days following such determination, Tenant shall have the right to terminate this Lease by providing Landlord with written notice of such election, which termination would become effective upon the date of such damage. Following Landlord’s commencement of such reconstruction, in the event that such reconstruction is not completed within two hundred seventy (270) days following such commencement, as may be extended by a Force Majeure Event, for a period of fifteen (15) days following the expiration of said two hundred seventy (270) day period, Tenant shall have the right to terminate this Lease by delivery of written notice of such election to Landlord, which termination would be effective upon Landlord’s receipt of such notice. Subject to Section 21j., if the Premises or any other portion of the Building are damaged by fire or other casualty resulting from the negligence of Tenant or any of Tenant’s agents, employees, or invitees, and the cost thereof is not covered and funded by insurance maintained by Landlord, Tenant shall be liable to Landlord for the cost and expense of the repair and restoration of the Building caused thereby to the extent such cost and expense is not covered by insurance proceeds. Any insurance which may be carried by Landlord or Tenant against loss or damage to the Building or to the Premises shall be for the sole benefit of the party carrying such insurance and under its sole control. Tenant hereby specifically waives any and all rights it may have under any law, statute, ordinance or regulation to terminate the Lease by reason of casualty or damage to the Premises or Building, and the parties hereto specifically agree that the Lease shall not automatically terminate by law upon destruction of the Premises.
     If the Building or the Premises is damaged or destroyed during the last twelve (12) months of the Term of the Lease, and the Premises or the Building cannot be fully repaired or restored by Landlord within sixty (60) days after the date of damage or destruction, either Landlord or Tenant may terminate this Lease upon written notice to the other, which termination shall become effective upon the date of receipt of such notice.
     25. CONDEMNATION:
          a. If the whole of the Building or Premises should be condemned, this Lease shall terminate as of the date when physical possession of the Building or the Premises is taken by the condemning authority. If less than substantially the whole of the Building or the Premises is thus taken or sold, this Lease shall be unaffected by such taking, provided that (i) Tenant shall have the right to terminate this Lease by written notice to Landlord given within ninety (90) days after the date Tenant is informed of such taking if twenty percent (20%) or more of the Premises is taken and the remaining area of the Premises is not reasonably sufficient for Tenant to continue operation of its business, and (ii) Landlord (whether or not the Premises are affected thereby) may terminate this Lease by giving written notice thereof to Tenant within sixty (60) days after the date of such taking, in which event this Lease shall terminate as of the date when physical possession of such portion of the Building or Premises is taken by the condemning authority. If, upon any such condemnation of less than substantially the whole of the Building or the Premises, this Lease shall not be thus terminated, the Rent payable hereunder shall be diminished by an amount representing that part of the Rent as shall properly be allocable to the portion of the Premises which was so condemned, and Landlord shall, at Landlord’s sole expense, restore and reconstruct the remainder of the Building and the Premises to substantially their former condition to the extent that the same, in Landlord’s reasonable judgment, may be feasible, but such work shall not exceed the scope of the work done in originally constructing the Building, nor shall Landlord in any event be required to spend for such work an amount in excess of the amount received by Landlord as compensation awarded upon a taking of any part or all of the Building or the Premises. Subject to the rights of any mortgagee under a mortgage or deed of trust covering the Building, Landlord shall be entitled to and shall receive the total amount of any award made with respect to condemnation of the Premises or Building, regardless of whether the award is baaed on a single award or a separate award as between the respective parties, and to the extent that any such award or awards shall be made to Tenant or to any person claiming through or under Tenant, Tenant hereby irrevocably assigns to Landlord all of its rights, title and interest in and to any such awards. No portion of any such award or awards shall be allocated to or paid to Tenant for any so-called bonus or excess value of this Lease by reason of the relationship between the rental payable under this Lease and what may at the time be a fair market rental for the Premises, nor for Tenant’s unamortized costs of leasehold improvements. The foregoing notwithstanding, and if Tenant be not in default for any reason, Landlord shall turn over to Tenant, promptly after receipt thereof by Landlord, that portion of any such award received by Landlord hereunder which is attributable to Tenant’s fixtures and equipment which are condemned as part of the property taken but which Tenant would otherwise be entitled to remove and Tenant’s relocation cost, and the appraisal of the condemning authority with respect to the amount of any such award allocable to such items shall be conclusive. The foregoing shall not, however, be deemed to restrict Tenant’s right to pursue a separate award specifically for its relocation expenses or the taking of Tenant’s personal property or trade fixtures so long as such separate award does not diminish any award otherwise due Landlord as a result of such condemnation or taking. Tenant hereby specifically waives any and all rights it may have under any law, statute, ordinance or regulation (including, without limitation, Sections 1265.120 and 1265.130 of the California Code of Civil Procedure), to terminate or petition to terminate this Lease upon partial condemnation of the Premises or Building, and the parties hereto specifically agree that this Lease shall not automatically terminate upon condemnation.
          b. Landlord may, without any obligation or liability to Tenant and without affecting the validity and existence of this Lease other than as hereafter expressly provided, agree to sell and/or convey to the condemnor the Premises or portion thereof sought by the condemnor, without first requiring that any action or proceeding be instituted, or if such action or proceeding shall have been instituted, without first requiring any trial or hearing thereof (and Landlord is expressly empowered to stipulate to judgment therein), free from this Lease and the rights of Tenant hereunder.
          c. If all or any portion of the Premises is condemned or otherwise taken for a period (i) of less than one hundred twenty (120) days, this Lease shall remain in full force and effect and Tenant shall continue to perform all terms and covenants of this Lease; provided, however, Rent shall abate during such limited period in proportion to the portion of the Premises that is rendered unusable as a result of such condemnation or other taking, or (ii) of one hundred twenty (120) days or more, Tenant shall have the right to terminate this Lease by providing written notice of such election within thirty (30) days of the date Tenant is informed of such condemnation in which case Rent shall be abated as of the date of such condemnation.
          d. The words “condemnation” or “condemned” as used herein shall mean the taking for any public or quasi-public use under any governmental law, ordinance, or regulation, or the exercise of, or the intent to exercise, the power of eminent domain, expressed in writing, as well as the filing of any action or proceeding for such purpose, by any person, entity, body, agency, or authority having the right or power of eminent domain, and shall include a voluntary sale by Landlord to any such person, entity, body agency or authority, either under threat of condemnation expressed in writing or while condemnation proceedings are pending, and shall occur in point of time upon the actual physical taking of possession pursuant to the exercise of said power of eminent domain.
     26. TENANT’S DEFAULT: The occurrence of any one or more of the following events shall constitute a default and breach of this Lease by Tenant:
          a. The abandonment or vacation of the Premises by Tenant (failure to occupy and operate the Premises for thirty (30) consecutive days shall be deemed an abandonment).
          b. The failure by Tenant to make any payment of Rent or any other payment required to be made by Tenant hereunder as and when due, where such failure shall continue for a period of five (5) business days following Tenant’s receipt of written notice from Landlord that such payment is due; provided that if Landlord has delivered two (2) such notices during any given calendar year, but not more than six (6) notices during the Term, during the remainder of such calendar year payments pursuant to this Section must be made within five (5) business days of the due date.
          c. Tenant’s failure to observe or perform any of the covenants, conditions, or provisions of this Lease to be observed or performed by Tenant, other than as described in subparagraph (b) above, where such failure shall continue for a period of thirty (30) days after written notice thereof by Landlord to Tenant; provided, however, that if the nature of Tenant’s default is such that more than sixty (60) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said sixty (60) day period and thereafter diligently prosecutes such cure to completion.
          d. The making by Tenant of any general assignment or general arrangement for the benefit of creditors, or the appointment of a trustee or a receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days, or the attachment, execution, or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged in thirty (30) days.
          e. The filing of any voluntary petition in bankruptcy by Tenant, or the filing of any involuntary petition by Tenant’s creditors, which involuntary petition remains undischarged for a period of thirty (30) days. In the event that under applicable law the trustee in bankruptcy or Tenant has the right to affirm this Lease and perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease, and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant’s obligation under this Lease.
          f. Without the prior written consent of Landlord, which shall not be unreasonably withheld, selling, leasing, assigning, encumbering, hypothecating, transferring, or otherwise disposing of all or substantially all of the Tenant’s assets.
          g. If Tenant is a partnership or consists of more than one (1) person or entity, if any partner of the partnership or other person or entity is involved in any of the acts or events described in Subparagraph (d) or (e) above.
     27. REMEDIES FOR TENANT’S DEFAULT: In the event of Tenant’s default, Landlord may:
          a. Terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall be entitled to recover from Tenant:
               (1) the worth at the time of the award of any unpaid rent which had been earned at the time of such termination; plus
               (2) the worth at the time of the award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss which Tenant proves could have been reasonably avoided, plus
               (3) the worth at the time of the award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss which Tenant proves could be reasonably avoided, plus

               (4) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom (including, without limitation, the cost of recovering possession of the Premises, expenses of reletting including necessary renovation and alteration of the Premises, reasonable attorneys’ fees, and real estate commissions actually paid and that portion of the leasing commission paid by Landlord and applicable to the unexpired portion of this Lease), plus
               (5) such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable California law.
     As used in Subsections (1) and (2) above, the “worth at the time of the award” shall be computed by allowing interest at the lesser of ten percent (10%) per annum, or the maximum rate permitted by law per annum. As used in subsection (3) above, the “worth at the time of award” shall be computed by discounting, such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).
          b. Continue this Lease in full force and effect, and the Lease will continue in effect, as long as Landlord does not terminate Tenant’s right to possession, and Landlord shall have the right to collect Rent when due. During the period Tenant is in default, Landlord may enter the Premises and relet them, or any part of them, to third parties for Tenant’s account. Tenant shall be liable immediately to Landlord for all costs Landlord reasonably incurs in reletting the Premises, including, without limitation, brokers’ commissions, expenses of remodeling the Premises required by the reletting, and like costs. Reletting can be for a period shorter or longer than the remaining term of this Lease. Tenant shall pay to Landlord the Rent due under this Lease on the dates the Rent is due, less the rent Landlord receives from any reletting. In no event shall Tenant be entitled to any excess rent received by Landlord. No act by Landlord allowed by this paragraph shall terminate this Lease unless Landlord notifies Tenant in writing that Landlord elects to terminate this Lease. After Tenant’s default and for as long as Landlord does not terminate Tenant’s right to possession of the Premises, if Tenant obtains Landlord’s consent, Tenant shall have the right to assign or sublet its interest in this Lease, but Tenant shall not be released from liability.
          c. Cause a receiver to be appointed to collect Rent. Neither the filing of a petition for the appointment of a receiver nor the appointment itself shall constitute an election by Landlord to terminate the Lease.
          d. Cure the default at Tenant’s cost. If Landlord at any time, by reason of Tenant’s default, reasonably pays any sum or does any act that requires the payment of any sum, the sum paid by Landlord shall be due immediately from Tenant to Landlord at the time the sum is paid, and if paid at a later date shall bear interest at the lesser of ten percent (10%) per annum, or the maximum rate an individual is permitted by law to charge from the date the sum is paid by Landlord until Landlord is reimbursed by Tenant. The sum, together with interest on it, shall be additional Rent.
     The foregoing remedies are not exclusive; they are cumulative, in addition to any remedies now or later allowed by law, to any equitable remedies Landlord may have, and to any remedies Landlord may have under bankruptcy laws or laws affecting creditors’ rights generally.
     28. SURRENDER OF PREMISES: On expiration of this Lease or within five (5) days after the earlier termination of the Term, Tenant shall surrender to Landlord the Premises in good condition (except for ordinary wear and tear, repair and maintenance which is the obligation of Landlord, and destruction to the Premises covered by Section 24). Tenant shall remove all its personal property within the above-stated time. Tenant shall perform all restoration made necessary by the removal of any alterations or Tenant’s personal property within the time periods stated in this paragraph.
     29. DEFAULT BY LANDLORD:
          a. Landlord shall not be deemed to be in default in the performance of any obligation required to be performed by it hereunder unless and until it has failed to perform such obligations within thirty (30) days after written notice by Tenant to Landlord specifying wherein Landlord has failed to perform such obligation, provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed to be in default if it shall commence such performance within such thirty (30) day period and thereafter diligently prosecute the same to completion. In no event shall Landlord be liable to Tenant for loss of profits, business interruption, or consequential damages if Landlord performs its obligations within the time periods specified in this paragraph.
          b. Tenant agrees to give any mortgagee and/or trust deed holders, by registered mail, a copy of any Notice of Default served upon the Landlord, provided that prior to such notice Tenant has been notified in writing (by way of Notice of Assignment of Rents and Leases, or otherwise) of the address of such mortgagee and/or trust deed holder. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the mortgagees and/or trust deed holders shall have an additional thirty (30) days within which to cure such default.
     30. PARKING: Tenant shall have the right to park in the Building’s parking facilities in common with other tenants of the Building upon terms and conditions as may from time to time be established by Landlord. In this regard, during the term of the Lease, Tenant shall be entitled to (i) the non-exclusive use of up to three and 80/100 (3.80) parking spaces for every one thousand (1,000) square feet of Rentable Area of the Premises, at no cost to Tenant, and (ii) forty (40) reserved and designated parking stalls, the location of which is approved by Landlord and such location shall comply with applicable laws, statutes and ordinances, including ADA. Landlord shall have the right, in addition to pursuing any other legal remedy available, to tow any vehicle belonging to Tenant or Tenant’s employees which is not in compliance with the regulations for the parking facility then in effect if a violation continues after the first notice of such violation, at the reasonable expense of Tenant; nothing in this Lease, however, shall require Landlord to tow parked cars or take other actions to free occupied unreserved spaces for Tenant’s use. Landlord shall not be liable for any claims, losses, damages, expenses or demands with respect to injury or damage to the vehicles of Tenant or Tenant’s customers or employees that park in the parking areas of the Project, except for such loss or damage as may be caused by the negligence or willful misconduct of Landlord, its agents, employees, contractors and subcontractors.
     31. ESTOPPEL CERTIFICATE: Tenant shall at any time and from time to time upon not less than ten (10) business days’ prior written notice from Landlord execute, acknowledge, and deliver to Landlord a statement in writing, (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as modified is in full force and effect) and the date to which the Rental and other charges are paid in advance, if any; (b) certifying that the Premises have been accepted by Tenant; (c) confirming the Commencement Date and the expiration date of the Lease; and (d) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of the Landlord hereunder, or specifying such defaults, if any are claimed. Any such statement may be relied upon by a prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part.
     32. SALE OF PREMISES: In the event of any sale of the Project, Landlord shall be and hereby is entirely freed and relieved of all liability under any and all of its covenants and obligations contained in or derived from this Lease and the purchaser, at such sale or any subsequent sale of the Premises , shall be deemed, provided such successor assumes in writing, the obligations of Landlord hereunder and any such purchaser, to have assumed and agreed to carry out any and all of the covenants and obligations of Landlord under this Lease. If any security deposit or prepaid Rent has been paid by Tenant, Landlord will transfer the security deposit and prepaid rent to Landlord’s successor and upon such transfer, Landlord shall be relieved of any and all further liability with respect thereto.
     33. SUBORDINATION, ATTORNMENT:
          a. This Lease is and shall be subordinate to any encumbrance now of record or recorded after the date of this Lease affecting the Building, other improvements, and land of which the Premises are a part. If any mortgagee, trustee, or ground lessor shall elect to have this Lease and any options granted hereby prior to the lien of its mortgage, deed of trust, or ground lease, and shall give written notice thereof to Tenant, this Lease and such options shall be deemed prior to such mortgage, deed of trust, or ground lease, whether this Lease or such options are deeded prior or subsequent to the date of said mortgage, deed of trust, or ground lease, or the date of recording thereof.
          b. In the event any proceedings are brought for foreclosure, or in the event of a sale or exchange of the real property on which the Building is located, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by Landlord covering the Premises, Tenant shall attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the Landlord under this Lease. Tenant agrees to execute any documents required to effectuate an attornment or to make this Lease or any options granted herein prior to the lien of any mortgage, deed of trust, or ground lease, as the case may be.
          c. Landlord agrees that Tenant’s obligations to subordinate under this Section to any future or existing ground lease, mortgage, or deed of trust shall be conditioned upon Tenant’s receipt of a non-disturbance agreement (“Nondisturbance Agreement”) from the party requiring such subordination (which party is referred to for the purposes of this Section as the “Superior Lienor”). Such non-disturbance agreement shall provide, at a minimum, that Tenant’s possession of the Premises shall not be interfered with following a foreclosure, provided Tenant is not in default beyond any applicable cure periods. Landlord’s obligation with respect to such a non-disturbance agreement shall be limited to obtaining the non-disturbance agreement in such form as the Superior Lienor generally provides in connection with its standard commercial loans, however, Tenant shall have the right to negotiate, and Landlord shall use its good faith efforts and due diligence in assisting Tenant in the negotiation of, revisions to that non-disturbance directly with the Superior Lienor. Tenant agrees to use its good faith efforts to reach agreement with the Superior Lienor upon acceptable terms and conditions of a non-disturbance agreement.
     34. AUTHORITY OF PARTIES:
          a. Tenant’s Authority: If Tenant is a corporation, each individual executing this Lease on behalf of said corporation represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of said corporation, and that this Lease is binding upon said corporation in accordance with its terms. If Tenant is a partnership, each individual executing this Lease on behalf of said partnership represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of said partnership under the terms of the partnership agreement of said partnership.
          b. Landlord’s Authority: If Landlord is a corporation, each individual executing this Lease on behalf of said corporation represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of said corporation, and that this Lease is binding upon said corporation in accordance with its terms. If Landlord is a partnership; each individual executing this Lease on behalf of said partnership represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of said partnership under the terms of the partnership agreement of said partnership.
     35. BROKER: Landlord and Tenant each warrants that it has had no dealings with any real estate broker or agents in connection with the negotiation of this Lease except for the Brokers listed in the Basic Lease Information, and it knows of no other real estate broker or agent who is entitled to a commission in connection with the Lease. Each party shall indemnify and hold harmless the other from and against any and all liabilities or expenses arising out of claims made by any broker (other than the Broker stated in the Basic Lease Information) or individuals for commissions or fees resulting from the actions of the indemnifying party in connection with the Lease.
     36. HOLDING OVER: Upon termination of the Lease or expiration of the Term hereof, if Tenant retains possession of the Premises, Tenant’s possession shall be deemed a month-to-month tenancy upon all of the terms and conditions contained in this Lease, except the base rent portion of the Rent which shall be increased to one hundred twenty five percent (125%) of the amount of the Base Rent at the expiration or earlier termination of the Lease, as the case may be. Rent, as adjusted pursuant to this Section, shall be payable in advance on or before the first day of each month. If either party desires to terminate such month-to-month tenancy, it shall give the other party not less than thirty (30) days’ advance written notice of the date of termination.
     37. RULES AND REGULATIONS: Tenant shall faithfully observe and comply with the reasonable rules and regulations that Landlord shall from time to time promulgate and provide written copies thereof to Tenant. Landlord reserves the right from time to time to make all reasonable nondiscriminatory modifications to said rules. The additions and modifications to those rules shall be binding upon Tenant upon delivery of a copy to them to Tenant (a copy of the present Rules and Regulations is attached hereto as Exhibit C). Landlord shall use its reasonable efforts to enforce compliance with such rules, but shall not be responsible to Tenant for the nonperformance of any of said rules by other tenants or occupants.
     38. FIRST AND FINAL RIGHT OF REFUSAL/OPTION TO EXPAND: Tenant desires to have certain expansion rights within the Building and Landlord is willing to grant such expansion rights in accordance with the terms and conditions of this section.
          a. First Right of Refusal:
               (1) At anytime during the first (3) years following the Commencement Date, Landlord shall notify Tenant in writing (“Interested Party Notice”) of any third party (“Interested Party”) who expresses a bona fide interest in leasing any space (“First Refusal Space”) within the Building, as evidenced by a proposed letter of intent, or similar document, submitted to Landlord by the Interested Party, which Landlord is willing to accept. Landlord agrees to use its good faith efforts to keep Tenant apprised of any interest by an Interested party in any vacant space at the Building. For a period of twelve (12) days following Tenant’s receipt of the Interested Party Notice, Tenant shall have the right (“First Right of Refusal”) to lease the First Refusal Space by providing Landlord with written notice of such election (“Election Notice”). The failure of Tenant to deliver the Election Notice to Landlord within such time period shall be deemed Tenant’s waiver of the Initial Right of Refusal and Landlord shall be free to lease the First Refusal Space to the Interested Party.
               (2) If Tenant elects to exercise its First Right of Refusal, the First Refusal Space shall be deemed to be leased under all the terms and conditions of this Lease and shall constitute a portion of the “Premises” for all purposes, and the term of Tenant’s lease of the First Refusal Space shall be coterminous with the term of this Lease with respect to the original Premises. The date that is the sooner to occur of the day that the First Refusal Space is Ready for Occupancy pursuant to subparagraph (5) below, and the day that Tenant takes occupancy of the First Refusal Space, is hereinafter referred to as the “Occupancy Date”. Landlord and Tenant shall execute an amendment to this Lease evidencing the lease of the First Refusal Space.
               (3) The Base Rent for the First Refusal Space shall be the then current Base Rent which Tenant is obligated to pay for the original Premises, on a per square foot of rentable area basis, and shall be subject-to increase at the same times and in the same manner as Base Rent is adjusted pursuant to Section 7 above. If Tenant exercises its option to extend the term of this Lease as provided in Section 39, the Base Rent for the First Refusal Space shall be the same as the Base Rent for the Premises, on per square foot of rentable area basis, during such extended term. Tenant’s obligation to pay Base Rent and other rent respecting the First Refusal Space shall commence on the Occupancy Date.
               (4) As a condition to Tenant’s right to expand into the First Refusal Space, Tenant or a Tenant Affiliate shall continue, both before and after the exercise of the option to expand, to occupy a minimum of seventy percent (70.00%) of the Premises originally demised under this Lease, and furthermore, as of the time of the exercise of the option, and at the time Tenant takes possession of such First Refusal Space, Tenant shall not be in default under this Lease, beyond any applicable cure period.
               (5) Landlord agrees to construct leasehold improvements to the First Refusal Space subject to the limitations of this subsection. The maximum amount of the allowance to be expended by Landlord shall be an amount equal to the unamortized portion of the Allowance (using the length of the initial Term as an amortization period unless Tenant has exercised its right to extend the Term pursuant to Section 39) calculated as of the date of Landlord’s receipt of the Election Notice. Prior to the commencement of such work by Landlord, Tenant and Landlord shall enter into a work letter agreement which shall be in a form reasonably acceptable to Landlord and Tenant.
               (6) As of the Occupancy Date, the Tenant’s Proportionate Share used for purposes of calculating Operating Expenses shall be increased in order to reflect the addition of the First Refusal Space to the Premises or otherwise modified pursuant to Section 42.
               (7) In the event that Tenant elects or is deemed to have elected to not exercise its First Right of Refusal, and Landlord and the Interested Party have not entered into a lease agreement within ninety (90) days following the date of such election by Tenant, the First Refusal Space shall remain subject to Tenant’s First Right of Refusal.
          b. Final Right of Refusal:
               (1) At anytime following the expiration of the first three (3) years after the Commencement Date, Landlord shall deliver to Tenant any Interested Party Notice received from any Interested Party who expresses a bona fide interest in leasing any space (“Final Refusal Space”) within the Building, which may include the First Refusal Space if not leased by Tenant pursuant to Section 38.a. above, as evidenced by a proposed letter of intent or similar document, submitted to Landlord by the Interested Party, which Landlord is willing to accept, which notice shall contain a summary of the terms and conditions submitted by the Interested Party. For a period of ten (10) days following Tenant’s receipt of the Interested Party Notice, Tenant shall have the right (“Final Right of Refusal”) to lease the Final Refusal Space by providing Landlord with an Election Notice. The failure of Tenant to deliver the Election Notice to Landlord within such time period shall be deemed Tenant’s waiver of the Final Right of Refusal and Landlord shall be free to lease the Final Refusal Space to the Interested Party subject to Subsection (4) below.
               (2) In the event that Tenant delivers the Election Notice to Landlord, Tenant and Landlord shall enter into a new lease agreement (“Final Refusal Lease”) upon the terms and conditions set forth in the Interested Party Notice within thirty (30) days following Landlord’s receipt of the Election Notice.
               (3) As a condition to Tenant’s delivery of the Election Notice and Landlord’s acceptance of such notice, Tenant shall not be in default under this Lease beyond any applicable grace period.
               (4) In no event shall Tenant’s failure to exercise its Final Refusal Right be deemed a waiver or relinquishment of Tenant of: (i) Tenant’s Final Refusal Right should the Final Refusal Space be offered or leased to any party for rent that is less than ninety-five percent (95.00%) of the rent specified in the Interested Party Notice, (ii) Tenant’s Final Refusal Right should the Final Refusal Space be offered to a party for lease other than the prospective tenant specified in the Interested Party Notice, (iii) Tenant’s Final Refusal Right if the Final Refusal Space specified in the Interested Party Notice is still not leased within ninety (90) days following the date Tenant’s receipt of the Interested Party Notice, (iv) Tenant’s Final Refusal Right as to the space specified in the Interested Party Notice should it become available for lease again during the Term, or (v) Tenant’s Final Refusal Right as to any other Final Refusal Space that is not specified in the Interested Party Notice and that becomes available for lease in the Building during the Term.
          c. Option to Expand:
               (1) At anytime during the first twelve (12) months following the Commencement Date, Tenant shall have the right to expand the Premises (“Option to Expand”) to include that certain premises (“Expansion Premises”), consisting of approximately six thousand (6,000) rentable square feet, by providing Landlord with written notice (“Expansion Notice”) of such election on or before the expiration of such twelve (12) month period. On the Commencement Date, Landlord and Tenant shall attach as Exhibit D to this Lease a description of the Expansion Premises, which Exhibit shall be initialled by both parties. The failure of Tenant to deliver the Expansion Notice on or before such date shall be deemed Tenant’s waiver of its right to exercise the Option to Expand and Landlord shall be free to lease to any third party the Expansion Space, or any space within the Building which includes the Expansion Space.
               (2) If Tenant elects to exercise its Option to Expand, the provisions of Sections 38 (a) (2), (3), (4), (5) and (6) shall be applicable.
     39. OPTION TO EXTEND: Tenant shall have the right to extend this Lease for three (3) consecutive five (5) year periods by giving Landlord written notice of its intention to do so at least nine (9) months prior to the expiration of the original term or then extension term, as applicable; provided, however, that Tenant is not in material default beyond any applicable cure period under the Lease on the date of giving such notice or on the date of commencement of the extended term. Each extended term shall be upon all of the terms and conditions of this Lease, except that the following rights of Tenant shall not apply during such extension, terms: (a) any right to rent-free possession, (b) any right to further extension of the term of the Lease (except as already provided in this Lease), and (c) any right to continue to pay the same Base Rent. Landlord and Tenant hereby acknowledge and agree that the Base Rent during each extended term shall be ninety-five percent (95%) of the “Fair Market Rental” for the Premises, as determined in accordance with this Section. The parties shall have until the date that is six (6) months prior to the date that the original term or then extension term, as applicable, will expire in order to agree on Base Rent during the next extension term. If the parties agree on the Base Rent for the extension term during that period, they shall immediately execute an amendment to this Lease stating the Base Rent. If the parties are unable to agree on Base Rent for the extended term during that period, then the Fair Market Rental shall be established by appraisal.
     Landlord and Tenant shall each appoint one appraiser at least five (5) months prior to the expiration of the original term or then extension term, as applicable; provided, however, that if either party fails to designate an appraiser within the time period specified, then the appraiser who is designated shall conclusively determine the Fair Market Rental. If two (2) appraisers are designated, then they shall submit within thirty (30) days after the second thereof has been designated their appraisals of the Fair Market Rental. Each appraiser shall prepare a written appraisal report that shall conform with the standards of professional practice of the American Institute of Real Estate Appraisers. Landlord and Tenant intend that the “Fair Market Rental” shall be deemed to be the rent per square foot of Rentable Area of office space that is then being charged for office space located in office buildings in the immediate vicinity (defined as the Rancho Cordova-California Highway 50 Corridor area) of the Building that are comparable in quality and offer similar amenities to the Building and involving leases with similar terms and conditions (including, but not limited to, free rent, brokerage commissions, and all other monetary and nonmonetary concessions), and involving the use of the premises for general office purposes, but shall not include value added by alterations and/or improvements made by Tenant, at Tenant’s expense. The office spaces used for comparison shall be comparable in size, quality and design to the Premises, and such office spaces used for comparison shall be comparable to the Premises with respect to their location within such buildings, the quality and quantity of tenant improvements, installed at each landlord’s expense, the services provided by each landlord to such tenant, and the financial strength of Tenant.
     Should the two appraisers be unable to agree within said thirty (30) days, the two appraisers shall each submit an independent written appraisal and together they shall designate one (l) additional person as appraiser within five (5) days following the expiration of said thirty (30)-day period: provided, however, that if the difference between the two appraisals is five percent (5%) or less of the lowest appraisal, then an additional appraiser shall not be designated and the Fair Market Rental shall equal the average of the two (2) appraisals that are submitted. The third appraiser shall submit an independent written appraisal within thirty (30) days following his or her appointment. If the two appraisers cannot agree upon a third appraiser, then either party hereunder may request that the Presiding Judge of the Sacramento County Superior Court appoint such third appraiser. The Fair Market Rental shall be equal to the average of the two (2) written appraisals which are closest, and the third (3rd) appraisal shall be disregarded. Each party shall bear the cost of the appraiser appointed by it. If three (3) appraisers are appointed, each party shall bear the cost of the appraiser appointed by it and the parties shall share equally in the cost of the third appraiser. No person shall be appointed or designated an appraiser unless he or she is (i) an independent appraiser who is a currently certified member of the American Institute of Real Estate Appraisers (with MAI designation) and unless he or she has at least five (5) years’ experience as an appraiser in Sacramento County, or (ii) a real estate broker with a minimum of at least ten (10) years’ experience in leasing of commercial office space in the vicinity of the Project. The third appraiser shall not have ever been employed (full-time or part-time or on a consulting basis) by Landlord or Tenant. In the event that the Fair Market Rental is not established before the commencement of the extended term, Tenant shall continue to pay the Base Rent in effect as of the end of the original term; when the Fair Market Rental has been established, the new Base Rent shall be retroactively effective as of the beginning of the extended term, and Tenant shall pay Landlord any deficiency within thirty (30) days after the establishment of the new Base Rent. If Tenant has overpaid Base Rent during such period, such overpayment shall be offset against Rent thereafter coming due.
     40. OPTION TO PURCHASE: In addition to all other rights that Tenant has under this Lease to use and occupy the Premises during the Term, Landlord grants Tenant an option (“Option”) to purchase the Project on the following terms and conditions:
          a. Option Date: This Option may only be exercised on the first (1st) day of the fourteenth (14th) calendar month following the Commencement Date (“Option Date”). If Tenant does not exercise the Option on the Option Date, Landlord shall be released from all obligations under this Option, and all of Tenant’s rights under this Option, legal or equitable, shall cease.
          b. Transferability of Option: This Option may be assigned only with the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion. The Option granted under this Lease is personal to Tenant and any Tenant Affiliate and may not be separated from or transferred independently from the Lease.
          c. Exercise of Option: The Option shall be exercised by mailing or delivering a written notice (“Exercise Notice”) to Landlord prior to the expiration of the Option Date. It is a condition to the effectiveness of Tenant’s exercise of the Option that Tenant not then be in default under the Lease beyond any applicable cure period. If Tenant is in default under this Lease beyond any applicable cure period at the time Tenant gives the Exercise Notice, the Exercise Notice shall be void. Simultaneously with Tenant’s delivery of the Exercise Notice, Tenant shall execute and deliver to Landlord, the Agreement of Purchase and Sale (“Purchase Agreement”) which shall be in the form of Exhibit E. Within ten (10) days following Landlord’s receipt of the Purchase Agreement, provided that the Option is effective pursuant to this Section, Landlord shall execute the Purchase Agreement and return an original thereof to Tenant, and such document shall control the purchase and sale transaction regarding the Premises. The Purchase Agreement shall not be effective for any purpose unless Tenant timely and effectively exercises the Option. To the extent of any inconsistencies between the provisions of the Purchase Agreement and the Option, the provisions of the Option shall prevail.
          d. Notices: The Exercise Notice shall be delivered to Landlord in accordance with the notice requirements set forth in this Lease.
          e. Effect of Exercise: In the event that Buyer elects to exercise the Option and thereafter does not acquire fee title to the Project for any reason, this Lease shall remain effective and in full force.
     41. TERMINATION RIGHTS: Provided that Tenant is not in default under the terms and conditions of this Lease beyond any applicable cure period, Tenant shall have the right to terminate this Lease on the last day of the seventh (7th) year following the Commencement Date (“Termination Date”) by delivering written notice of such election to Landlord at least one hundred eighty (180) days prior to the Termination Date. In, the event that Tenant makes such election, as a condition precedent to the effectiveness of the termination of this Lease, on the Termination Date, Tenant shall pay Landlord the amount of Three Hundred Fifty Thousand and No/100ths Dollars ($350,000.00), which amount is in addition to any other amount which may be owing at such time by Tenant. Provided that Tenant has complied with the provisions of this Section, on the Termination Date, this Lease shall terminate, and the parties shall have no further obligations hereunder except (i) for those obligations of Landlord and Tenant hereunder which expressly survive the expiration or early termination of the Lease; and (ii) that Landlord shall return to Tenant the Security Deposit and any prepaid Rent or other amounts prepaid by Tenant hereunder, in accordance with the provisions of this Lease.
     42. CONTEMPLATED EXPANSION: In the event that Tenant, following the Lease Date, determines to lease the remaining space within the Building, resulting in the Tenant leasing one hundred percent (100%) of the Rentable Area and Usable Area of the Building, Tenant shall thereafter, for the remaining Term of the Lease, (i) be responsible for the one hundred percent (100%) of all Operating Expenses, Taxes and Utilities, (ii) assume all maintenance, repair and replacement obligations of Landlord for the Project Common Areas and the Building, to the extent set forth in the Lease, excepting latent defects within the Building, the structural portions of the roof, the structural walls and foundation of the Building, which shall remain the responsibility of Landlord, and (iii) be responsible for procuring and maintaining all Utilities and services provided by Landlord to Tenant the expenses for which are within the definition of Operating Expenses. In such event, Landlord and Tenant shall enter into a written amendment to this Lease which addresses the matters set forth above, and any other matter deemed appropriate by the parties, with the intention to convert Tenant’s leasehold interest in the Premises to a standard “Single-Tenant, Net, Net, Net” leasing relationship. In the event that Tenant elects to lease one hundred percent (100.00%) of the Rentable Area and Useable Area of the Building as set forth in this Section, provided that Landlord and Tenant agree upon reasonable terms and conditions, Landlord would be willing to act as the manager of the Building, on behalf of Tenant, for a management fee of three and one-half percent (3.50%) of Rent, as may be modified pursuant to this Section.
     43. NOTICES: All notices and demands required to be sent to the Landlord or Tenant under the terms of this Lease shall be personally delivered or sent by certified mail, postage prepaid or by overnight courier (i.e. Federal Express), to the addresses indicated in the Basic Lease Information, or to such other addresses as the parties may from time to time designate by notice pursuant to this paragraph. Notices shall be deemed received upon the earlier of (i) if personally delivered, the date of delivery to the address of the person to receive such notice (ii) if mailed, two (2) days following the date of posting by the U.S. Postal Service, and (iii) if by overnight courier, on the business day following the deposit of such notice with such courier.
     44. GENERAL PROVISIONS:
          a. Exhibits: Exhibits affixed to this Lease are a part hereof.
          b. Joint Obligation: If there be more than one Tenant, the obligations hereunder imposed upon Tenant shall be joint and several.
          c. Marginal Headings: The marginal headings and titles to the paragraphs of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

          d. Time: Time is of the essence in this Lease and with respect to each and all of its provisions in which performance is a factor.
          e. Quiet Possession: Upon Tenant paying the Rent reserved hereunder, and observing and performing all of the covenants, conditions, and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises for the entire term hereof, subject to all the provisions of this Lease.
          f. Prior Agreements: This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease, and no prior agreements or understanding pertaining to any such matters shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. This Lease shall not be effective or binding on any party until fully executed by both parties hereto.
          g. Inability to Perform: This Lease and Landlord’s and Tenant’s obligations hereunder (excepting Tenant’s payment of Rent) shall not be affected or impaired if the performance of an obligation is prevented due to a Force Majeure Event. Landlord or Tenant, as the case may be, shall provide the other party with written notice of the occurrence of such Force Majeure Event and a description of the performance of the obligations delayed thereby, which Force Majeure Event may be objected to by such other party within five (5) days following its receipt of such notice. If objection is made to such Force Majeure Event, and such objection is not resolved within ten (10) days thereafter, the disputed matter shall be submitted to Arbitration for determination.
          h. CC&Rs: Tenant shall comply with all conditions, covenants and restrictions recorded against the Project as of the Lease Date.
          i. Jury Trial: The parties hereto shall, and they hereby do, waive trial by jury in any action, proceeding, or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises and/or any claim of injury or damage.
          j. Landlord’s Personal Liability: The liability of Landlord (which, for purposes of this paragraph, shall include the owner of the Building if other than Landlord, affiliates, officers, employees, partners or principals) to Tenant for any default by Landlord under the terms of this Lease shall be limited to (i) the greater of the amount of Two Million Five Hundred Thousand and No/100ths Dollars ($2,500,000.00) or the interest of Landlord or any of them in the Building, until the Premises is Ready for Occupancy (for the purpose of this Subsection (i), Benjamin Catlin and Carl Panattoni, in their individual capacity, agree to be responsible, to the same extent as Landlord, for the amount of damages specified in this Subsection (i)), and (ii) following the Premises becoming Ready for Occupancy, the interest of Landlord or any of them in the Building. Except as provided in this Section, neither Landlord nor any partner, co-venturer, co-tenant, officer, director, employee, agent, or representative of Landlord shall have any personal liability whatsoever with respect thereto.
          k. Severability: Any provisions of this Lease which shall prove to be invalid, void, and illegal shall in no way affect, impair, or invalidate any other provision hereof, and such other provisions shall remain in full force and effect.
          l. Choice of Law: This Lease shall be governed by the laws of the State in which the Premises are located.

          m. Signs: Tenant shall not place any sign upon the Premises without Landlord’s prior written consent. Any sign that Tenant has the right to place, construct, and maintain shall comply with all laws, and Tenant shall obtain any approval required by such laws. Landlord makes no representation with respect to Tenant’s ability to obtain such approval.
          n. Project Name: Tenant may use the name of the Project in which the Premises are located in all Tenant’s advertising in connection with Tenant’s business at the Premises and for no other purpose, except with Landlord’s consent. Tenant shall not have or acquire any property right or interest in the name of the Project. Landlord reserves the right to change the name, title, or address of the Project or the address of the Premises at any time, and Tenant waives all claims for damages caused by such change.
          o. Late Charges: Tenant acknowledges that late payment by Tenant to Landlord of Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to fix. Such costs include, without limitation, processing charges, accounting charges, and late charges that may be imposed on Landlord by the terms of any encumbrance and note secured by any encumbrance covering the Premises. Therefore, if any delinquent installment of Rent or other sums due from Tenant is not received by Landlord within ten (10) days after the same are due, Tenant shall pay to Landlord an additional sum equal to five percent (5%) of such overdue amount as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the administrative and other costs that Landlord will incur by reason of late payment by Tenant. Acceptance of any late charge shall not constitute a waiver of Tenant’s default with respect to the overdue amount, nor prevent Landlord from exercising any of the other rights and remedies available to Landlord.

LANDLORD:	TENANT:

/s/ [ILLEGIBLE]	/s/ [ILLEGIBLE]	(Initials)
          p. Interest: Notwithstanding any other provisions of this Lease, any installment of Rent or other amounts due under this Lease not paid to Landlord when due shall bear interest from the date due or from the date of expenditure by Landlord for the account of Tenant, until the same have been fully paid, at a rate per annum which is the lesser of the “prime” or “reference” rate of interest announced or internally posted by the Bank of America, N.T. & S.A., plus two (2) percentage points, but not to exceed the highest rate permitted under applicable law. The payment of such interest shall not constitute a waiver of any default by Tenant hereunder.
          q. Attorneys’ Fees: In the event any legal action is brought to enforce or interpret the provisions of this Lease, the prevailing party therein shall be entitled to recover all costs and expenses including reasonable attorneys’ fees. In addition, if either party becomes a party to any litigation concerning this Lease, the Premises, or the Building or other improvements, by reason of any act or omission of the other party or its authorized representatives, and not by any act or omission of the party that becomes a party to that litigation or any act or omission of its authorized representatives, the party that causes the other party to become involved in the litigation shall be liable to that party for reasonable attorneys’ fees and court costs incurred by it in the litigation.
          r. Modifications: This Lease contains the entire agreement between the parties relating to the rights herein granted and the obligations herein assumed. Any oral representations or modifications concerning this Lease shall be of no force or effect, excepting a subsequent modification in writing signed by the party to be charged.
          s. Execution: Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.
          t. Successors and Assigns: Subject to the provisions of this Lease, this Lease and each of its covenants and conditions shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.
          u. Waiver of California Code Sections: Notwithstanding any other provision of this Lease and in addition to any waivers which may be contained in this Lease, Tenant waives the provisions of Civil Code Section 1932(2) and 1933(4) with respect to the destruction of the Premises; Civil Code Sections 1932(1), 1941 and 1942 with respect to Landlord’s repair duties and Tenant’s right of repair; and Code of Civil Procedure Section 1265.130 allowing either party to petition the Superior Court to terminate this Lease in the event of a partial taking of the Premises for public or quasi-public use by statute, by right of eminent domain, or by purchase in lieu of eminent domain; and any right of redemption or reinstatement of Tenant under any present or future case law or statutory provision (including Code of Civil Procedure Section 473, 1174 (c) and 1179 and Civil Code Section 3275) in the event Tenant is dispossessed from the premises for any reason. This waiver applies to future statutes enacted in addition or in substitution to the statute specified herein, and this waiver shall apply even though Tenant may be the subject of a voluntary or involuntary petition in bankruptcy.
          v. Government Energy or Utility Controls: In the event of imposition of federal, state or local governmental controls, regulations or restrictions on the use or consumption of energy or other utilities during the term, both Landlord and Tenant shall be bound thereby.
          w. Accord and Satisfaction; Allocation of Payments: No payment by Tenant or receipt by Landlord of a lesser amount than the Rent provided for in this Lease shall be deemed to be other than on account of the earliest due Rent, nor shall any endorsement or statement on any check or letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of the Rent or pursue any other remedy provided for in this Lease. In connection with the foregoing, Landlord shall have the absolute right in its sole discretion to apply any payment received from Tenant to any account or other payment of Tenant which is then due or delinquent.
          x. Changes Requested by Lender: Neither Landlord nor Tenant shall unreasonably withhold its consent to changes or amendments to this Lease requested by the lender on Landlord’s interest, so long as these changes do not alter the Base Rent or other basic business terms of this Lease or otherwise diminish any right or increase any obligations of the party from whom consent to such change or amendment is requested.
          y. Furnishing Financial Statements: In order to induce Landlord to enter into this Lease, prior to the Commencement Date, Tenant agrees that it shall promptly furnish Landlord and Landlord’s lender, from time to time, upon Landlord’s written request, with financial statements reflecting Tenant’s current financial condition. Tenant represents and warrants that all financial statements, records and information furnished by Tenant to Landlord and Landlord’s lender in connection with the Lease are true, correct and complete in all respects.
          z. Objection to Statements: Tenant’s failure to object to any statement, invoice or billing rendered by Landlord within a period of ninety (90) days after receipt thereof shall constitute Tenant’s acquiesce with respect thereto and shall render such statement, invoice or billing an account stated between Landlord and Tenant.
          aa. Recording: Within five (5) days following the Commencement Date, Landlord and Tenant shall execute, notarize, and record a short form memorandum of this Lease in the form attached hereto as Exhibit F, and cause such document to be recorded. Upon the termination of this Lease, within ten (10) business days following Tenant’s receipt of written demand from Landlord, Tenant shall execute a Quitclaim Deed, in a form reasonably acceptable to Landlord and Tenant, to remove such encumbrance from title to the Project. The provisions of this Section shall survive the termination of this Lease.
          ab. Execution of Lease, No Options: The submission of this Lease to Tenant shall be for examination purposes only, and does not and shall not constitute a reservation of or option for Tenant to Lease, or otherwise created any interest of Tenant in the Premises or any other Premises within the Building. Execution of this Lease by Tenant and its return to Landlord shall not be binding on Landlord notwithstanding any time interval, until Landlord has in fact signed and delivered this Lease to Tenant.
     IN WITNESS WHEREOF, this Lease is executed on the date and year first above written.

LANDLORD:		TENANT:

PANATTONI-CATLIN VENTURE XXVI		ENDOSONICS CORPORATION,
a California general partnership		a Delaware corporation

By :	/s/ [ILLEGIBLE]	By :	/s/ [ILLEGIBLE]

Its:	[ILLEGIBLE]	Its:	President & CEO

Date:	1-25-96	Date:	1-10-96

LIST OF EXHIBITS

A.	Description of Premises

B.	Building Specification

C.	Rules and Regulations

D.	Description of Expansion Premises (To Be Attached On The Commencement Date)

E.	Agreement of Purchase and Sale

F.	Memorandum of Lease

EXHIBIT A
DESCRIPTION OF PREMISES

EXHIBIT - A
ENDOSONICS CORPORATE OFFICE BUILDING
NARRATIVE BUILDING DESCRIPTION
The proposed building is one story in height with a plan area of approximately 73,000 SF. The construction consists of:

a.	Slab on grade floors.

b.	Predominantly tilt-up walls with punched window openings and areas of stick framed walls.

c.	Perimeter and interior tube steel columns supporting glue-lam beams and a diaphragm roof system with built-up roofing.

d.	Roof top, packaged unit mechanical systems on curbs. (Tilt-up panels provide wall parapet visual screening of equipment from grade.)

Exterior Finishes Include:

a.	Bands and solid areas of thin set tile and thin brick.

b.	“Tex Coat” finished concrete panels.

c.	Tinted glass in painted aluminum frames.

d.	Round column covers at predominant corners.

EXHIBIT-
ENDOSONICS CORPORATE OFFICE BUILDING
SITE PLAN AND APPROXIMATE DEMISED PREMISES

EXHIBIT A

EXHIBIT B
BUILDING SPECIFICATIONS

TENANT IMPROVEMENT OUTLINE SPECIFICATIONS	ISSUED: OCTOBER 5, 1995
OFFICE BUILDING FOR KILGORE ROAD — PANATTONI-CATLIN VENTURE
1.	NON-RATED PARTITION
A.	3-5/8" X 25 gauge metal studs spaced per code.

B.	5/8" gypsum board one (1) layer each side.

C.	Taping to be three (3) coats with light spray stipple finish.

D.	Partition height extend to underside of finished ceiling except as noted on construction plan.
2.	WOOD DOORS
A.	Office & manufacturing areas — 3' – 0" X 8' – 0", solid core, paint grade.

B.	Corporate & reception areas – 3' – 0" X 8' – 0", solid core plain sliced prefinished hardwood veneer.

C.	20 minute rated/labeled (as required).
3.	METAL DOOR FRAMES
A.	3" – 0" X 8' – 0", Pressed metal Timely style (knock-down).

B.	Factory paint color to be determined by owner and tenant.

C.	20 minute rated/labeled (as required).
4.	HARDWARE
A.	Latchset: Schlage D Series, Rhodes style handle brushed chrome finish (or equal).

B.	Locksets: With panic bars at exit doors.

C.	Hinges: Hager No. BB1279, 4-1/2 X 4-1/2 size, 1-1/2 pair per door, US 26D finish.

D.	Entrance Hardware: Tubular pulls and push bars. Electric locks with card key access.

E.	Doorstop: Wall bumper #1274 CS.
5.	ACOUSTICAL CEILING
A.	Grid: 15/16" grid. Exposed white. 2X4.

TENANT IMPROVEMENT OUTLINE SPECIFICATIONS	ISSUED: OCTOBER 5, 1995
OFFICE BUILDING FOR KILGORE ROAD — PANATTONI-CATLIN VENTURE
B.	Tile Types:
a.	Office and manufacturing areas — Armstrong Minaboard Fissured 2'X4'X5/8" white.

b.	Clean room areas — mylar of vinyl non-dusting tile suitable for class 100,000 clean rooms.

c.	Corporate and recreation areas — Armstrong Bold Look II.
6.	CARPET (office areas)
A.	Installation: Direct glue installation in all areas except over pad in Board Room.

B.	28 oz. loop or tufted pile broadloom with standard backing.
7.	BASE
A.	4" rubber base.
1.	Coved in hard surface areas.

2.	Straight at carpet.
8.	RESILIENT FLOORING (manufacturing areas)
A.	VCT: Armstrong Standard Excelon, 12" X 12" X 1/8" thick.

B.	Antistatic VCT: Flexco static dissipative vinyl 12" X 12".
9.	SEALED CONCRETE (storage areas)

10.	PAINTED EPOXY COATED CONCRETE (model shop)

11.	PAINTING
A.	Walls
1.	Low sheen, Latex wall finish.

2.	Maximum two (2) colors per room.
12.	LIGHT FIXTURES
A.	Manufacturing areas:
•	2X4 3 Lamp Fluorescent Fixtures with prismatic lenses to provide 100 footcandles minimum average.
B.	Office areas:
•	2X4 3 Lamp Fluorescent Fixtures in 3" deep cell parabolic lenses to provide 40-60 footcandles average.
C.	Upgraded Architectural lighting in the following areas:
1.	Reception

2.	Board Room

TENANT IMPROVEMENT OUTLINE SPECIFICATIONS	ISSUED: OCTOBER 5, 1995
OFFICE BUILDING FOR KILGORE ROAD — PANATTONI-CATLIN VENTURE
D.	Parking area and site lighting per code.
13.	LIGHT SWITCHES
A.	Rocker Switch — paired in double gang box to meet CAC Title 24.

B.	White color plastic coverplate.

Note: Allowance: One (1) fixture per eighty (80) square feet of allowance area.
14.	ELECTRICAL WALL OUTLET
A.	Levitlon 120V. duplex.

B.	White colored plastic coverplate.
15.	TELEPHONE WALL OUTLET
A.	Double gang outlet box with ring and pull wire in wall.

B.	Coverplate by telephone company to match white.
16.	WINDOW COVERING
A.	Horizontal mini blinds 1" blade.

B.	Color: Standard color through out.
17.	SPRINKLERS
A.	Chrome finish semi-recessed sprinkler head provided per code.

B.	Chrome finish escutcheon plate.
18.	EXIT LIGHT
A.	Perfectlite recessed edgelight, fluorescent fixture.
19.	HVAC
A.	Design Criteria:
1.	All indoor areas shall be heated, ventilated, and air conditioned appropriate to the intended use in accordance with indoor design criteria to 75 degrees F drybulb in summer and 72 degrees F drybulb in winter when the outside temperature is thirty two (32) degrees Fahrenheit and that the air conditioning systems serving the Premises shall cool all areas of the Premises to an inside temperature of seventy five (75) degrees Fahrenheit plus or minus two (2) degrees when relative humidity is fifty percent (50%) plus or minus five percent (5%) and the outside temperature is ninety-six (96) degrees dry bulb, seventy-three (73) degrees wet bulb. The air diffusion temperature differences shall be 21 degrees F maximum for cooling and 40 degrees F for heating.

2.	Fresh Air Criteria: Landlord’s HVAC system shall provide a minimum of 20 CFM per person of fresh air for typical office areas and 35 CFM for designated smoking

TENANT IMPROVEMENT OUTLINE SPECIFICATIONS	ISSUED: OCTOBER 5, 1995
OFFICE BUILDING FOR KILGORE ROAD — PANATTONI-CATLIN VENTURE
areas and conference rooms. (Provided through main supply air duct.)
B.	Zoning Assumptions:
1.	All areas of the building shall be zoned as required to prevent non-uniform temperature in a space due to variable heat gain from outdoor exposure, variation in people density, etc.

2.	Rooms or areas having an exterior exposure shall not be in same zone as an interior room or area. Rooms or areas having an exterior exposure on one side of the building shall not be in same zone as a room or area on another side of the building. Corner rooms or areas shall be on a separate zone. For open offices, consider exterior zone as extending 15 feet from perimeter.

3.	Zone areas shall not exceed eight hundred (800) square feet for perimeter zones or one thousand, two hundred (1,200) square feet for interior zones. The zones may be located anywhere in the building at the discretion of the Owner.
C.	Noise Attenuation Requirements:
1.	30 NRC in conference and executive offices.

2.	35 NRC in office areas.

3.	40 NRC maximum in lobbies.
D.	HVAC Special Requirements:
1.	Exhaust fans in the following areas:
a.	Toilet Rooms

b.	Copy Areas

c.	Lunch Room
20.	MILLWORK
A.	Plastic Laminate faced WIC custom grade

B.	Upgraded reception desk

R M W	Robinson	Architecture	1718 3rd Street	Suite 101
	Mills -	and	Sacramento CA 95814
	Williams	Interior Design	916.449.1400	FAX 916.449.1414
MEMORANDUM

DATE:	October 12, 1995

TO:	Tim Gagnier, Panattoni-Catlin Venture Paul Thomas, Voit

FROM:	Steve Guest, RM+W

SUBJECT:	Clarifications and additions to Endosonics Tenant Improvements from meeting with Tom Black, and Cliff Varney on Tuesday October 11, 1995.
The following list summarizes our discussion regarding finishes, equipment requirements and operational criteria for specific rooms from the Endosonics space plan dated September 28, 1995 (Scale 1/8"-1'-0").
A.	Catheter Production Room:
1.	HVAC Requirements: Maintain temperature range of 70-75° during production. Maintain relative humidity at 65% with ± 5% maximum deviation at all times.

2.	Landlord to provide energy management system with local alarms.

3.	Landlord to provide EMS 24 hour monitoring with alarm and zone control from remote location.

4.	Redundancy not necessary.

5.	Hood Requirements:
a.	Landlord to provide non-corrosive hood (plastic) 100 CFM over entire work area (approximately 4'X8' — could be contained in separate room).

b.	Landlord to provide second low velocity hood (galvanized sheet metal 4'X6').
6.	Room Finishes:
a.	Floors: Sheet vinyl flooring.

b.	Walls: Floor to ceiling Marlite panels throughout.
7.	Electrical Requirements:
a.	Landlord will provide electrical closet within or near the production area with 277 volt panel, step down transformer and 110 volt panel with capacity for 50-20 amp circuits.
8.	Compressed Air Requirements: (See O below)

9.	Vacuum Air Requirements: (See P below)
B.	Gowning Room:
1.	Landlord to provide round Bradley type hand wash sink with foot control, with capacity for 8-10 people.

2.	Landlord to provide 8-10 air hand dryers.

3.	Landlord to provide lockers for 100 (1/2 height, double stacked).

4.	Landlord to provide rough-in and installation for eyewash unit furnished by Tenant.

5.	Room Finishes: Sheet vinyl flooring.
C.	Model Shop:
1.	Room must be under negative pressure.

2.	Compressed air requirement: (See O below)

3.	Vacuum air requirement: (See P below)

MEMORANDUM
Endosonics Tenant Improvements
October 12, 1995

D.	Extrusion Room:
1.	Room-must be under negative pressure.

2.	Landlord to provide floor sink and cold water line with shut-off valve.

3.	Room Finishes:
a.	Floors: VCT

b.	Walls: Marlite panels

c.	Ceiling: “Non-dusting”, class 100,000 clean room. .
4.	Compressed air requirement: (See O below)

5.	Vacuum air requirement: (See P below)
E.	System Production:
1.	Provide a total of 4 burn rooms (2 shown), each with:
a.	Windowed double doors.

b.	400 CFM fans with individual controls.

c.	Rough-in for electrical heater, strips provided by Tenant.
2.	Provide sink with hot and cold water in base cabinets with uppers (as shown) add residential size kitchen hood/fan ducted unit.

3.	Compressed air as required: (See O below)

4.	Vacuum air as required: (See P below)
F.	Engineering Lab:
1.	Provide sink and hood as in J above.

2.	Compressed air as required: (See O below)

3.	Vacuum air as required: (See P below)
G.	Transducer Room:
1.	Provide sink and hood as in J above.

2.	Compressed air as required: (See O below)

3.	Vacuum air as required: (See P below)
H.	Lunch Room:
1.	Landlord to provide the following equipment:
a.	Full, size refrigerator (large).

b.	2 microwaves (cabinet hung).

c.	Sink with disposer.

d.	Dishwasher.

e.	3 filtered water taps below sink.

f.	Instahot.
I.	Front Break Room:
1.	Landlord to provide:
a.	Full size refrigerator (medium)

b.	Dishwasher

c.	Sink with disposer

d.	3 filtered water taps

e.	Microwave (cabinet hung)

MEMORANDUM
Endosonics Tenant Improvements
October 12, 1995

J.	Executive Conference/Board Room:
1.	Landlord to provide:
a.	Millwork with bar sink and u.c. refrigerator.

b.	Executive display/white board unit.

c.	Roughed-in J box with wall switch for future recessed, automatic projection screen (ceiling mounted).
K.	Staff Toilets:
1.	Finishes:
a.	6X6 tile floors with tile base.

b.	Tile wainscot as required by code.

c.	P-lam counter tops.
2.	Provide floor drains.
L.	Executive/Board Room Toilets:
1.	Finishes:
a.	6X6 tile floors in toilet room.

b.	Carpet in lavatory room.

c.	Tile wainscot as required by code.

d.	Granite counter tops.
2.	Provide floor drains.
M.	Loading Areas:
1.	Provide dock leveler at dock bay.

2.	Provide covered awning at van spaces over roll-up doors.
N.	Vault Room (Not shown on plan yet.):
1.	Provide 10X12 storage room with 2 hour wall and door construction, and hard lid with 2 layers of gyp. board.
O.	Compressed Air System:
1.	Landlord provides:
a.	Compressor room

b.	Power rough-in for compressors

c.	Main air line plumbing distribution to all rooms indicated above with shut-offs as follows:

•	Catheter Production	5 valves

•	Model Shop	2 valves

•	Extrusion Room	2 valves

•	Systems Production	2 valves

•	Engineering Lab	2 valves

•	Transducer Room	2 valves
2.	Tenant Provides:
a.	Compressor units

b.	Filters, regulators, dryers

c.	Local distribution within rooms

MEMORANDUM
Endosonics Tenant Improvements
October 12, 1995

P.	Vacuum Air System:
1.	Landlord provides an allowance for 400 linear feet of PVC schedule 40, 2" main distribution pipe with “T” fittings every 50'.
Q.	Security System:
1.	Landlord provides at all exterior doors:
a.	Electric door hardware for card readers.

b.	J box and conduit to ceiling plenum for card readers.
2.	All installation of tenant’s security system components, cabling and door interfaces provided by Tenant.

EXHIBIT C
RULES AND REGULATIONS
     1. Landlord shall have the right to control and operate the public portions of the Building and the public facilities, as well as facilities furnished for the common use of the tenants, in such manner as it deems best for the benefit of the tenants generally. No tenant shall invite to the demised Premises, or permit the visit of, persons in such numbers or under such conditions as to interfere with the use and enjoyment of the entrances, corridors, elevators and facilities of the Building by other tenants.
     2. Landlord reserves the right to close and keep locked all entrance and exit doors of the Building outside of normal business hours as Landlord may deem to be advisable for the protection of the property. All tenants, their employees, or other persons entering or leaving the Building at any time when it is so locked may be required to sign the Building register when so doing, and the watchman in charge may refuse to admit to the Building while it is so locked Tenant or any of Tenant’s employees, or any other person, without a pass previously arranged, or other satisfactory identification showing his right of access to the Building at such time. Landlord assumes no responsibility and shall not be liable for any damage resulting from any error in regard to any such pass or identification, or from the admission of any unauthorized person to the Building.
     3. Landlord reserves the right to exclude or expel from the Building or in regard to any such pass or identification, or from the admission of any unauthorized person to the Building, or any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of the Rules and Regulations of the Building or in violation of any law, order, ordinance, or governmental regulation.
     4. The entries, corridors, stairways and elevators shall not be obstructed by any tenant, or used for any other purpose than ingress or egress to and from its respective offices. Tenant shall not bring into or keep within the Building any animal or vehicle.
     5. Freight, furniture, business equipment, merchandise and bulky matter of any description ordinarily shall be delivered to and removed from the demised Premises only in the designated the service entrances and corridors, but special arrangements will be made for moving large quantities or heavy items of equipment and supplies into or out of the Building.
     6. All entrance doors in the demised Premises shall be left locked when the demised Premises are not in use.
     7. Tenant shall not attach or permit to be attached additional locks or similar devices to any door, transom or window of the demised Premises; change existing locks or the mechanism thereof; or make or permit to be made any keys for any door thereof other than those provided by Landlord. (If more than two keys for one lock are desired, Landlord will provide them upon payment therefor by Tenant).
     8. Canvassing, soliciting or peddling in the Building is prohibited and each tenant shall cooperate to prevent the same.
     9. Tenant shall not advertise the business, profession or activities of Tenant in any manner which violates the letter or spirit of any code of ethics adopted by any recognized association or organization pertaining thereto or use the name of the Building for any purpose other than the business address of the Tenant.

     10. The drinking fountains, lavatories, water closets and urinals shall not be used for any purpose other than those for which they were installed.
     11. No awnings or other projections over or around the windows or entrances of the demised Premises shall be installed by any tenant. Tenant shall not change the draperies or the color of induction unit enclosures in any manner which will alter the Building’s appearance from the outside of the Building.
     12. Rooms or other areas used in common by tenants shall be subject to such regulations.
     13. Landlord is not responsible to any tenant for the non-observance or violation of the Rules and Regulations by any other tenant.
     14. Landlord reserves the right by written notice to Tenant, to rescind, alter to waive any rule or regulation at any time prescribed for the Building when, in Landlord’s reasonable judgment, it is necessary, desirable or proper for the best interest of the Building and its tenants.
     15. The Tenant shall not exhibit, sell or offer for sale on the demised Premises or in the Building any article or thing except those articles and things essentially connected with the stated use of the demised Premises by the Tenant without the advance consent of the Landlord.
     16. The Tenant shall never use any picture or likeness of the Building in any circulars, notices, advertisements or correspondence without the Landlord’s consent.
     17. The Tenant shall cooperate fully with the Landlord to assure the effective operation of the Building’s air conditioning system. If Tenant shall so use the demised Premises that noxious or objectionable fumes, vapors and odors exist beyond the extent to which they are discharged or eliminated by means of the flues and other devices contemplated by the various plans, specifications and leases, then Tenant shall provide proper ventilating equipment for the discharge of such excess fumes, vapors and odors so that they shall not enter into the air conditioning system or be discharged into other vents or flues of the Building or annoy any of the tenants of the Building or adjacent properties. The design, location and installation of such equipment shall be subject to Landlord’s approval.
     18. All loading and unloading of merchandise, supplies, materials, garbage and refuse shall be made only through such entryways and elevators and at such times as the Landlord shall designate. In its use of the loading areas in the basement, the Tenant shall not obstruct or permit the obstruction of said loading area and at no time shall park or allow its officers, agents or employees to park vehicles therein except for loading or unloading.
     19. There shall not be used or kept anywhere in the Building by any tenant or persons or firms visiting or transacting business with a tenant any hand trucks, except those equipped with rubber tires and side guards, or other vehicles of any kind.
     20. The Tenant shall not contract for any work or service which might involve the employment of labor incompatible with the Building employees or employees of contractors doing work or performing services by or on behalf of the Landlord.
     21. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with any window or door of the demised Premises without the prior written consent of the Landlord.
     22. No sign, advertisement notice or other lettering shall be exhibited, inscribed, painted or affixed by Tenant on any part of the outside or inside of the demised Premises or of the Building, without the prior written consent of Landlord. In the event of any violation of the foregoing by Tenant, Landlord may remove same without any liability, and may charge the expense incurred by such removal to Tenant. Interior signs on doors and directory tablet shall be inscribed, painted or affixed for Tenant by Landlord at the expense of Tenant, and shall be of a quality, quantity, type, design, color, size, style, composition, material, location and general appearance acceptable to Landlord.
     23. The sashes, sash doors, skylights, windows and doors that reflect or admit light or air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels, or other articles be placed on the window sills, or in the public portions of the Building.
     24. Tenant shall not mark, paint, drill into or in any way deface any part of the demised Premises or the Building. No boring, cutting or stringing of wires shall be permitted, except with the prior written consent of Landlord, and as Landlord may direct.
     25. No animal or bird of any kind shall be brought into or kept in or about the demised Premises or the Building.
     26. Neither Tenant nor any of Tenant’s agents, servants, employees, contractors, visitors or licensees shall at any time bring or keep upon the demised Premises any inflammable, combustible or explosive fluid, chemical or substance.
     27. No additional locks, bolts or mail slots of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any change be made in existing locks or the mechanism thereof. Tenant must, upon the termination of the tenancy, restore to Landlord all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by Tenant, and in the event of the loss of any keys so furnished, Tenant shall pay to Landlord the cost thereof.
     28. Landlord shall have the right to prohibit any advertising referring to the Building which, in Landlord’s reasonable opinion, tends to impair the reputation of the Building or its desirability as a first-class building for offices, and upon notice from Landlord, Tenant shall refrain from or discontinue such advertising.
     29. Tenant’s contractors shall, while in the Building or elsewhere in the complex of which the Building forms a part, be subject to and under the control and direction of the Superintendent of the Building (but not as agent or servant of said Superintendent or of Landlord).
     30. If the demised Premises is or becomes infested with vermin as a result of the use or any misuse or neglect of the demised Premises by Tenant, its agents, servants, employees, contractors, visitors or licensees, Tenant shall forthwith at Tenant’s expense cause the same to be exterminated from time to time to the satisfaction of Landlord and shall employ such licensed exterminators as shall be approved in writing in advance by Landlord.
     31. The requirements of Tenant will be attended to only upon application at the office of the Building. Building personnel shall not perform any work or do anything outside of their regular duties, unless under special instructions from the office of Landlord.
     32. No water cooler, air conditioning unit or system or other apparatus shall be installed or used by Tenant without the written consent of Landlord.
     33. Tenant shall install and maintain, at Tenant’s sole cost and expense, an adequate visibly marked (at all times properly operational) fire extinguisher next to any duplicating or photocopying machine or similar heat producing equipment, which may or may not contain combustible material, in the demised Premises.
     34. Tenant shall not use the name of the Building for any purpose other than as the address of the business to be conducted by Tenant in the demised Premises, nor shall Tenant use any picture of the Building in its advertising, stationery or in any other manner without the prior written permission of Landlord. Landlord expressly reserves the right at any time to change said name without in any manner being liable to Tenant therefor.

EXHIBIT D
DESCRIPTION OF EXPANSION PREMISES
(To Be Attached On Commencement Date)

EXHIBIT - D
ENDOSONICS CORPORATE OFFICE BUILDING
SITE PLAN AND APPROXIMATE DEMISED PREMISES

EXHIBIT E
AGREEMENT OF PURCHASE AND SALE
     This Agreement of Purchase and Sale (“Agreement”), dated for reference purposes only                            , 19          , is entered into by and between PANATTONI-CATLIN VENTURE XXVI, a California general partnership (“Seller”), and ENDOSONICS CORPORATION, a Delaware corporation (“Buyer”).
Recitals
     A. Seller is the owner of certain real property (“Real Property”), located in Rancho Cordova (“City”), Sacramento County (“County”), California (“State”), also known as Assessor’s Parcel Number                                         .
     B. The Real Property has constructed thereon a certain building, containing approximately                      gross square feet, (“Improvements”). The Real Property and Improvements are collectively referred to as the “Project,” which is commonly known as                                   , Rancho Cordova, California.
     C. The Real Property, Improvements, Personal Property (as hereinafter defined), and Seller’s interest in the Leases and Service Contracts (each of which are hereinafter defined) are hereinafter collectively referred to as the “Property.”
     D. Buyer, as tenant, and Seller, as Landlord, prior to the Effective Date, have entered into a certain Net Lease Agreement (“Lease”) dated                                         , pursuant to which Buyer and Seller have entered into this Agreement.
     E. Buyer desires to purchase from Seller and Seller desires to sell to Buyer the Property pursuant to the provisions of this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows:
Agreement
     1. Purchase and Sale. Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, the Property on the terms and subject to the conditions set forth in this Agreement. For the purposes of this Agreement, the date which the last party executes this Agreement and delivers it to the other party shall hereinafter be referred to as the “Effective Date.”
     2. Purchase Price. The purchase price (“Purchase Price”) for the Property shall be One Hundred Eight and No/100ths Dollars ($108.00 per gross square foot of the Improvements). At Close of Escrow (as hereinafter defined), to the extent that there is vacant space within the Improvements, the amount of Twenty Two and No/100ths Dollars ($22.00), multiplied by the gross square footage of such vacant space shall be offset against the Purchase Price.
     3. Payment of Purchase Price. The Purchase Price for the Property shall be payable by Buyer as follows:
          (a) Initial Deposit. On or before the fifth (5th) day following the Effective Date, Buyer shall deposit with Stewart Title of Sacramento (“Escrow Holder”) the amount of Twenty-Five Thousand and No/100ths Dollars ($25,000.00) (“Initial Deposit”). The Initial Deposit shall be invested by Escrow Holder with a financial institution acceptable to Seller in a federally-insured interest-bearing demand account, and the Initial Deposit, and all interest accrued thereon, shall be credited to the Purchase Price upon the Close of Escrow.

          (b) Final Deposit. On or before the expiration of the Contingency Period (as hereinafter defined), unless this Agreement has been previously terminated by Buyer pursuant to its rights set forth in this Agreement, Buyer shall deposit with Escrow Holder the amount of One Hundred Thousand and No/100ths Dollars ($100,000.00) (“Final Deposit”). Upon Buyer’s delivery of the Final Deposit to Escrow Holder, (i) the Final Deposit shall be invested by Escrow Holder in the interest-bearing account as is required for the Initial Deposit in Section 3(a) above, (ii) the Initial Deposit and the Final Deposit (collectively, “Deposit”), totalling One Hundred Twenty Five Thousand and No/100ths Dollars ($125,000.00), and all interest accrued thereon, shall be credited to the Purchase Price at Close of Escrow, and (iii) the Deposit shall become non-refundable, become the sole and absolute property of Seller, except as otherwise provided herein.
          (c) Cash at Close of Escrow. On or before the Close of Escrow, Buyer shall deposit with Escrow Holder the remaining portion of the Purchase Price, in immediately available funds, which shall be paid to Seller at Close of Escrow.
     4. Escrow.
          (a) Opening of Escrow. Within two (2) days following the Effective Date, Buyer shall open an escrow (“Escrow”) with Escrow Holder. Buyer and Seller agree to execute and deliver to Escrow Holder, in a timely manner, all escrow instructions necessary to consummate the transaction contemplated by this Agreement. Any such instructions shall not conflict with, amend or supersede any portion of this Agreement. If there is any inconsistency between such instructions and this Agreement, this Agreement shall control.
          (b) Close of Escrow. For purposes of this Agreement, “Close of Escrow” shall be defined as the date that the Grant Deed (as hereinafter defined) is recorded in the Official Records of the County. The Close of Escrow shall occur ten (10) days following the expiration of the Contingency Period (“Outside Date”), unless extended by the mutual written consent of the parties.
     5. Conditions of Title. It shall be a condition to the Close of Escrow and a covenant of Seller that title to the Project be conveyed to Buyer by Seller by a Grant Deed, which shall be in the form customarily used by Escrow Holder in the County (“Grant Deed”), subject only to (a) a lien to secure payment of real estate taxes, not yet due and payable; (b) the lien of supplemental taxes, not yet due and payable; (c) exceptions which are approved and/or accepted by Buyer in writing in accordance with this Agreement; and (d) all applicable laws, ordinances, rules and governmental regulations (including, but not limited to those relative to building, zoning and land use) affecting the development, use, occupancy or enjoyment of the Property (collectively, “Approved Conditions of Title”).
     6. Conditions to Close of Escrow.
          (a) Conditions to Buyer’s Obligations. The Close of Escrow and Buyer’s obligations to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions (or Buyer’s written waiver thereof) which are for Buyer’s sole benefit, on or prior to the dates designated below for the satisfaction of such conditions, or the Close of Escrow in absence of a specified date:
               (i) Title. Buyer shall have the right to approve any and all matters of and exceptions to title of the Project, including the legal description, as disclosed by the following documents and instruments (collectively, “Title Documents”): (A) a Preliminary Report (“Preliminary Report”) issued by Escrow Holder with respect to the Project and all matters referenced therein; and (B) legible copies of all documents, whether recorded or unrecorded, referred to in such Preliminary Report.

Buyer shall cause Escrow Holder to deliver the Title Documents to Buyer and Seller within ten (10) calendar days following the Effective Date. Buyer shall have ten (10) calendar days following its receipt of the Title Documents to give Seller and Escrow Holder written notice (“Buyer’s Title Notice”) of Buyer’s approval or disapproval, which shall be made in Buyer’s sole and absolute discretion, of the legal description and every item or exception disclosed by the Title Documents. The failure of Buyer to give Buyer’s Title Notice to Seller within the specified time period shall be deemed Buyer’s disapproval of title to the Project, in which case the Agreement shall be canceled pursuant to the provisions of this Section. In the event that Buyer’s Title Notice disapproves of any matter of title shown in the Title Documents, Seller shall, within seven (7) calendar days after Buyer’s Title Notice is received by Seller, give Buyer written notice (“Seller’s Title Notice”) of those disapproved title matters, if any, which Seller is unable or unwilling to have eliminated from title to the Project by Close of Escrow. In the event that Seller is unable to remove all of the title matters objected to by Buyer in Buyer’s Title Notice, Buyer shall have three (3) calendar days from receipt of Seller’s Title Notice to notify Seller in writing that either (1) Buyer is willing to purchase the Project subject to such disapproved exceptions, or (2) Buyer elects to cancel this transaction. Failure of Buyer to take either one of the actions described in Subsection (1) or (2) above shall be deemed to be Buyer’s election to take the action described in Subsection (2) above. In the event this Agreement is canceled or deemed canceled pursuant to this Section, except as otherwise provided herein, the parties shall have no further obligations under this Agreement, and all monies delivered to Escrow Holder by Buyer shall immediately be returned to Buyer.
               (ii) Inspections and Studies. For a period of thirty (30) days following the Effective Date (“Contingency Period”), Buyer shall have the right to review and approve the (A) Documents and Materials (as hereinafter defined), and (B) conduct any and all inspections, investigations, tests and studies (including, without limitation, investigations with regard to zoning, building codes and other governmental regulations, architectural inspections, engineering tests, economic feasibility studies, soils, seismic and geologic reports and environmental testing) with respect to the Property as Buyer may elect to make or maintain. Prior to the expiration of the Contingency Period, Buyer shall deliver to Seller and Escrow Holder written notice of its approval or disapproval, which shall be made in Buyer’s sole and absolute discretion, of the Property and the Documents and Materials. The failure of Buyer to deliver such notice prior to the expiration of the Contingency Period shall be deemed to constitute Buyer’s disapproval of such matters, in which case the Agreement shall be canceled pursuant to the provisions of this Section. The cost of any such inspections, tests and/or studies shall be borne by Buyer. Between the Effective Date and the Close of Escrow, Buyer, its agents, contractors and subcontractors shall have the right to enter upon the Project at reasonable times during ordinary business hours to make any and all inspections and tests as may be necessary or desirable in Buyer’s sole judgment and discretion. Buyer shall use its good faith efforts not to interfere with the use of the Improvements by the Tenants (as hereinafter defined). Buyer shall indemnify, defend (with counsel reasonably satisfactory to Seller) and hold Seller, its agents, employees, trustee, directors and officers, and the Property harmless from any and all damage arising out of or in connection with such entry and/or activities upon the Project by Buyer, its agents, employees or contractors. In the event Buyer disapproves or is deemed to have disapproved of the condition of the Property and/or the Documents and Materials prior to the expiration of the Contingency Period, except as otherwise provided herein, the parties shall have no further obligations under this Agreement, all monies delivered to Escrow Holder by Buyer shall be immediately returned to Buyer, and Buyer shall deliver to Seller copies of any and all reports, studies, inspections, or other materials Buyer caused to be prepared , pursuant to its inspection right set forth in this Section.
               (iii) Tenant Estoppel Certificate. On or before the Close of Escrow, Buyer shall have received from Seller estoppel certificates (“Tenant Estoppel Certificates”), duly executed by each of the Tenants, to be dated not more than forty five (45) days prior to the Close of Escrow. The Tenant Estoppel Certificate shall be in the form of Exhibit A attached hereto. In this regard, Buyer’s failure to object to any Tenant Estoppel Certificate within five (5) days following Buyer’s receipt thereof shall be deemed (i) Buyer’s approval of such document, and (ii) a satisfaction of the condition precedent set forth in this Section 6 (a) (iii) as it relates to such Tenant.
               (iv) Title Insurance. As of the Close of Escrow, Title Company (as hereinafter defined) shall have issued or shall have committed to issue the Title Policy (as’hereinafter defined) to Buyer.
               (v) Seller’s Obligations. As of the Close of Escrow, Seller shall have performed all of the obligations required to be performed by Seller under this Agreement.
               (vi) Seller’s Representations. As of the Close of Escrow, all representations and warranties made by Seller to Buyer in this Agreement shall be true and correct.
          (b) Conditions to Seller’s Obligations. The Close of Escrow and Seller’s obligations to consummate the transaction contemplated by this Agreement are subject to the satisfaction of the following conditions (or Seller’s waiver thereof) which are for Seller’s sole benefit, on or prior to the dates designated below for the satisfaction of such conditions, or the Close of Escrow in absence of a specified date:
               (i) Buyer’s Obligations. As of the Close of Escrow, Buyer shall have timely performed all of the obligations required by the terms of this Agreement to be performed by Buyer.
               (ii) Buyer’s Representations. As of the Close of Escrow, all representations and warranties made by Buyer to Seller in this Agreement shall be true and correct as of the Close of Escrow.
               (iii) Tenant Estoppel Certificates. On or before the Close of Escrow, Buyer shall have received Tenant Estoppel Certificates duly executed by all Tenants.
               (iv) Outside Date. The Close of Escrow shall occur on or before the Outside Date.
          (c) Failure of Condition to Close of Escrow. Except as provided in Section 6 (a) or 6 (b), in the event any of the conditions set forth in Section 6 (a) or 6 (b) are not timely satisfied or waived by the appropriate benefitted party, for a reason other than the default of Buyer or Seller, this Agreement shall terminate, and if applicable, the Deposit, and all interest accrued thereon, and all other monies delivered to Escrow Holder by Buyer shall be immediately be returned to Buyer, and, except as otherwise provided herein, the parties shall have no further obligations hereunder.
     7. Deposits By Seller. Unless otherwise provided in this Section, at least one (1) business day prior to the Close of Escrow, Seller shall deposit with Escrow Holder the following documents:
          (a) Grant Deed. The Grant Deed, duly executed and acknowledged in recordable form by Seller, conveying fee title to the Project to Buyer subject only to the Approved Conditions of Title.

          (b) FIRPTA Certificate. A certification, acceptable to Escrow Holder and duly executed by Seller under penalty of perjury setting forth Seller’s address and federal tax identification number in accordance with and/or for the purpose of the provisions of Sections 7701 and 1445, as may be amended, of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.
          (c) California Franchise Tax Withholding. Evidence satisfactory to Buyer and Escrow Holder that Seller is exempt from the provisions of the withholding requirements of the California Revenue and Taxation Code, as amended, and that neither Buyer nor Escrow Holder is required to withhold any amounts from the Purchase Price pursuant to such provisions.
          (d) Bill of Sale. A bill of sale (“Bill of Sale”) duly executed and acknowledged by Seller in favor of Buyer, assigning and conveying to Buyer all of Seller’s right, title and interest in and to the Personal Property. The Bill of Sale shall be in the form of, and upon the terms contained in, Exhibit B attached hereto.
          (e) Assignment of Leases. An Assignment of Leases (“Tenant Lease Assignment”) duly executed and acknowledged by Seller in recordable form, assigning to Buyer all of Seller’s right, title and interest in and to all of the Leases. The Tenant Lease Assignment shall be in the form of, and upon the terms contained in, Exhibit C attached hereto.
          (f) General Assignment. An assignment (“General Assignment”), duly executed by Seller, assigning to Buyer all of Seller’s right, title and interest in the Service Contracts. The General Assignment shall be in the form of, and upon the terms contained in, Exhibit D attached hereto.
          (g) Tenant Notification Letter. A letter to the Tenants (“Tenant Notification Letter”), duly executed by Seller and dated as of the Close of Escrow, notifying each Tenant that: (1) the Project has been sold to Buyer; (2) all of Seller’s right, title and interest in and to the Leases have been assigned to Buyer; and (3) commencing immediately, all rent and other payments and any notices under the Leases are to be paid and sent to Buyer.
          (h) Lease. The original Leases.
          (i) Service Agreements. The original Service Agreements.
          (j) Keys. Keys to all entrance doors to the Improvements and keys to all Personal Property located on the Project, which keys shall be properly tagged for identification.
          (k) Reimbursable Operating Statement. A statement setting forth the operating expenses incurred by Seller for the year in which the Close of Escrow occurs, for which Tenants have not yet been billed but for which Tenants are required to reimburse Seller pursuant to the Leases; provided, however, if such information is not reasonably available at Close of Escrow, Seller may deliver such statement to Buyer as soon as practicable after the Close of Escrow.
     8. Deposits By Buyer. At least one (1) business day prior to the Close of Escrow, Buyer shall deposit or cause to be deposited with Escrow Holder (a) the required funds which are to be applied towards the payment of the Purchase Price; (b) a counterpart of the Bill of Sale executed and acknowledged by Buyer; (c) a counterpart of the Tenant Lease Assignment executed and acknowledged by Buyer; and (d) a counterpart of the General Assignment executed and acknowledged by Buyer.
     9. Issuance of Title Insurance. At the Close of Escrow, Escrow Holder’s title insurer (“Title Company”), shall issue to Buyer its standard form California Land Title Association

(“CLTA”) Owner’s Policy of Title Insurance showing fee title to the Project vested in Buyer subject only to the Approved Conditions of Title (“Title Policy”). The Title Policy shall be issued with liability in an amount equal to the Purchase Price. Seller shall pay for the expense of the Title Policy. If Buyer elects to have Title Company issue its American Land Title Association (“ALTA”) Owner’s Policy of Title Insurance, Buyer shall pay for the expense of such ALTA premium increment, any indorsement thereto and any survey costs.
     10. Costs and Expenses. Except as otherwise specified in this Agreement, Seller and Buyer shall equally divide (a) all escrow fees and costs; (b) any document recording charges; and (c) documentary transfer tax charged by the County and any other transfer tax charged by the City. All other costs and expense of escrow and title shall be shared pursuant to the custom in the County. Buyer and Seller shall each pay all legal and professional fees and fees of other consultants incurred by Buyer and Seller, respectively.
     11. Prorations.
          (a) Revenues. Rentals, revenues, and other income, if any, from the Property, and any form operating expenses pass-throughs relating to the Leases, if any, affecting the Property shall be prorated as of 11:59 p.m. on the day following the Close of Escrow. “Rentals” as used herein include fixed monthly rentals, additional rentals, percentage rentals, escalation rentals, retroactive rentals, and any other sums and charges payable by Tenants under the Leases.
          (b) Delinquent Rentals. Rentals are delinquent when payment thereof is due on or prior to the Close of Escrow but has not been made by the Close of Escrow. Delinquent Rentals shall be prorated between Buyer and Seller as of the Close of Escrow but not until they are actually collected by Buyer. Buyer shall use its good faith efforts and due diligence to collect any delinquent Rentals, if any. After the Close of Escrow, without the prior consent of Buyer, which shall not be unreasonably withheld, Seller shall not take any action against a Tenant owing delinquent Rentals. Seller shall be entitled to any Rentals received by Buyer from Tenants after the Close of Escrow to the extent such Rentals relate to amounts owing prior to the Close of Escrow. Buyer agrees that any payments due to Seller as a result of collected delinquent Rentals shall be payable by Buyer to Seller upon receipt thereof, less Buyer’s reasonable cost of collection.
          (c) Operating Cost Pass-Throughs. Operating cost pass-throughs, or charges payable by Tenants which accrue to the Close of Escrow but which are not then due and payable, shall be prorated as of the Close of Escrow; provided, however, no payment thereof shall be made to Seller unless and until Buyer collects same from the Tenants, which Buyer shall use its good faith efforts an due diligence to collect following the Close of Escrow. When Buyer collects such operating cost pass-throughs, or charges from a Tenant, Buyer shall pay Seller an amount equal to all such operating cost pass-throughs, or charges accruing prior to the Close of Escrow. Payments of such prorated amounts shall be made to Seller upon receipt and shall be accompanied by a report showing such amount was calculated and such supporting documentation as Seller reasonably requests.
          (d) Tenant Deposits. Buyer shall be credited and Seller shall be debited with an amount equal to all deposits from Tenants (and any interest accrued thereon for the benefit of a Tenant) being held by Seller under the Leases.
          (e) Taxes/Assessments. All non-delinquent real estate taxes on the Project shall be prorated as of 11:59 p.m. on the day following the Close of Escrow based on the actual current tax bill, but if such tax bill has not yet been received by Seller by the Close of Escrow, then the current year’s taxes shall be deemed to be one hundred two percent (102%) of the amount of the previous year’s tax bill for the Project. All delinquent taxes and all assessments, if any, on the Project shall be paid at the Close of Escrow from funds accruing to Seller.
          (f) Other Expenses. All other expenses for the Property shall be prorated as of 11:59 p.m. on the day following to the Close of Escrow between the parties based upon the latest available information.
          (g) Corrections. If any errors or omissions are made regarding adjustments and prorations as set forth herein, the parties shall make the appropriate corrections promptly upon discovery thereof. If any estimates are made at the Close of Escrow regarding adjustments or prorations, the party shall make the appropriate correction promptly when accurate information becomes available. Any corrected adjustment or proration shall be paid in cash to the party entitled thereto.
     12. Review of Documents and Materials. Within five (5) calendar days following the Effective Date, Seller shall deliver to Buyer, all documents and materials (collectively, “Documents and Materials”) relating to the Property to the extent in Seller’s possession; provided, however, in no event shall Seller be required to disclose any “attorney-client” privileged information or internal appraisals. Seller makes no representation or warranty regarding the truth or accuracy of the Documents and Materials.
     13. Condition and Inspection of Property. Seller makes no representation or warranty regarding the condition of the Property, its past use, or its suitability for Buyer’s intended use, and the Property is sold AS-IS, WHERE-IS, WITH ALL FAULTS, AND THERE IS NO WARRANTY, EXPRESS OR IMPLIED, REGARDING THE CONDITION OF THE PROPERTY. Buyer is relying solely upon, and as of the expiration of the Contingency Period shall have conducted its own independent inspection, investigation, and analysis of the Property as it deems necessary or appropriate in so acquiring the Property from Seller, including, without limitation, any and all matters concerning the condition, use and/or sale of the Property.
     14. Seller’s Representations and Warranties. Seller represents and warrants to Buyer the following:
          (a) Seller has the full power to execute and deliver and fully perform its obligations under this Agreement. This Agreement constitutes a valid and legally binding obligation of Seller, in accordance with its terms;
          (b) Except as disclosed in writing by Seller to Buyer within five (5) days following the Effective Date, Seller has not (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller’s creditors; (iii) suffer the appointment of a receiver to take possession of all or substantially all of Seller’s asset; (iv) suffer the attachment or other judicial seizure of all, or substantially all of Seller’s assets; and (v) admit in writing its inability to pay its debts as they become due;
          (c) Except as disclosed in writing by Seller to Buyer within five (5) days following the Effective Date, Seller has not received any written notice of pending litigation which would adversely affect the property;
          (d) Except as disclosed in writing by Seller to Buyer within five (5) days following the Effective Date, Seller has not received any written notice from any governmental authority that the Improvements are presently in violation of any applicable building codes;
          (e) Except as disclosed in writing by Seller to Buyer within five (5) days following the Effective Date, Seller has not received any written notice from any governmental authority that eminent domain proceedings for the condemnation of the Real Property are pending;
          (f) As of the Close of Escrow, there will be no Service Contracts relating to the Property, except for the Service Contracts disclosed in the General Assignment; and
          (g) Seller has not entered into any Lease relating to, the Property, except those set forth in the Tenant Lease Assignment.
     15. Liquidated Damage. BUYER RECOGNIZES THAT THE PROPERTY WILL BE REMOVED BY THE SELLER FROM THE MARKET DURING THE EXISTENCE OF THIS AGREEMENT, AND THAT IF THIS AGREEMENT IS NOT CONSUMMATED BECAUSE OF BUYER’S DEFAULT, IT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICAL TO ASCERTAIN THE EXTENT OF THE DETRIMENT TO SELLER. THE PARTIES HAVE DETERMINED AND AGREED THAT THE ACTUAL AMOUNT OF DAMAGES THAT WOULD BE SUFFERED BY SELLER AS A RESULT OF ANY SUCH DEFAULT IS DIFFICULT OR IMPRACTICABLE TO DETERMINE AS OF THE DATE OF THIS AGREEMENT AND THAT THE DEPOSIT IS A REASONABLE ESTIMATE OF THE AMOUNT OF SUCH DAMAGES. FOR THESE REASONS, THE PARTIES AGREE THAT IF THIS PURCHASE AND SALE IS NOT CONSUMMATED BECAUSE OF BUYER’S DEFAULT, SELLER SHALL BE ENTITLED TO RETAIN OF THE DEPOSIT, AS LIQUIDATED DAMAGES. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677. SELLER HEREBY WAIVES THE PROVISIONS OF CALIFORNIA CIVlL CODE SECTION 3389. SELLER AGREES THAT THESE LIQUIDATED DAMAGES SHALL BE IN LIEU OF ANY OTHER MONETARY RELIEF OR OTHER REMEDY, INCLUDING, WITHOUT LIMITATION, SPECIFIC PERFORMANCE, TO WHICH SELLER MIGHT OTHERWISE BE ENTITLED UNDER THIS AGREEMENT, AT LAW OR IN EQUITY, AND SHALL BE SELLER’S SOLE AND EXCLUSIVE RIGHT AND REMEDY. NOTHING CONTAINED HEREIN SHALL IN ANY MANNER LIMIT THE AMOUNT OF DAMAGES OBTAINABLE BY SELLER PURSUANT TO AN ACTION UNDER ANY HOLD HARMLESS, DEFENSE OR INDEMNIFICATION PROVISION HEREOF.
Seller                                          Buyer
     16. Condemnation and Destruction.
          (a) Eminent Domain or Taking. If, prior to the Close of Escrow, any material portion of the Real Property or Improvements is taken by eminent domain or otherwise, Seller shall immediately notify Buyer of such fact. If such taking is “material,” Buyer shall have the option, in its reasonable discretion, to terminate this Agreement upon written notice to Seller given not later than ten (10) days after receipt of Seller’s notice. If this Agreement is terminated pursuant to this Section, the provisions of Section 6 (c) shall govern. If Buyer does not exercise this option to terminate this Agreement, or if there has not been a material taking by eminent domain or otherwise to give rise to such option, neither party shall have the right to terminate this Agreement, but the Seller shall assign and turn over, and the Buyer shall be entitled to receive and keep, all awards for the taking by eminent domain which accrue to Seller and the parties shall proceed to the Close of Escrow pursuant to the terms hereof, without modification of the terms of this Agreement and without any reduction in the Purchase Price. For the purpose hereof, “material” shall be deemed to be any diminution in the value of the Property as a result of a taking by eminent domain or otherwise which exceeds Fifty Thousand and No/100ths Dollars ($50,000.00), as determined by Seller using its good faith judgment.
          (b) Fire or Casualty. Prior to the Close of Escrow, the entire risk of loss or damage by earthquake, flood, landslide, fire or other casualty shall be borne and assumed by Seller, except as otherwise provided in this Section. If, prior to the Close of Escrow, any part of the Improvements are damaged or destroyed by earthquake, flood, landslide, fire or other casualty, Seller shall immediately notify Buyer of such fact. If such damage or destruction is “material”, Buyer shall have the option to terminate this Agreement upon written notice to the Seller given not later than ten (10) days after receipt of Seller’s notice. For purposes hereof, “material” shall be deemed to be any uninsured damage or destruction to the Project or any insured damage or destruction where the cost of repair or replacement is estimated to be Fifty Thousand Dollars ($50,000.00) or more or shall take more than ninety (90) days to repair, in Seller’s good faith judgment; provided, however, in the case of uninsured damage or destruction, Seller may, at Seller’s option, elect to repair such damage and destruction and keep this Agreement in full force and effect so long, as such repair can be and is completed by Seller prior to the Close of Escrow. If this Agreement is so terminated, the provisions of Section 6 (c) shall govern. If Buyer does not exercise this option to terminate this Agreement, or if the casualty is not material, neither party shall have the right to terminate this Agreement but Seller shall assign and turn over, and Buyer shall be entitled to receive and keep, all insurance proceeds payable to it with respect to such destruction, and the parties shall proceed to the Close of Escrow pursuant to the terms hereof without modification of the terms of this Agreement and without any reduction in the Purchase Price.
     17. Notices. All notices or other communications required or permitted hereunder shall be in writing, and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or sent by electronic facsimile and shall be deemed received upon the earlier of (i) if personally delivered, the date of delivery to the address of the person to receive such notice, (ii) if mailed, on the date of posting by the United States Post Office, or (iii) if given by electronic facsimile, when received by the other party.

TO BUYER:	Endosonics Corporation
6616 Owens Drive
Pleasanton, California
Telephone: (510) 734-0464
Facsimile: (510) 734-0465
Attention: Donald D. Huffman

TO SELLER:	Panattoni-Catlin Venture XXVI
3620 Fair Oaks Boulevard, Suite 150
Sacramento, California
Telephone: (916) 920-4400
Facsimile: (916) 920-0854
Attention: Benjamin S. Catlin

WITH COPY TO:	Trainor Robertson
701 University Avenue, Suite 200
Sacramento, California 95825
Telephone: (916) 929-7000
Facsimile: (916) 929-7111
Attention: Jay Heckenlively

TO ESCROW HOLDER:	Stewart Title of Sacramento
555 Capitol Mall, Suite 280
Sacramento, California 95814
Telephone: (916) 441-4950
Facsimile: (916) 444-8691
Attention: Vince Balbi
     Notice of change of address shall be given by written notice in the manner described in this Section.
     18. Brokers. At the Close of Escrow, and only in such event, Seller shall pay a real estate brokerage commission to Cornish & Carey Commercial (“Broker”) equal to two percent (2.00%) of the Purchase Price, less any commission paid to the Broker pursuant to a result of the Lease. If any additional claims for brokers’ or finders’ fees for the consummation of this Agreement arise, then Buyer hereby agrees to indemnify, hold harmless and defend Seller from and against such claims if they shall be based upon any statement, representation or agreement by

Buyer, and Seller hereby agrees to indemnify, hold harmless and defend Buyer if such claims shall be based upon any statement, representation or agreement made by Seller.
     19. Exchange. The parties to this Agreement acknowledge that either party may desire to structure the sale and/or the purchase of the Property as an exchange for like-kind property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, in order to defer recognition of income from the disposition of the Property and other properties. The parties agree to reasonably cooperate with each other to accomplish such exchange(s) and each party hereby agrees that any and all costs associated with said exchange shall be borne solely by the exchanging party and shall in no way be attributable to the non-exchanging party. In no event shall the non-exchanging party be required to take title to the exchanged property(ies) to effectuate the tax deferred exchange contemplated by this Section.
     20. Miscellaneous.
          (a) Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid, and shall be enforced to the fullest extent permitted by law.
          (b) Waivers. No waiver of any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of time for performance of any other obligation or act except those of the waiving party, which shall be extended by a period of time equal to the period of the delay.
          (c) Survival of Representations. The indemnification, defense and hold harmless obligations, and the representations and warranties made by each party herein shall survive (1) the Close of Escrow and shall not merge into the Grant Deed and the recordation thereof, and (2) the termination and/or cancellation of this Agreement.
          (d) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the permitted successors and assigns of the parties hereto.
          (e) Professional Fees. If either party commences an action against the other to interpret or enforce any of the terms of this Agreement or because of the breach by the other party of any of the terms hereof, the losing party shall pay to the prevailing party reasonable attorneys’ fees, costs and expenses and court costs and other costs of action incurred in connection with the prosecution or defense of such action, whether or not the action is prosecuted to a final judgment. For the purpose of this Agreement, the terms, “attorneys’ fees” or “attorneys’ fees and costs” shall mean the fees and expenses of counsel to the parties hereto, which may include printing, photostating, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals, librarians and others not admitted to the bar but performing services under the supervision of an attorney. The terms “attorneys’ fees” or “attorneys’ fees and costs” shall also include, without limitation, all such fees and expenses incurred with respect to appeals, arbitrations and bankruptcy proceedings, and whether or not any action or proceeding is brought with respect to the matter for which said fees and expenses were incurred. The term “attorney” shall have the same meaning as the term “counsel.”

          (f) Entire Agreement. This Agreement (including all Exhibits attached hereto) is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings, with respect thereto. This Agreement may not be modified, changed, supplemented, superseded, canceled or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto and lawful assignees.
          (g) Assignment. Buyer may not assign its right, title or interest in this Agreement to any other party without the prior written consent of Seller, which determination may be withheld in Seller’s sole and absolute discretion. Any attempted assignment without the prior written consent, of Seller shall be void and be deemed a default of Buyer hereunder. Any permitted assignment shall not relieve the assigning party from any liability under this Agreement.
          (h) Time of Essence. Seller and Buyer hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof and that failure to timely perform any of the terms, conditions, obligations or provisions hereof by either party shall constitute a material breach of and a non-curable (but waivable) default under this Agreement by the party so failing to perform.
          (i) Relationship of Parties. Nothing contained in this Agreement shall be deemed or construed by the parties to create the relationship of principal and agent, a partnership, joint venture or any other association between Buyer and Seller.
          (j) Construction. Headings at the beginning of each paragraph and subparagraph are solely for the convenience of the parties and are not a part of the Agreement. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. Unless otherwise indicated, all references to paragraphs, sections, subparagraphs and subsections are to this Agreement. All exhibits referred to in this Agreement are attached and incorporated by this reference.
          (k) Governing Law. The parties hereto acknowledge that this Agreement has been negotiated and entered into in the State of California. The parties hereto expressly agree that this Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of California.
          (l) Possession of Property. Buyer shall be entitled to the possession of the Property immediately following the Close of Escrow.
          (m) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.
          (n) Days of Week. If any date for performance herein falls on a Saturday, Sunday or holiday, as defined in Section 6700 of the California Government Code, the time for such performance shall be extended to 5:00 p.m. on the next business day.
          (o) Representation by Counsel. Notwithstanding any rule or maxim of construction to the contrary, any ambiguity or uncertainty shall not be construed against either Seller or Buyer based upon authorship of any of the provisions hereof. Seller and Buyer each hereby warrant, represent and certify to the other as follows: (a) that the contents of this Agreement have been completely and carefully read by the representing party and counsel for the representing party; (b) that the representing party has been separately represented by counsel and the representing party is satisfied with such representation; (c) that the representing party’s counsel has advised the representing party of, and the representing party fully understands, the legal consequences of this Agreement; and (d) that no other person (whether a party to this Agreement or not) has made any threats, promises or representations of any kind whatsoever to induce the execution hereof, other than the performance of the terms and provisions hereof.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

BUYER:	SELLER:

ENDOSONICS CORPORATION, a Delaware corporation	PANATTONI-CATLIN VENTURE XXVI, a California general Partnership

By:	By:

Its:	Its:

Date:	Date:

EXHIBIT LIST
Exhibit A          —          Estoppel Certificate
Exhibit B          —          Bill of Sale
Exhibit C          —          Tenant Lease Assignment
Exhibit D          —          General Assignment

EXHIBIT A
ESTOPPEL CERTIFICATE

TO:

	RE:	Lease Dated:

Landlord:

(“Landlord”)

		Tenant :		(“Tenant”)

		Premises:	Approximately	square feet

located at

(“Premises”)
Ladies and Gentlemen:
     The undersigned hereby certifies to                                          (“Buyer”), as of the date hereof as follows:
     1. The undersigned is the “Tenant” under the above-referenced lease (“Lease”); covering the above-referenced Premises (“Premises”). A true, correct and complete copy of the Lease (including all addenda, riders, amendments, modifications and supplements thereto); is attached hereto as Exhibit A.
     2. The Lease constitutes the entire agreement between Landlord and Tenant with respect to the Premises and the Lease has not been modified, changed, altered or amended in any respect except as follows:                                                                                                                                                                                                                                                                                                                                                   .
     3. The term of the Lease commenced on                                         , 19                     , and, including any presently exercised option or renewal
term, will expire on                                         , 19                     . Tenant has accepted full and complete possession of the Premises and is the actual occupant in possession and has not sublet, assigned or hypothecated or otherwise transferred all or any portion of Tenant’s leasehold interest. All improvements to be constructed on the Premises by Landlord have been completed to the satisfaction of Tenant and accepted by Tenant and any tenant construction allowances have been paid in full. All duties of an inducement nature required of the Landlord in the Lease have been fulfilled. All of the Landlord’s obligations which have accrued prior to the date hereof have been performed.
     4. There exists no breach or default, nor state of facts nor condition which, with notice, the passage of time, or both, would result in a breach or default on the part of either Tenant or Landlord. To the best of Tenant’s knowledge, no claim, controversy, dispute, quarrel or disagreement exists between Tenant and Landlord.
     5. Tenant is currently obligated to pay base annual rental in monthly installments of $                                         per month and monthly installments of annual rental have been paid through                                         , 19                     . In addition, the Lease requires rent adjustments based on                                                                                                                         . No other rent has been paid in advance and Tenant has no claim or defense against Landlord under the Lease and is asserting no offsets or credits against either the rent or Landlord. In addition, Tenant is currently obligated to pay a proportionate share of common area maintenance charges equal to $                                         per month. Tenant has no claim against Landlord for any security, rental, cleaning or other deposits, except for a security deposit in the amount of $                                         which was paid pursuant to the Lease.

     6. The Lease is in full force and effect in accordance with its terms and is a binding obligation of the undersigned.
     7. The undersigned has received no notice of prior sale, transfer, assignment, hypothecation or pledge of the Lease or of the rents secured therein, except to Buyer.
     8. This Estoppel Certificate shall remain in effect for forty-five (45) days from date hereof provided that if there is a material change in the Lease, Tenant shall immediately notify Landlord in writing of such change and its failure to do so shall entitle Buyer to rely on this Certificate as certified.
     9. The undersigned acknowledges that:
     (a) Buyer is purchasing Landlord’s interest in the property which includes the Premises and, in connection with that purchase, will be receiving an assignment of Landlord’s interest under the Lease;
     (b) Landlord, Buyer and Buyer’s successors, agents and assigns (including, but not limited to subsequent purchasers, lenders and title insurers) will be relying upon each of the statements contained herein in connection with Buyer’s purchase of the property of which the Premises is a part and but for the assurances and agreements contained herein Buyer would not purchase the property of which the Premises is a part; and
     (c) The undersigned will attorn to and recognize Buyer as the Landlord under the Lease and will pay all rents and other amounts due thereunder to Buyer upon notice to the undersigned that Buyer has become the owner of Landlord’s interest in the Premises under the Lease.
     10. In the event any of the statements set forth herein conflicts or is inconsistent with any provision or term contained in the Lease or any modifications thereof, the statement contained herein shall prevail.

By:

Its:
“Tenant”

EXHIBIT B
BILL OF SALE
     THIS BILL OF SALE (“Bill of Sale”), is made this                      day of                                                              , 1994, by and between ENDOSONICS CORPORATION, a Delaware corporation (“Buyer”), and PANATTONI-CATLIN VENTURE XXVI, a California general partnership (“Seller”).
W I T N E S S E T H :
     Seller and Buyer entered into that certain Agreement of Purchase and Sale dated as of                                                               , 19                      (“Agreement”) respecting the sale of certain “Property” (as defined in the Agreement).
     Under the Agreement, Seller is obligated to transfer to certain personal property (“Personal Property”), which is described in Exhibit A attached hereto and incorporated herein by this reference, which is used in connection with the operation of the improvements, commonly known as                                                             , Rancho Cordova, California, located on the real property described in Exhibit B attached hereto.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller does hereby absolutely and unconditionally give, grant, bargain, transfer, sell, set over, assign, convey, release, confirm and deliver to Buyer all of the Personal Property.
     Seller makes no representation or warranty regarding the condition, fitness or usefulness of the Personal Property, and Buyer acknowledges and agrees that is acquiring the Personal Property in its AS-IS, WHERE-IS CONDITION, WITHOUT WARRANTY, EITHER EXPRESS OR IMPLIED.
     This Bill of Sale shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, heirs and legatees of Buyer and Seller.
     This Bill of Sale shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of California.
     IN WITNESS WHEREOF, the parties have executed this Bill of Sale as of the dates below.

BUYER:	SELLER:

ENDOSONICS CORPORATION,	PANATTONI-CATLIN VENTURE XXVI,
a Delaware corporation	a California general Partnership

By:	By:

Its:	Its:

Date:	Date:

EXHIBIT C

RECORDING REQUESTED BY AND WHEN RECORDED MAIL TO:

Attention:

MAIL TAX STATEMENTS TO:
SAME AS ABOVE

SPACE ABOVE THIS LINE FOR RECORDER’S USE
TENANT LEASE ASSIGNMENT
     THIS TENANT LEASE ASSIGNMENT (“Assignment”) is made this ___ day of______, 19___ by and between PANATTONI-CATLIN VENTURE XXVI, a California general partnership (“Assignor”), and ENDOSONICS CORPORATION, a Delaware corporation (“Assignee”).
W I T N E S S E T H:
     Under that certain Agreement of Purchase and Sale dated ______, 19___ (“Agreement”), Assignor is obligated to assign to Assignee any and all of Assignor’s right, title and interest in and to all leases, licenses, tenancy agreements or occupancy agreements (collectively, “Leases”) relative to the improved real property (“Real Property”) described in Exhibit A attached hereto and incorporated herein by this reference. The Leases are set forth on Exhibit B attached hereto which is incorporated herein by this reference.
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby assigns, sells, transfers, sets over and delivers unto Assignee all of the Assignor’s estate, right, title and interest in and to the Leases and Assignee hereby accepts such assignment.
     Assignee hereby assumes the performance of all of the terms, covenants and conditions imposed upon Assignor as landlord under the Leases accruing or arising on or after the date of recordation of this Assignment in the Official Records of Sacramento County.
     In the event of the bringing of any action or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants, conditions, agreements or provisions on the part of the other party arising out of this Assignment, then in that event the prevailing party shall be entitled to have and recover of and from the other party all costs and expenses of the action or suit, including reasonable attorneys’ fees.
     Assignee agrees to indemnify, defend (with counsel satisfactory to Assignor) and hold Assignor, its partners, officers, directors, shareholders, trustees, employees and agents harmless from and against any and all litigation, loss cost, damage, claim, demand, expense or liability whatsoever (including without limitation), attorneys’ fees, charges and costs) (hereinafter “Damages”) arising out of the Leases. Such indemnification, defense and hold harmless obligation under this Section shall be inapplicable to any Damages which occur prior to the date that this Assignment is recorded in the Official Records of Sacramento County.

     This Agreement shall not become effective as between the parties until it is recorded in the Official Records of Sacramento County.
     This Assignment shall be binding upon and inure to the benefit of the successors, assignees, personal representatives, heirs and legatees of all the respective parties hereto.
     This Assignment shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of California.
     IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment as of the dates set forth below.

ASSIGNOR:

PANATTONI-CATLIN VENTURE XXVI,
a California general partnership

By:

Its:

Date:

ASSIGNEE:

ENDOSONICS CORPORATION,
a Delaware corporation

By:

Its:

Date:

EXHIBIT D
GENERAL ASSIGNMENT
          THIS GENERAL ASSIGNMENT (“Assignment”), dated                                         , 199_, is entered into by and between PANATTONI-CATLIN VENTURE XXVI, a California general partnership (“Assignor”), and ENDOSONICS CORPORATION, a Delaware corporation (“Assignee”).
W I T N E S S E T H:
          Assignor, as seller, and Assignee, as buyer, entered into that certain Agreement of Purchase and Sale, dated                                         , 19___ (“Agreement”), regarding the purchase and sale of certain “Property” (as such term is defined in the Agreement).
          Under the Agreement, Assignor is obligated to assign to Assignee, all of Assignor’s right, title and interest in and to the Service Agreement (as such terms are defined in the Agreement).
          NOW, THEREFORE, for good and valuable consideration; the receipt and sufficiency of which are hereby acknowledged, , Assignor hereby assigns, sells, transfers, sets over and delivers unto Assignee, all of Assignor’s estate, right, title and interest in and to the Service Agreements and Assignee hereby accepts such assignment and assumes the obligations thereunder.
          In the event of the bringing of any action or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants, conditions, agreements or provisions on the part of the other party arising out of this Assignment, then in that event the prevailing party shall be entitled to have and recover of and from the other party all costs and expenses of the action or suit, including reasonable attorneys’ fees.
          This Assignment shall be binding upon and inure to the benefit of the successors, assignees, personal representatives, heirs and legatees of all the respective parties hereto.
          This Assignment shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of California.
          Assignee agrees to indemnify, defend (with counsel satisfactory to Assignor) and hold Assignor, its partners, officers, directors, shareholders, trustees, employees and agents harmless from and against any and all litigation, loss cost, damage, claim, demand, expense or liability whatsoever (including without limitation), attorneys’ fees, charges and costs) (hereinafter “Damages”) arising out of the Leases. Such indemnification, defense and hold harmless obligation under this Section shall be inapplicable to any Damages which occur prior to the date that this Assignment is recorded in the Official Records of Sacramento County.

     IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment as of the dates set forth below.

ASSIGNOR:

PANATTONI-CATLIN VENTURE XXVI,
a California general partnership

By:

Its:

Date:

ASSIGNEE:

ENDOSONICS CORPORATION,
a Delaware corporation

By:

Its:

Date:

EXHIBIT F

RECORDING REQUESTED BY AND WHEN RECORDED MAIL TO:

SPACE ABOVE THIS LINE FOR RECORDER’S USE
MEMORANDUM OF NET LEASE AGREEMENT
     This Memorandum of Net Lease Agreement (“Memorandum”), dated for reference purposes as ______, 19___, is entered into by and between PANATTONI-CATLIN VENTURE XXVI, a California general partnership (“Landlord”), and ENDOSONICS CORPORATION, a Delaware corporation (“Tenant”).
RECITALS
     A. On or about December ___, 1995, Landlord and Tenant entered into a certain Net Lease Agreement (“Lease”), pursuant to which Landlord leases to Tenant approximately 43,000 square feet of a building located at                      Kilgore Road, Rancho Cordova, California (“Premises"). The real property, on which the Premises is located, is more particularly described in Exhibit “A” attached hereto and incorporated herein by this reference.
     B. Tenant and Landlord now desire to execute this Memorandum to provide constructive knowledge of Tenant’s lease of the Premise.
     NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:
AGREEMENT
     1. Lease of Premises. Landlord hereby leases to Tenant, and Tenant leases from Landlord, the Premises for a term commencing on                                          , 1996, and terminating on                                          , 2006, upon the terms and conditions set forth in the Lease. Pursuant to the provisions of the Lease, Tenant has an option to extend the term of the Lease for three (3) consecutive five (5)-year periods, which would extend the term of the Lease to                                          , 20___.
     2. Incorporation. All of the terms and conditions of the Lease are incorporated by reference herein.
     3. Provisions Binding on Landlord. The Lease shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns, subject to the provisions of the Lease.

     4. Governing Law. This Memorandum and the Lease are governed by the laws of the State of California.
     NOW, THEREFORE, the parties have executed this Memorandum as of the dates set forth below.

TENANT:	LANDLORD:

ENDOSONICS CORPORATION,	PANATTONI-CATLIN VENTURE XXVI,
a Delaware corporation	a California general partnership

By:	By:

Name:	Name:

Its:	Its:

(NOTARIAL ACKNOWLEDGMENTS ATTACHED)

CALIFORNIA ALL-PURPOSE ACKNOWLEDGEMENT

STATE OF CALIFORNIA	)
) SS.
COUNTY OF	)

On                                                             , 1996 before me,                                                             , Notary Public, personally appeared                                                             ,

☐	personally known to me	- OR -	☐	proved to me on the basis of satisfactory evidence to be the person(s) whose names(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

(SIGNATURE OF NOTARY)

OPTIONAL SECTION

THIS CERTIFICATE MUST BE ATTACHED TO THE DOCUMENT DESCRIBED AT RIGHT:	TITLE OR TYPE OF DOCUMENT	MEMORANDUM OF NET LEASE AGREEMENT
	NUMBER OF PAGES	DATE OF DOCUMENT

Though the data requested here is not required by law, it could prevent fraudulent reattachment of this form.

CALIFORNIA ALL-PURPOSE ACKNOWLEDGEMENT

STATE OF CALIFORNIA	)
) SS.
COUNTY OF	)

On                                                             , 1996 before me,                                                             , Notary Public, personally appeared                                                             ,

☐	personally known to me	- OR -	☐	proved to me on the basis of satisfactory evidence to be the person(s) whose names(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

(SIGNATURE OF NOTARY)

OPTIONAL SECTION

THIS CERTIFICATE MUST BE ATTACHED TO THE DOCUMENT DESCRIBED AT RIGHT:	TITLE OR TYPE OF DOCUMENT	MEMORANDUM OF NET LEASE AGREEMENT
	NUMBER OF PAGES	DATE OF DOCUMENT

Though the data requested here is not required by law, it could prevent fraudulent reattachment of this form.

\

FIRST AMENDMENT TO NET LEASE AGREEMENT
(2870 Kilgore Road, Rancho Cordova, California)
     This First Amendment to Net Lease Agreement (“First Amendment”), dated for reference purposes as April 30, 1997, is entered into by and between PANATTONI-CATLIN VENTURE XXVI, a California general partnership (“Landlord”), and ENDOSONICS CORPORATION, a Delaware corporation (“Tenant”).
Recitals
     A. On or about January 10, 1996, Landlord and Tenant entered into that certain Net Lease Agreement (“Lease”) concerning the lease of the “Premises”, as more particularly described therein, located in the “Building,” to be constructed by Landlord at 2870 Kilgore Road, Rancho Cordova, California.
     B. Landlord and Tenant now desire to amend the terms and conditions of the Lease in accordance with the provisions of this First Amendment.
     NOW THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows:
Agreement
     1. Definitions. Unless otherwise specified herein, all capitalized terms used in this First Amendment are used as defined in the Lease.
     2. Effective Date. This First Amendment shall become effective on date it is executed by both Landlord and Tenant, which date is hereinafter referred to as the “Effective Date.”
     3. Square Footage Determination. In conjunction with Tenant and Landlord agreeing upon the “Final Plans,” as set forth in Section 2(b) of the Lease, Landlord and Tenant acknowledge and agree upon the following matters:
          (i) The usable and rentable square footage of the Premises is forty five thousand five hundred ninety seven (45,597) square feet.
          (ii) The total usable and rentable square footage of the Building is seventy five thousand six hundred twenty six (75,626) square feet.
          (iii) The Tenant’s Proportionate Share is sixty and 29/100ths percent (60.29%).
          (iv) The total rentable and usable square footage of the Expansion Premises is six thousand (6,000) square feet.
     4. Section 7(b) of the Lease. As a result of the adjustments to the square footages set forth in Section 3 of this First Amendment, Landlord and Tenant hereby agree that the first paragraph of Section 7(b) of the Lease is deleted in its entirety and replaced with the following:

          7(b) The Base Rent shall be increased during the Term of this Lease as follows:

Months during Term
(from Commencement Date)	Base Rent
01 through 06	Free

07 through 18	$39,307.66 ($.862 per rentable square foot)

19 through 50	$42,499.45 ($.932 per rentable square foot)

51 through 90	$44,232.13 ($.970 per rentable square foot)

91 through 120	$46,922.36 ($1.029 per rentable square foot)
          Additionally, in the first sentence of the second paragraph of Section 7(b) of the Lease, reference to “Twenty Three Thousand Eight Hundred Twenty Seven and No/100ths Dollars ($23,827.00)”, shall be amended to “Twenty Six Thousand Two Hundred Five and 11/100ths Dollars ($26,205.11).”
     5. Address of Building. Landlord and Tenant acknowledge and agree that the address of the Building has been changed to “2870 Kilgore Road, Rancho Cordova, California.”
     6. Ratification. Except as modified by this First Amendment, the Lease is ratified, affirmed, in full force and effect, and incorporated herein by this reference.
     NOW, THEREFORE, the parties have executed this First Amendment as of the date set forth below.

TENANT:	LANDLORD:

ENDOSONICS CORPORATION,	PANATTONI - CATLIN VENTURES
a Delaware corporation	XXVI, a California general partnership

By: /s/ [ILLEGIBLE]	By: /s/ [ILLEGIBLE]

Its: V.P. & CFO	Its: General Partner
Date: April 30, 1997	Date: 5/14/97

SECOND AMENDMENT TO NET LEASE AGREEMENT
(2870 Kilgore Road, Rancho Cordova, California)
     This Second Amendment to Net Lease Agreement (“Second Amendment”), dated for reference purposes as May 8, 1997, is entered into by and between PANATTONI-CATLIN VENTURE XXVI, a California general partnership (“Landlord”), and ENDOSONICS CORPORATION, a Delaware corporation (“Tenant”).
Recitals
     A. On or about January 10, 1996, Landlord and Tenant entered into that certain Net Lease Agreement (“Original Lease”) concerning the lease of the “Premises”, as more particularly described therein, located in the “Building,” to be constructed by Landlord at 2870 Kilgore Road, Rancho Cordova, California.
     B. On or about April 30, 1997, Landlord and Tenant amended the provisions of the Original Lease pursuant, to that certain First Amendment to Net Lease Agreement (“First Amendment”). The Original Lease, as amended by the First Amendment, is hereinafter referred to as the “Lease.”
     C. Landlord and Tenant now desire to amend the terms and conditions of the Lease in accordance with the provisions of this Second Amendment.
     NOW THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows:
Agreement
     1. Definitions. Unless otherwise specified herein, all capitalized terms used in this Second Amendment are used as defined in the Lease.
     2. Effective Date. This Second Amendment shall become effective on date it is executed by both Landlord and Tenant, which date is hereinafter referred to as the “Effective Date.”
     3. Expansion of Premises. Tenant desires to expand the Premises to include an additional thirteen thousand two hundred twenty eight (13,228) usable and rentable square feet (“Expansion Area”), which area is described in Exhibit A-1 attached hereto, to the existing Premises, which area contains forty five thousand five hundred ninety seven (45,597) usable and rentable square feet. Landlord is willing to lease the Expansion Area to Tenant upon the terms and conditions of this Second Amendment, which are as follows:
          (i) Landlord shall, at Landlord’s sole cost, cause those certain improvements (“Expansion Area Improvements”), described in Exhibit B-1 attached hereto, to be substantially completed (i.e., Landlord has obtained for the Expansion Area a certificate of occupancy (temporary or final)) within the Expansion Area on or before July 1, 1997, subject only to delays caused by Force Majeure Events, which date shall hereinafter be referred to as the “Expansion Area Occupancy Date.”
          (ii) On the Expansion Area Occupancy Date, the Lease shall be amended as follows:
               (a) Any and all referenced to “Premises” in the Lease shall be deemed to include the “Expansion Area.”
                      (b) The usable and rentable square footage of the Premises shall be increased to fifty eight thousand eight hundred twenty five (58,825) square feet.

               (c) The Tenant’s Proportionate Share shall be increased to seventy seven and 78/100ths percent (77.78%).
               (d) The Base Rent during the Term, as shown in Section 7(b), as amended, of this Lease is as follows:

Months during Term
(from Commencement Date)	Base Rent
01 through 06	Free

07 through 18	$53,854.29 ($.9155 per rentable square foot)

19 through 50	$57,972.04 ($.9855 per rentable square foot)

51 through 90	$60,207.39 ($1.0235 per rentable square foot)

91 through 120	$63,678.06 ($1.0825 per rentable square foot)
          Additionally, in the first sentence of the second paragraph of Section 7(b) of the Lease, as amended, reference to “Twenty Six Thousand Two Hundred Five and 11/100ths Dollars ($26,205.11)”, shall be amended to “Thirty Five Thousand Nine Hundred Two and 86/100ths Dollars ($35,902.86).”
     4. Section 38 of the Lease. Section 38 of the Lease is hereby deleted in its entirety.
     5. Section 40 of the Lease. Section 40 of the Lease and Exhibit E to the Lease are hereby deleted in their entirety.
     6. Section 41 of the Lease. In the second sentence of Section 41, reference to “Three Hundred Fifty Thousand and No/100ths Dollars ($350,000.00)” is hereby increased to “Four Hundred Fifteen Thousand and No/100ths Dollars ($415,000.00)”.
     7. Ratification. Except as modified by this Second Amendment , the Lease is ratified, affirmed, in full force and effect, and incorporated herein by this reference.
     NOW, THEREFORE, the parties have executed this Second Amendment as of the date set forth below.

TENANT:	LANDLORD :

ENDOSONICS CORPORATION,	PANATTONI-CATLIN VENTURES
a Delaware corporation	XXVI, a California general partnership

By: /s/ [ILLEGIBLE]	By: /s/ [ILLEGIBLE]

Its: VPHR and [ILLEGIBLE]	Its: General Partner
Date: 5/12/97	Date: 5/14/97

THIRD AMENDMENT TO NET LEASE AGREEMENT
(2870 Kilgore Road, Rancho Cordova, California)
     This Third Amendment to Net Lease Agreement (“Second Amendment”), dated for reference purposes as August 23, 1999, is entered into by and between PANATTONI-CATLIN VENTURE XXVI, a California general partnership (“Landlord”), and ENDOSONICS CORPORATION, a Delaware, corporation (“Tenant”).
Recitals
     A. On or about January 10, 1996, Landlord and Tenant entered into that certain Net Lease Agreement (“Original Lease”) concerning the lease of the “Premises”, as more particularly described therein, located in the “Building,” to be constructed by Landlord at 2870 Kilgore Road, Rancho Cordova, California.
     B. On or about April 30, 1997, Landlord and Tenant amended the provisions of the Original Lease pursuant to that certain First Amendment to Net Lease Agreement (“First Amendment”). Thereafter, on or about May 8, 1997, Landlord and Tenant further amended the provisions of the Original Lease pursuant to that certain Second Amendment to Net Lease Agreement (“Second Amendment”). The Original Lease, as amended by the First Amendment and Second Amendment, is hereinafter referred to as the “Lease.”
     C. Landlord and Tenant now desire to amend the terms and conditions of the Lease in accordance with the provisions of this Second Amendment.
     NOW THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows:
Agreement
     1. Definitions. Unless otherwise specified herein, all capitalized terms used in this Third Amendment are used as defined in the Lease.
     2. Effective Date. This Third Amendment shall become effective on date it is executed by both Landlord and Tenant, which date is hereinafter referred to as the “Effective Date.”
     3. Term. The “Term” of the Lease, as set forth in the Basic Lease Information, is hereby amended to expire on August 31, 2009.
     4. Expansion of Premises. Tenant desires to expand the Premises to include the remaining sixteen thousand eight hundred one (16,801) usable and rentable square feet (“Expansion Area”), which area is described in Exhibit A-1 attached hereto, to the existing Premises, which area currently contains forty five thousand five hundred ninety seven (45,597) usable and rentable square feet. The usable rentable area of the Expansion Area on the Premises total seventy-five thousand six hundred twenty-six (75,626). Landlord is willing to lease the Expansion Area to Tenant upon the terms and conditions of this Second Amendment, which are as follows:
          (i) The Expansion Area is currently leased to GAB Robins North America, Inc., a Delaware corporation (“GAB”), pursuant to separate lease documentation (“GAB Lease”). On or about the Effective Date of this Third Amendment, Landlord and GAB are entering into a “Termination of Lease” concerning the GAB Lease. Notwithstanding any other provisions of this Third Amendment to the contrary, Tenant acknowledges and agrees that Landlord has made no representations or warranties concerning the likelihood of Landlord and GAB finalizing the Termination of Lease and Tenant agrees that if such Termination of Lease for the GAB Lease is not effectuated for any reason, upon Tenant’s receipt of written notice from Landlord staring that the Termination of Lease is no longer effective, this Third Amendment shall automatically become null and void, the Lease (excluding the provisions of this Third Amendment) shall be in full force and effect, and neither party shall be deemed in breach of any obligations as a result of the failure of this Third Amendment to become effective. Provided that Landlord and GAB enter into the Termination of Lease for the GAB Lease, the date on which GAB vacates the Expansion Area, which is anticipated to be no later than November 1, 1999, is referred to as the “GAB Vacation Date.” Immediately following the GAB Vacation Date, Landlord shall, at its cost, clean the Premises, which includes steam cleaning of the carpets and paint touch-ups of walls, for Tenant’s fixturization and installation of furniture, equipment and trade fixtures. The date which is seven (7) days following Landlord’s tender of possession of the Expansion Area to Tenant, following the completion of Landlord’s obligations in the preceding sentence, shall be referred to as the “Expansion Area Occupancy Date”.
          (ii) On the Expansion Area Occupancy Date, the Lease shall be amended as follows:
               (a) Any and all referenced to “Premises” in the Lease shall be deemed to include the “Expansion Area.”
               (b) The usable and rentable square footage of the Premises shall be increased to seventy-five thousand six hundred twenty-six (75,626) square feet.
               (c) The Tenant’s Proportionate Share shall be increased to one hundred percent (100.00%).
               (d) The Base Rent during the Term, as shown in Section 7(b), as amended, of this Lease is as follows:

Expansion Area
Commencement Date	Base Rent
through April 30, 2002	$74, 869.74 ($.99 per rentable square foot)

May 1, 2002 through November 30, 2005	$77,138.52 ($1.02 per rentable square foot)

December 1, 2005 through April 30, 2008	$81, 676.08 ($1.08 per rentable square foot)

May 1, 2008 through October 31, 2009	$86, 213.64 ($1.14 per rentable square foot)
     5. Section 41 and 42 of the Lease. Section 41 and 42 of the Lease is hereby deleted in its entirety.
     6. Option to Extend. The following paragraph is hereby added to the Lease as Section 45 of the Lease:
     “45. Option to Extend. Tenant shall have the right to extent this Lease for one (1) five (5) year period by giving Landlord written notice of its intention to do so at least nine (9) months prior to the expiration of the original term; provided, however, that Tenant is not in material default beyond any applicable cure period under the Lease on the date of giving such notice or on the date of commencement of the extended term. The extended term shall be upon all of the terms and conditions of this Lease, except that the following rights of Tenant shall not apply during such extension terms: (a) any right to rent-free possession, (b) any right to further extension of the term of the Lease (except as already provided in this Lease), and (c) any right to continue to pay the same Base Rent. Landlord and Tenant hereby acknowledge and agree that the Base Rent during each extended term shall be ninety-five percent (95%) of the “Fair Market Rental” for the Premises, as determined in accordance with this Section. The parties shall have until the date that is six (6) months prior to the date that the original term will expire in order to agree on Base Rent during the extension term. If the parties agree on the Base Rent for the extension term during that period, they shall immediately execute an amendment to this Lease stating the Base Rent. If the parties are unable to agree on Base Rent for the extended term during that period, then the Fair Market Rental shall be established by appraisal.
     Landlord and Tenant shall each appoint one appraiser at least five (5) months prior to the expiration of the original term or then extension term, as applicable; provided, however, that if either party fails to designate an appraiser within the time period specified, then the appraiser who is designated shall conclusively determine the Fair Market Rental. If two (2) appraisers are designated, then they shall submit within thirty (30) days after the second thereof has been designated their appraisals of the Fair Market Rental. Each appraiser shall prepare a written appraisal report that shall conform with the standards of professional practice of the American Institute of Real Estate Appraisers. Landlord and Tenant intend that the “Fair Market Rental” shall be deemed to be the rent per square foot of Rentable Area of office space that is then being charged for office space located in office buildings in the immediate vicinity (defined as the Rancho Cordova-California Highway 50 Corridor area) of the Building that are comparable in quality and offer similar amenities to the Building and involving leases with similar terms and conditions (including, but not limited to, free rent, brokerage commissions, and all other monetary and nonmonetary concessions) , and involving the use of the premises for general office purposes, but shall not include value added by alterations and/or improvements made by Tenant, at Tenant’s expense. The office spaces used for comparison shall be comparable in size, quality and design to the Premises, and such office spaces used for comparison shall be comparable to the Premises with respect to their location within such buildings, the quality and quantity of tenant improvements installed at each landlord’s expense, the services provided by each landlord to such tenant, and the financial strength of Tenant.
     Should the two appraisers be unable to agree within said thirty (30) days, the two appraisers shall each submit an independent written appraisal and together they shall designate one (1) additional person as appraiser within five (5) days following the expiration of said thirty (30)-day period: provided, however, that if the difference between the two appraisals is five percent (5%) or less of the lowest appraisal, then an additional appraiser shall not be designated and the Fair Market Rental shall equal the average of the two (2) appraisals that are submitted. The third appraiser shall submit an independent written appraisal within thirty (30) days following his or her appointment. If the two appraisers cannot agree upon a third appraiser, then either party hereunder may request that the Presiding Judge of the Sacramento

FOURTH AMENDMENT TO NET LEASE AGREEMENT
(2870 Kilgore Road, Rancho Cordova, California)
     This Fourth Amendment to Net Lease Agreement (“Fourth Amendment”), dated for reference purposes only as October 11, 2000, is entered into by and between PANATTONI-CATLIN VENTURE XVI, a California general partnership (“Landlord”), and ENDOSONICS CORPORATION, a Delaware corporation (“Tenant”).
Recitals
     A. On or about January 10, 1996, Landlord and Tenant entered into that certain Net Lease Agreement (the “Original Lease”) concerning the Lease of the “Premises”, as more particularly described therein, located in the “Building” to be constructed by Landlord at 2870 Kilgore Road, Rancho Cordova, California.
     B. On or about April 30, 1997, Landlord and Tenant amended the provisions of the Original Lease pursuant to the terms of that certain First Amendment to Net Lease Agreement (“First Amendment”), which Amendment confirmed the useable and rentable square footage of the Premises and amended the amount of the Base Rent payable by Tenant. On or about May 8, 1997, Landlord and Tenant further amended the provisions of the Original Lease pursuant to the terms of that certain Second Amendment to Net Lease Agreement (“Second Amendment”) whereby the size of the Premises was expanded to include an additional 13,228 usable and rentable square feet. Thereafter, on or about July 13, 1999, the Lease was amended a third time pursuant to the terms of that Third Amendment to Net Lease Agreement (“Third Amendment”) whereby, among other things, the term of the Lease was extended to August 31, 2009, and the size of the Premises was expanded to include the entire Building located at 2870 Kilgore Road, Rancho Cordova, California. The Original Lease, as amended by the First Amendment, Second Amendment, and Third Amendment, is hereinafter referred to as the “Lease”.
     C. As Tenant occupies the entire Project, Landlord and Tenant now desire to amend the terms and conditions of the Lease to enable the Tenant to fully maintain the Project in a first class condition and to reflect a true triple net lease in accordance with the provisions of this Fourth Amendment.
     NOW, THEREFORE, in consideration of the foregoing and of the mutual agreement of the parties hereto to the terms and conditions set forth below, the parties agree as follows:
     1. Definitions and Recitals. Except as noted to the contrary in this Fourth Amendment, the terms used in this Fourth Amendment shall be defined as provided in the Lease, and the Lease is incorporated herein by reference. The parties acknowledge the truthfulness of the foregoing Recitals, which are hereby incorporated into this Fourth Amendment.
     2. Effective Date. This Fourth Amendment shall become effective on the date it is executed by both Landlord and Tenant, which date is hereinafter referred to as the “Effective Date”.
     3. Tenant’s Maintenance Obligations. Except for Landlord’s obligations set forth in Paragraph 4, below, Tenant, at Tenant’s sole cost and expense, shall at all times keep the Project, including the Premises, the Building Common Areas and the Project Common Areas, and every part thereof, in good, clean and safe condition and repair, whether or not such portion of the Project requiring repairs or replacement, or the means of repairing or replacing the same are reasonably or readily accessible to Tenant, and whether or not the need for such repairs occurs as a result of Tenant’s use, the elements, or age of such portion of the Project requiring repairs or replacements, including, without limiting the generality of the foregoing, all equipment or facilities serving the Premises, the Building Common Areas, and the Project Common Areas, such as plumbing, heating, air conditioning, ventilating, electrical, lighting facilities, boilers, fired or unfired pressure vessels, fire sprinklers, and/or stand pipe and hose or other automatic fire extinguishing system, fire alarm and/or smoke detection systems and equipment, fire hydrants, fixtures, walls, ceilings, windows, doors, plate glass, skylights, landscaping, driveways, parking lots, fences, retaining walls, signs and sidewalks located in, on, or about the Project. Tenant shall also be obligated to perform any modifications to the Building occasioned by any rules, regulations, laws or governmental authority effective subsequent to the Commencement Date, whether or not such modifications are caused by the Tenant’s use of the Premises, or any other reason.
          Tenant shall, at Tenant’s sole cost and expense, procure and maintain contracts, and provide copies to Landlord, in customary form and substance for and with contractors specializing and experienced in the inspection, maintenance and service of the following equipment and improvements, if any, located on the Premises or within the Building or Project Common Areas: (i) Heating, air conditioning and ventilation equipment, (ii) boiler, fired or unfired pressure vessels, (iii) fire sprinkler and/or stand pipe and hose or other automatic fire extinguishing systems, including the fire alarm and/or smoke detection system, (iv) landscaping and irrigation systems, (v) roof covering and drain maintenance, and (vi) asphalt and parking lot maintenance.
     4. Landlord’s Maintenance Obligations. Except for Landlord’s obligation to replace (but not repair) the roof, maintain the structural portions of the building limited to the foundation and exterior walls, correct any defect in design, materials or workmanship of the Building or Property constructed by Landlord, its agents or contractors, or to comply with any existing requirements of any governmental authority in effect as of the Commencement Date, and Landlord’s obligations under Paragraphs 24 and 25 of the Lease, it is intended by the parties hereto that this Lease shall be a triple net Lease and Landlord shall have no obligation, in any manner whatsoever, to repair and maintain the Project, including the Building and the Project Common Areas, the improvements located thereon, or the equipment therein, all of which obligations are intended to be that of the Tenant. It is the intention of the parties that the terms of this Fourth Amendment govern the respective obligations of the parties as to maintenance and repair of the Project. Landlord and Tenant expressly waive the benefit of any statute now or hereafter in effect to the extent it is inconsistent with the terms of the this Fourth Amendment with respect to, or which affords Tenant the right to make repairs at the expense of Landlord or to terminate this Lease by reason of any needed repairs.
     5. Project Insurance. In addition to the insurance obligations of the Tenant as set forth in Paragraph 21 of the Lease, Tenant shall procure and maintain, at all times during the Lease term, including any extension or renewals thereof, a policy or policies in the name of Landlord, with, loss payable to Landlord and to the holders of any mortgages, deeds of trust, or ground leases on the Project (“Lender”), insuring loss or damage to the Premises. The amount of such insurance shall be equal to the full replacement cost of the Premises, as the same shall exist from time to time, or the amount required by Lender. Such policy or policies shall insure against all risks of direct physical loss or damage (except the perils of flood and/or earthquake, unless required by Lender), including coverage for any additional costs resulting from debris removal and reasonable amounts of coverage for the enforcement of any ordinance or law regulating the construction or replacement of any undamaged sections of the Premises required to be demolished or removed by reason of the enforcement of any building, zoning, safety or land use laws and the result of a covered cause of loss. Said policy or policies shall also contain an agreed valuation provision in lieu of any coinsurance clause, waiver of subrogation, and inflation guard protection causing an increase in the annual property insurance coverage amount by a factor of not less than the adjusted U.S. Department of Labor Consumer Price Index for all urban consumers for the city nearest to where the Premises are located. If such insurance coverage has a deductible clause, the deductible amount shall not exceed $1,000.00 per occurrence, and Tenant shall be liable for such deductible amount in the event of an insured loss.
          Tenant shall, in addition, obtain and keep in force during the term of this Lease, including any extension or renewals thereof, a policy or policies in the name of Landlord with loss payable to Landlord and Lenders, insuring the loss of the full rental and other charges payable by Tenant to Landlord under this Lease for one year (including all real estate taxes, insurance costs, and any scheduled rental increase). Said insurance shall provide that in the event the Lease is terminated by any reason of an insured loss the period of indemnity for such coverage shall be extended beyond the date of the completion of repairs or replacement of the Premises, to provide for one full year’s loss of rental revenues from the date of any such loss. Said insurance shall contain an agreed valuation provision in lieu of any coinsurance clause, and the amount of such coverage shall be adjusted annually to reflect the projected rental income, property taxes, insurance premium costs, and other expenses, if any, otherwise payable by Tenant, for the next 12 months. Tenant shall be Liable for any deductible amount in the event of such loss.
          The insurance required hereunder shall be issued by companies duly licensed to transact business in the State of California, and such companies must maintain during the policy term a general policyholder’s rating of at least A:VII, or such other rating as may be required by a Lender having a lien on the Premises, as set forth in the most current issue of Best’s Insurance Guide. Tenant shall not do or permit anything to be done which shall invalidate the insurance policies required hereunder. Tenant shall cause to be delivered to Landlord certified copies of such policies of insurance and certificates evidencing the existence and amounts of such insurance with the insured and loss payable clauses as required by this Fourth Amendment. No such policy shall be cancelable or subject to modification except after 30 days prior written notice to Landlord. Tenant shall, at least 30 days prior to the expiration of such policies, furnish Landlord with evidence of renewals, or “insurance binders” evidencing the renewal thereof, or Landlord may order such insurance coverage and charge the cost thereof to Tenant, which amount shall be payable by Tenant to Landlord, upon demand.
     6. Operating Expense, Repairs and Maintenance. To the extent that Paragraphs 9 and 15 of the Original Lease are inconsistent with the terms and conditions of this Amendment, Paragraphs 9 and 15 are hereby amended such that any inconsistent terms and conditions set forth in this Fourth Amendment supersede the provisions set forth in Paragraphs 9 and 15 of the Original Lease.
     7. Taxes. Tenant shall pay, as additional rent, 100 percent of the taxes as defined in Paragraph 10 of the Original Lease. All such payments shall be made at least 10 days prior to the delinquency date of the applicable installment. Tenant shall promptly furnish Landlord with satisfactory evidence that such taxes have been paid. If any such Taxes to be paid by Tenant shall cover any period of time prior to or after the expiration or earlier termination of the term hereof, Tenant’s share of such Taxes shall be equitably prorated to cover only the period of time within the tax fiscal year this Lease is in effect, and Landlord shall reimburse Tenant for any overpayment after such proration. If Tenant shall fail to pay any Taxes required by this Lease to be paid by Tenant, Landlord shall have the right to pay the same, and Tenant shall reimburse Landlord upon demand. To the extent the provisions of Paragraph 10 of the Original Lease are not inconsistent with this Paragraph 7 of the Fourth Amendment, such terms and conditions shall continue in full force and effect.
     8. Utilities. Paragraph 11 of the Original Lease is hereby amended to reflect that Tenant shall be solely responsible for paying the cost of all Utilities provided to the Project.

     9. Successors and Assigns. Except as provided in the Lease, this Fourth Amendment shall be binding upon and inure to the benefit of the parties hereto, their heirs, personal representatives, successors, transferees, and assigns.
     10. Ratification. In all other respects, the Lease is hereby ratified and affirmed, and remains in full force and effect.
     IN WITNESS THEREOF, the undersigned have executed this Fourth Amendment on the day and year set forth below:

LANDLORD:	TENANT:

PANATTONI-CATLIN VENTURE XVI,	ENDOSONICS CORPORATION,
A California General Partnership	A Delaware Corporation

By: /s/ [ILLEGIBLE]	By: /s/ [ILLEGIBLE]
Its: [ILLEGIBLE]	Its: VPHR & Admin.
Date: [ILLEGIBLE]	Date: November 20, 2000

LEASE ASSUMPTION AGREEMENT
[2870 Kilgore Road, Rancho Cordova]
     This Lease Assumption Agreement (“Agreement”) , dated for reference purposes only as of June 1, 2001, is entered into by and among CARL D. PANATTONI, BENJAMIN S. CATLIN, IV, NORTH SACRAMENTO LAND COMPANY, a California corporation, and BLUE LAKE ENTERPRISES, a California general partnership (collectively, “Landlord”), JOMED INC., a Delaware corporation (“Jl”), and JOMED NV, a Netherlands corporation . (“JNV”), with respect to the following facts:
RECITALS
     A. Landlord’s predecessor-in-interest, Panattoni-Catlin Venture XXVI, a California general partnership, and EndoSonics Corporation, a Delaware corporation (“EndoSonics”), have entered into that certain Net Lease Agreement (Office), dated January 10, 1996 (the “Original Lease”), as amended by that certain First Amendment to Net Lease Agreement dated April 30, 1997 (the “First Amendment”), that certain Second Amendment to Net Lease Agreement, dated May 8, 1997 (the “Second Amendment”), that certain Third Amendment to Net Lease Agreement dated August 23, 1999 (the “Third Amendment”), that certain letter agreement dated August 23, 1999 between Landlord and Tenant (the “Letter Agreement” ), and that certain Fourth Amendment to Net Lease Agreement dated October 11, 2000 (the “Fourth Amendment”) (the Original Lease, First Amendment, Second Amendment, Third Amendment, Letter Agreement, and Fourth Amendment are collectively hereinafter referred to as the “Lease”). A complete and accurate copy of the Lease is attached hereto as Exhibit A.
     B. Pursuant to the Lease, EndoSonics leased the premises located at 2870 Kilgore Road, Rancho Cordova, California, and more particularly described in the Lease (the “Premises”).
     C. JI now wishes to acknowledge that JI has assumed all the obligations of EndoSonics under the Lease, on the terms set forth in this Agreement.
Agreement
     NOW THEREFORE, in consideration of the mutual covenants contained in this Consent, and for valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, the parties agree as follows.
     1. Definitions; Recitals. All terms spelled with an initial capital letter in this Agreement that are not expressly defined in this Agreement shall have the meanings given to such terms under the Lease. The parties acknowledge the truthfulness of the foregoing Recitals, which are hereby incorporated into this Agreement.
     2. Status of EndoSonics. JI and JNV have previously advised Landlord that, and hereby warrant and represent to Landlord that: (i) Jomed Acquisition Corp., a Delaware corporation (“JA”), and a wholly-owned subsidiary of JNV, acquired a majority of the outstanding shares of EndoSonics as of September 21, 2000 (the “Effective Date”); (ii) immediately thereafter, JA and EndoSonics merged and the corporation formerly known as “EndoSonics Corporation” survived as a corporation formed under the laws of Delaware, but it changed its name to “JOMED Inc.” (the acquisition of such shares and the merger of JA and EndoSonics shall hereinafter be referred to as the “Acquisition and Merger”); (iii) JI has succeeded to all of EndoSonics’ right, title and interest under the Lease; (iv) JI and JNV have not previously assigned or encumbered any interest they have in the Lease to any other party; and (v) there have been and will be no additional consideration paid to EndoSonics or any other party that one-half of which, pursuant to the terms of 18.b of the Original Lease, would be payable to Landlord as a result of the Acquisition and Merger or any other agreement.

     3. Assumption and No Release.
          (a) JI expressly assumes and agrees for the benefit of Landlord to be bound by, and to perform and comply with, every obligation of the “Tenant” under the Lease, from and after the Effective Date.
          (b) Landlord hereby consents to the Acquisition and Merger and the assumption under Section 3(a) above, provided, however, that neither such Acquisition and Merger nor this Agreement shall: (i) release EndoSonics from any liability, whether past, present or future, under the Lease; or (ii) constitute any amendment or modification to the Lease. JI and JNV acknowledge that the representations and warranties set forth in Section 3(a) above are a material inducement to Landlord’s agreement to consent to the Acquisition and Merger.
     4. Subsequent Assignments; Recapture. This Agreement does not constitute a consent to any subsequent subletting, assignment or other transfer and does not relieve JI or any person claiming under or through JI of the obligation to obtain the consent of Landlord under Section 18 of the Original Lease to any future assignment, sublease or other transfer. This Agreement will not be construed to limit Landlord’s right, in the event of a future proposal to assign the Lease, to terminate the Lease, as stated in Section 18 of the Original Lease.
     5. Guaranty by JNV.
          (a) JNV unconditionally guarantees to Landlord and its successors and assigns the full and punctual payment, and the performance and observance by JI, of all the sums, terms, covenants and conditions in the Lease to be paid, kept, performed or observed by JI.
          (b) If JI shall at any time default in the performance or observance of any of the terms, covenants or conditions of the Lease to be kept, performed or observed by JI, JNV will keep, perform and observe same, as the case may be, in the place and stead of JI. JNV has the right to cure any default of JI, provided such cure is performed in accordance with the terms and within the time periods set forth in the Lease. If JI fails to pay or perform any obligations as and when due under the Lease, Landlord shall notify JNV in writing (a “Demand”) at the address set forth below. A Demand shall identify the Lease provisions under which demand is being made and identify the amount and the basis of the demand and shall contain a statement that Landlord is calling upon JNV under the guaranty in this Agreement. A Demand conforming to the foregoing requirements shall be sufficient notice to JNV to pay and perform under the guaranty in this Agreement.
          (c) Any act of Landlord, or of its successors or assigns, consisting of a waiver of any of the terms or conditions of the Lease, or the giving of any consent on any manner or thing relating to the Lease, or the granting of any indulgences or extensions of time to JI, may be done without notice to JNV and without releasing JNV from any of its obligations hereunder.
          (d) The obligations of JNV hereunder shall not be released by Landlord’s receipt, application or release of any security given for the performance and observance of any covenant or condition of the Lease to be performed or observed by JI, nor by any modification of the Lease, regardless of whether JNV consents thereto or receives notice thereof.
          (e) The liability of JNV hereunder shall in no way be affected by (i) the release or discharge of JI in any creditor’s receivership, bankruptcy or other proceeding; (ii) the impairment, limitation or modification of the liability of JI or the estate of JI in bankruptcy, or of any remedy for the enforcement of JI’s liability under the Lease resulting from the operation of any present or future provision of any federal or state bankruptcy or insolvency law or other statute or from the decision of any court; (iii) the rejection or disaffirmance of the Lease in any such proceedings; (iv) the assignment or transfer of the Lease by JI; (v) any disability or other defense of JI; (vi) the cessation from any cause whatsoever of the liability of JI; or (vii) the exercise by Landlord of any of its rights or remedies reserved under the Lease or by law.
          (f) JNV further agrees that it may be joined in any action against JI in connection with the said obligations of JI and recovery may be had against JNV in any such action. Landlord may enforce the obligations of JNV hereunder without first taking any action whatsoever against JI or its successors and assigns, or pursue any other remedy or apply any security it may hold, and JNV hereby waives (i) notice of acceptance of this Agreement, (ii)

demand of payment, presentation and protest, except as required herein, (iii) any right to require Landlord to proceed against JI or any other JNV or any other person or entity liable to Landlord, (iv) any right to require Landlord to apply to any default any security deposit or other security it may hold under the Lease, (v) any right to require Landlord to proceed under any other remedy Landlord may have before proceeding against JNV, (vi) any right of subrogation, and (vii) and any and all surety or other defenses in the nature thereof including, without limitation, the provisions of California Civil Code sections 2819 and 2845 or any similar, related or successor provisions of law.
          (g) Until all the covenants and conditions in the Lease on JI’s part to be performed and observed are fully performed and observed, JNV (i) shall have no right to enforce or receive any payment by way of subrogation against JI by reason of any payments or acts of performance by JNV hereunder; and (ii) subordinates any liability or indebtedness of JI now or hereafter held by JNV to the obligations of JI to Landlord under the Lease.
          (h) This Agreement shall apply to the Lease, any extension, renewal, modification or amendment thereof and to any assignment, subletting or other tenancy thereunder or to any holdover term following the term granted under the Lease or any extension or renewal thereof. It is specifically agreed and understood that the terms of the Lease may be altered, affected, modified or changed by agreement between Landlord and JI, or by a course of conduct, and said Lease may be assigned by Landlord or any assignee of Landlord without consent or notice to JNV and that this Agreement shall thereupon and thereafter guarantee the performance of said Lease as so changed, modified, altered or assigned.
          (i) No delay on the part of Landlord in exercising any right hereunder or under the Lease shall operate as a waiver of such right or of any other right of Landlord under the Lease or hereunder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or a waiver of the same or any other right on any future occasion. This Agreement shall not be released, modified or affected by failure or delay on the part of Landlord to enforce any of the rights or remedies of JI under the Lease, whether pursuant to the terms thereof or at law or in equity.
          (j) If Landlord desires to sell, finance or refinance the Premises demised under the Lease, JNV hereby agrees to deliver to any lender or buyer designated by Landlord such estoppel statements and financial statements of JNV as may be reasonably required by such lender or buyer. Such financial statements shall include the past three (3) years’ financial statements of JNV. All such statements shall be received by any such lender or buyer in confidence and shall be used only for the foregoing purposes, and such lender or buyer shall acknowledge the same to JNV in writing (should JNV require such an acknowledgment) as a precondition to JNV’s obligations under this Section 5(j). In addition, JNV shall not be obligated to deliver estoppel statements or financial statements hereunder more frequently than two (2) times in any calendar year.
          (k) The term “Landlord” whenever hereinabove used refers to and means the Landlord specifically named above and also any assignee of said Landlord, whether by outright assignment or by assignment for security, and also any successor to the interest of said Landlord or of any assignee in such Lease or any part thereof, whether by assignment or otherwise. So long as the Landlord’s interest in or to the leased Premises or the rents, issues and profits therefrom, or in, to or under said Lease, are subject to any mortgage or deed of trust or assignment for security, no acquisition by JNV of Landlord’s interest in the leased Premises or under said Lease shall affect the continuing obligation of JNV under this Agreement which shall nevertheless continue in full force and effect for the benefit of the mortgagee, beneficiary, trustee or assignee under such mortgage, deed of trust or assignment, of any purchase at sale by judicial foreclosure or under private power of sale, and of the successors and assigns of any such mortgagee, beneficiary, trustee, assignee or purchaser.
          (l) Notwithstanding anything to the contrary herein, JNV reserves the right to assert defenses that JI may have under the Lease to payment or performance of any obligation under the Lease other than defenses arising from the bankruptcy, insolvency, incapacity, liquidation or dissolution of JI.

     6. General Provisions
          (a) Notices. Any notice that may or must be given by any party under this Agreement will be delivered (i) personally, (ii) by certified mail, return receipt requested, or (iii) by a nationally recognized overnight courier, addressed to the party to whom it is intended. Any notice given to Landlord, JI or JNV shall be sent to the respective address set forth below, or to such other address as that party may designate for service of notice by a notice given in accordance with the provisions of this Section 6(a). A notice sent pursuant to the terms of this Section 6 (a) shall be deemed delivered (A) when delivery is attempted, if delivered personally, (B) if within the United States, three (3) business days after deposit into first class mail, postage prepaid, return receipt requested, or if overseas, seven (7) business days after deposit into first class mail, postage prepaid, return receipt requested, or (C) if within the United States, the business day following deposit with a nationally recognized overnight courier, or if overseas, the third business day following deposit with a nationally recognized overnight courier.

Notices to Landlord shall be sent to:	c/o Catlin Properties, Inc.
3620 Fair Oaks Boulevard, Suite 150
Sacramento, California 95864

Notices to JI shall be sent to:	The Premises

Notices to JNV shall be sent to:	JOMED NV
Drottninggatan 94
252 21 Helsingborg
Sweden Attention: Mr. Antti Ristinmaa, Chief Financial Officer
          (b) Brokerage Commissions. JI and JNV agree that Landlord will not be liable for any brokerage commission or finder’s fee in connection with the consummation of the Acquisition and Merger or this Agreement. JI and JNV will protect, defend, indemnify and hold Landlord harmless from any brokerage commission or finder’s fee in connection with the consummation of the Acquisition and Merger or this Agreement, and from any cost or expense (including attorney fees) incurred by Landlord in resisting any claim for any such brokerage commission or finder’s fee. The provisions of this Section 6(b) shall survive the expiration or earlier termination of this Agreement or the Lease.
          (c) Controlling Law. The terms and provisions of this Agreement will be construed in accordance with and will be governed by the laws of the State of California.
          (d) Captions. Captions to the sections in this Agreement are included for convenience only and do not modify any of the terms of this Agreement.
          (e) Entire Agreement. This Agreement constitutes the final, complete and exclusive statement between the parties to this Agreement pertaining to the terms of Landlord’s consent to the Acquisition and Merger, supersedes all prior and contemporaneous understandings or agreements of the parties, and is binding on and inures to the benefit of their respective heirs, representatives, successors and assigns. No party has been induced to enter into this Agreement by, nor is any party relying on, any representation or warranty outside those expressly set forth in this Agreement. Any agreement made after the date of this Agreement is ineffective to modify, waive, or terminate this Agreement, in whole or in part, unless that agreement is in writing, is signed by the parties to this Agreement, and specifically states that agreement modifies this Agreement.
          (f) Waiver of Jury Trial; Attorneys’ Fees. If any party commences litigation against any other party for the specific performance of this Agreement, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the parties waive any right to a trial by jury and, in the event of any commencement of litigation, the prevailing party shall be entitled to recover from the applicable party such costs and reasonable attorneys’ fees as may have been incurred.

          (g) No Waiver. Except as explicitly stated in this Agreement, nothing contained in this Agreement will be deemed or construed to modify, waive, impair, or affect any of the covenants, agreements, terms, provisions, or conditions contained in the Lease. In addition, the acceptance of rents by Landlord from JI, JNV or anyone else liable under the Lease will not be deemed a waiver by Landlord of any provisions of the Lease.
          (h) Successors and Assigns. This Agreement is binding upon the parties hereto and their respective successors and assigns (including, without limitation, any party that succeeds to Landlord’s interest as owner of the Premises).
          (i) Counterparts: Facsimile Receipt of Signed Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall not be effective until the execution and delivery between each of the parties of at least one set of counterparts. The parties authorize each other to detach and combine original signature pages and consolidate them into a single identical original. Any one of such completely executed counterparts shall be sufficient proof of this Agreement. Each party agrees to accept by facsimile transmission a signed counterpart of this Agreement from the other parties as proof that this Agreement has been signed by such parties, provided, however, that an original, signed document is subsequently received in accordance with the terms of Section 6(a) above.
     7. Landlord’s Attorneys’ Fees. JI shall, concurrently with JI’s delivery to Landlord of an executed counterpart of this Agreement, pay Landlord in immediately available funds, the fees owed Landlord under Section 18.f of the Original Lease (i.e., Landlord’s attorneys’ fees in the amount of Five Hundred Dollars ($500)).
BALANCE OF PAGE IS INTENTIONALLY BLANK

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

JNV:		JI:

JOMED NV, a Netherlands corporation		JOMED INC., a Delaware corporation

By:	/s/ [ILLEGIBLE]	By:	/s/ [ILLEGIBLE]

Its:	CFO	Its:	Executive Vice President

Date:	25 June 2001	Date:	07/03/01

By:		By:	/s/ [ILLEGIBLE]

Its:		Its:	V. P. of Finance

Date:		Date:	7/5/01

LANDLORD:

CARL D. PANATTONI

Date:

BENJAMIN S. CATLIN, IV

Date:

BLUE LAKE ENTERPRISES, a California general partnership

By:

Its:

Date:

NORTH SACRAMENTO LAND COMPANY, a California corporation

By:

Its:

Date: